SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
(RULE 14A-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

CIMA LABS INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $.01 per share of CIMA LABS INC.

(2)	Aggregate number of securities to which transaction applies:

15,896,630 shares of CIMA common stock (includes 14,685,093 shares of CIMA common stock currently outstanding and 1,211,537 shares of CIMA common stock issuable upon exercise of outstanding stock options)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The sum of (i) 14,685,093 shares of CIMA common stock at $34.00 per share in cash and (ii) cash-out of 1,211,537 shares of common stock subject to in-the-money options at an aggregate cost of $19,192,911. The filing fee was calculated by multiplying 0.0000809 by the total cash payment received.

(4)	Proposed maximum aggregate value of transaction:

$518,486,073

(5)	Total fee paid:

$41,946

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

$41,874

(2)	Form, Schedule or Registration Statement No:

Preliminary Proxy Statement on Schedule 14A

(3)	Filing party:

CIMA LABS INC.

(4)	Date Filed:

November 21, 2003

May 18, 2004

Dear Stockholders:

      On November 3, 2003, we entered into a merger agreement with Cephalon, Inc. In the merger, you will receive $34.00 in cash, without interest, for each share of CIMA common stock you own. We will hold a special meeting of stockholders to consider and vote on the adoption of the merger agreement.

      After careful consideration, the board of directors unanimously approved the merger agreement and determined that the merger agreement and the merger are fair to and in the best interests of CIMA and our stockholders. Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.

      Your vote is important.  The merger cannot be completed unless the stockholders adopt the merger agreement. The completion of the merger is also subject to the satisfaction or waiver of other conditions, including obtaining clearance from regulatory agencies. More information about the merger is contained in this proxy statement. We encourage you to read this proxy statement in its entirety, including the section entitled “Risks Relating to the Merger” beginning on page 7, before voting.

      Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you should instruct your broker or bank how to vote in accordance with the voting instruction form furnished by your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the adoption of the merger agreement.

      The place, date and time of the special meeting is as follows:

June 15, 2004, at 3:00 p.m.

Sheraton Bloomington Hotel, Minneapolis South

7800 Normandale Blvd.
Bloomington, MN 55439-3145

      On behalf of the CIMA board of directors, thank you for your continued support and interest in CIMA. I enthusiastically support this transaction and join our board of directors in recommending that you vote for the adoption of the merger agreement.

Sincerely,

Steven B. Ratoff
Chairman and Interim Chief Executive Officer

      Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the transactions described in this proxy statement or determined if this proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

      This proxy statement is dated May 18, 2004 and is first being mailed to stockholders on or about May 19, 2004.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held June 15, 2004

To the Stockholders of CIMA LABS INC.:

      We will hold a special meeting of the stockholders of CIMA LABS INC. on June 15, 2004, at 3:00 p.m., Minnesota time, at the Sheraton Bloomington Hotel, Minneapolis South, 7800 Normandale Blvd., Bloomington, Minnesota, to consider and vote on the following proposals:

1. To adopt the Agreement and Plan of Merger, dated as of November 3, 2003, by and among CIMA LABS INC., Cephalon, Inc., a Delaware corporation, and C MergerCo, Inc., a Delaware corporation and a wholly owned subsidiary of Cephalon;

2. To consider and vote on any proposal to adjourn or postpone the special meeting to a later date, including to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement; and

3. To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

      Pursuant to the merger agreement, C MergerCo will merge with and into CIMA, with CIMA becoming a wholly-owned subsidiary of Cephalon. At the effective time of the merger, each outstanding share of CIMA common stock, par value $0.01 per share, will be converted into the right to receive $34.00 in cash, without interest.

      We will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement of the special meeting by the CIMA board of directors.

      Only stockholders of record at the close of business on May 14, 2004, the record date for the special meeting, may vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of CIMA stockholders of record entitled to vote at the special meeting will be available for the 10 days before the special meeting at our executive offices and principal place of business for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

      Your vote is very important.  Please submit your proxy as soon as possible to make sure that your shares are represented and voted at the special meeting, whether or not you plan to attend the special meeting. To vote your shares, you may complete and return the enclosed proxy card. If you were a stockholder of record of CIMA common stock on the record date, you also may cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares in accordance with the voting instruction form provided by your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the adoption of the merger agreement.

      For more information about the merger described above and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached to it as Annex A.

      The CIMA board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

By Order of the Board of Directors,

James C. Hawley
Secretary

May 18, 2004

Eden Prairie, Minnesota

i

ANNEXES

Annex A	Agreement and Plan of Merger
Annex B	Opinion of Deutsche Bank Securities Inc.
Annex C	Section 262 of the General Corporation Law of the State of Delaware

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving this proxy statement?

A:	We have entered into a merger agreement with Cephalon. Under the merger agreement, Cephalon will acquire all the outstanding shares of CIMA common stock for $34.00 per share in cash, without interest.

In order to complete the merger, our stockholders must vote to adopt the merger agreement. We will hold a special meeting of our stockholders to obtain this approval. This proxy statement contains important information about the merger and the special meeting, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending the special meeting.

Your vote is important. We encourage you to vote as soon as possible.

Q:	What happened to the proposed CIMA merger with aaiPharma Inc.?

A:	Following the determination of our board of directors that the proposed transaction with Cephalon was a superior proposal to the merger with aaiPharma and was in the best interests of our stockholders, we terminated the merger agreement with aaiPharma. In accordance with the terms of the aaiPharma merger agreement, we paid to aaiPharma an $11.5 million cash termination fee.

Q:	What will I receive in the merger?

A:	You will be entitled to receive $34.00 in cash, without interest, for each share of CIMA common stock that you own at the effective time of the merger.

Q:	Is the merger contingent upon Cephalon obtaining financing?

A:	No. The consummation of the merger is not contingent upon Cephalon obtaining financing. Cephalon has represented to us that it has the funds necessary to complete the merger.

Q:	What vote of our stockholders is required to adopt the merger agreement?

A:	Stockholders holding at least a majority of the shares of CIMA common stock outstanding at the close of business on the record date must vote to approve the adoption of the merger agreement.

Q:	Is the approval of the Cephalon stockholders required to effectuate the merger?

A:	No. Cephalon may complete the merger without obtaining the approval of its stockholders.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement.

Q:	Why is our board of directors recommending that I vote in favor of the proposal to adopt the merger agreement?

A:	After careful consideration, our board of directors unanimously approved the merger agreement and the merger, and unanimously determined that the merger is advisable and fair to, and in the best interests of, our stockholders. In reaching its decision to approve the merger agreement and the merger and to recommend the adoption of the merger agreement by our stockholders, the board of directors consulted with our management, as well as our legal and financial advisors, and considered the terms of the proposed merger agreement and the transactions contemplated by the merger agreement. Our board of directors also considered each of the items set forth on pages 19 through 21 under “The Merger— Recommendation of Our Board of Directors and Its Reasons for the Merger”.

Q:	Have any executive officers or directors of CIMA already indicated they intend to vote in favor of the adoption of the merger agreement?

A:	Yes. All of our executive officers and directors who own CIMA common stock have indicated to us that they will vote in favor of adopting the merger agreement.

Q:	How do I cast my vote?

A:	After carefully reading and considering the information contained in this proxy statement, if you are a holder of record, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting instructions provided by your broker or bank. If you do not provide your broker, banker or nominee with instructions on how to vote your shares, it will not be permitted to vote your shares. Please refer to the voting instruction card used by your broker, bank or nominee to see if you may submit voting instructions using the Internet or telephone.

          If you sign, date and send your proxy and do not indicate how you want to vote, your proxy will be voted
          “FOR” the adoption of the merger agreement.

Q:	What will happen if I abstain from voting or fail to vote?

A:	If you abstain from voting or fail to cast your vote by proxy or give voting instructions to your broker or bank, it will have the same effect as a vote against adoption of the merger agreement, unless you are a record holder and appear and vote in person at the special meeting.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by delivering a later-dated, signed proxy card to the corporate secretary of CIMA prior to the vote at the special meeting or attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to the corporate secretary of CIMA prior to the vote at the special meeting.

Q:	What should I do if I receive more than one set of voting materials?

A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under the General Corporation Law of the State of Delaware, holders of CIMA common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and they comply with the Delaware law procedures explained in this proxy statement. For additional information about appraisal rights, see “The Merger— Appraisal Rights” on page 29.

Q:	Is the merger expected to be taxable to me?

A:	Generally, yes. The receipt of $34.00 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For such purposes, you generally will recognize gain or loss as a result of the merger measured by the difference, if any, between $34.00 per share and your adjusted tax basis in that share. You should read “Material United States Federal Income Tax Consequences of the Merger” beginning on page 32 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Q:	When and where is the special meeting of our stockholders?

A:	The special meeting of stockholders will take place on June 15, 2004, at the Sheraton Bloomington Hotel, Minneapolis South, 7800 Normandale Blvd., Bloomington, Minnesota.

Q:	Should I send in my share certificates now?

A:	No. After the merger is completed, you will be sent written instructions for exchanging your share certificates for your cash consideration.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible. We currently expect to complete the merger in the second quarter of 2004. However, we cannot predict the exact timing of the merger because the merger is subject to the receipt of regulatory approvals and other closing conditions. While we expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained and, even if they are ultimately obtained, they might not be obtained for a substantial period of time following the adoption of the merger agreement at the special meeting.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

CIMA LABS INC.
10000 Valley View Road
Eden Prairie, Minnesota 55344
(952) 947-8700
Attention: Investor Relations
E-mail: investorrelations@cimalabs.com
Website: www.cimalabs.com

      or

MacKenzie Partners, Inc.
105 Madison Avenue, 14th Floor
New York, NY 10016
(800) 322-2885 (toll free in the U.S.)
E-mail: ldennedy@mackenziepartners.com

SUMMARY

      This summary highlights selected information from this proxy statement and may not contain all the information about the merger that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this proxy statement in its entirety, including the annexes, and the other documents to which we have referred you.

The Companies

CIMA LABS INC.

      We enter into collaborative agreements with pharmaceutical companies to develop and manufacture products based on our proprietary OraSolv® and DuraSolv® orally disintegrating tablet technologies. We currently manufacture seven pharmaceutical brands utilizing our orally disintegrating tablet technologies: three prescription and four over-the-counter brands. The three prescription products are AstraZeneca’s Zomig-ZMT and its equivalent for non-U.S. markets, Remeron SolTab for Organon, and NuLev for Schwarz Pharma. The over-the-counter products are Triaminic Softchews for Novartis, Tempra FirsTabs for a Canadian affiliate of Bristol-Myers Squibb, and Alavert and Dimetapp ND for Wyeth. We are currently developing other oral drug delivery technologies for ourselves and for others. We are also developing proprietary products utilizing our orally disintegrating technologies, as well as our new OraVescent® enhanced absorption, transmucosal drug delivery system, including our proprietary OraVescent® fentanyl product.

      We operate within a single business segment, the development and manufacture of orally disintegrating tablets and enhanced-absorption oral drug delivery systems segment. Our revenues are comprised of three components, including net sales of products we manufacture for and sell to pharmaceutical companies using our proprietary orally disintegrating tablet technologies, product development fees and licensing revenues for development activities we conduct through collaborative agreements with pharmaceutical companies, and royalties on the sales of products we manufacture which are sold by pharmaceutical companies under license from us.

      We are a Delaware corporation. Our principal executive offices are at 10000 Valley View Road, Eden Prairie, Minnesota 55344-9361, and our telephone number there is (952) 947-8700.

      For additional information about CIMA and its business, see “Where You Can Find More Information” beginning on page 51.

Cephalon, Inc.

      Founded in 1987, Cephalon is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products to treat sleep and neurological disorders, cancer and pain.

      Cephalon currently employs approximately 2,000 people in the United States and Europe. United States sites include the company’s headquarters in West Chester, Pennsylvania, and offices and manufacturing facilities in Salt Lake City, Utah. Cephalon’s major European offices are located in Guildford, England; Martinsried, Germany; and Maisons-Alfort, France.

      Cephalon currently markets three proprietary products in the United States— PROVIGIL® (modafinil) Tablets [C-IV], GABITRIL® (tiagabine hydrochloride), and ACTIQ® (oral transmucosal fentanyl citrate) [C-II]— and more than 20 products internationally.

      Cephalon is a Delaware corporation. Its principal executive offices are at 145 Brandywine Parkway, West Chester, Pennsylvania 19380, and its telephone number there is (610) 344-0200.

      For additional information about Cephalon and its business, you should review the documents that Cephalon files with the SEC.

C MergerCo, Inc.

      C MergerCo, Inc. is a direct and wholly-owned subsidiary of Cephalon. C MergerCo, Inc. is a Delaware corporation that was formed in 2003 solely for the purpose of facilitating Cephalon’s acquisition of CIMA.

Trademarks and Trade Names

      CIMA owns the U.S. rights to the following registered and unregistered trademarks: CIMA®, CIMA LABS INC.®, OraSolv®, OraVescent®, DuraSolv®, PakSolv® and OraVescent SS®. Triaminic® and Softchews® are trademarks of Novartis. Zomig® and Zomig-ZMT® are trademarks of AstraZeneca. Remeron® and SolTabTM are trademarks of Organon. Tempra® is a registered trademark of a Canadian affiliate of Bristol-Myers Squibb. FirsTabsTM is a trademark of Bristol-Myers Squibb. NuLevTM is a trademark of Schwarz Pharma. AlavertTM and Dimetapp® are trademarks of Wyeth. PROVIGIL®, GABITRIL® and ACTIQ® are registered trademarks of Cephalon or its subsidiaries.

      All references in this proxy statement to any of these terms lacking the “®” or “TM” symbols are defined terms that reference the products, technologies or businesses bearing the trademarks with these symbols.

The Merger

      Cephalon has agreed to acquire CIMA pursuant to the terms of the merger agreement that is described in this proxy statement and attached as Annex A. We encourage you to read the merger agreement carefully and in its entirety. It is the principal document governing the merger.

      Under the terms of the merger agreement, C MergerCo, a wholly-owned subsidiary of Cephalon, will merge with and into CIMA, with CIMA surviving as a wholly-owned subsidiary of Cephalon. Pursuant to the merger, each share of CIMA common stock will be converted into the right to receive $34.00 in cash, without interest. After the merger is effected, each share of CIMA common stock outstanding immediately prior to the merger shall cease to be outstanding and shall be canceled and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the merger represented shares of CIMA common stock shall cease to have any rights with respect to such shares of CIMA common stock and each certificate representing CIMA shares shall thereafter represent the right to receive the $34.00 in cash, without interest. In addition, after the merger is effected, each dissenting stockholder will no longer have any rights as a stockholder of CIMA with respect to his or her shares, except for the right to receive payment of the judicially-determined fair value of his or her shares under Delaware law if the stockholder has validly perfected and not withdrawn this right. For additional information about appraisal rights, see “The Merger— Appraisal Rights” on page 29.

Recommendation of Our Board of Directors and Its Reasons for the Merger (page 19)

      On November 3, 2003, after careful consideration, our board of directors unanimously:

•	determined that it was advisable for CIMA to enter into the merger agreement and that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of CIMA and our stockholders;

•	approved the merger agreement; and

•	determined to recommend to CIMA stockholders that they vote for the adoption of the merger agreement.

      To review the background and reasons for the merger in greater detail, see pages 13 through 19.

The Special Meeting

      Date, Time and Place (page 10). The special meeting of our stockholders will be held at the Sheraton Bloomington Hotel, Minneapolis South, 7800 Normandale Boulevard, Bloomington, Minnesota 55439-3145,

at 3:00 p.m., Minnesota time, on June 15, 2004. At the special meeting, you will be asked to vote to adopt the merger agreement.

      Record Date, Voting Power (page 10). You are entitled to vote at the special meeting if you owned shares of CIMA common stock as of the close of business on May 14, 2004, the record date. On the record date, there were 14,685,093 shares of CIMA common stock entitled to vote at the special meeting. You will have one vote at the special meeting for each share of CIMA common stock that you owned on the record date.

Stockholders Entitled to Vote; Vote Required (page 10)

      You may vote at the special meeting if you owned CIMA common stock at the close of business on May 14, 2004, the record date for the special meeting. On that date, there were 14,685,093 shares of CIMA common stock outstanding and entitled to vote. You may cast one vote for each share of CIMA common stock that you owned on that date. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of CIMA common stock entitled to vote at the special meeting.

Opinion of Our Financial Advisor (page 21)

      On November 3, 2003, Deutsche Bank Securities Inc., financial advisor to CIMA, delivered its oral opinion to our board of directors, subsequently confirmed in writing, that, as of that date, and based upon and subject to the considerations described in the opinion, the cash consideration of $34.00 per share of CIMA common stock to be paid under the merger agreement with Cephalon was fair from a financial point of view to the holders of CIMA common stock.

      The opinion of Deutsche Bank is attached as Annex B to this proxy statement. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The opinion is directed to our board of directors and does not constitute a recommendation by Deutsche Bank to any stockholder as to any matter relating to the merger.

Interests of Our Directors and Executive Officers in the Merger (page 27)

      Members of our board of directors and our executive officers may have interests in the merger that differ from, or are in addition to, those of other stockholders. For example:

•	all options to purchase CIMA common stock, including options held by our directors and executive officers, shall cease to represent the right to acquire CIMA common stock and shall, at the time the merger is effected, be converted into the right to receive an amount in cash equal to $34.00, without interest, less an amount equal to (a) the exercise price for such CIMA stock option plus (b) any applicable tax withholding amounts;

•	our executive officers may be entitled to severance benefits if their employment is terminated; and

•	our current and former directors and officers will continue to be indemnified indefinitely and will have the benefit of liability insurance for six years after the merger.

Delisting and Deregistration of CIMA Common Stock (page 34)

      If the merger is completed, CIMA common stock will no longer be listed on the NASDAQ National Market and will be deregistered under the Securities Exchange Act of 1934.

The Merger Agreement

Conditions to the Completion of the Merger (page 42)

      Each of Cephalon’s and CIMA’s obligation to complete the merger is subject to the satisfaction or waiver of a number of conditions, including the following:

•	the adoption of the merger agreement by our stockholders;

•	the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act;

•	the absence of breaches of representations and warranties of CIMA or Cephalon in the merger agreement, except in general where the breaches would not reasonably be expected to have a material adverse effect on the representing party;

•	the material performance of each party’s obligations under the merger agreement; and

•	the absence of any material adverse effect on CIMA.

      Where legally permissible, a party may waive a condition to its obligation to complete the merger even though that condition has not been satisfied.

No Solicitation Covenant (page 40)

      The merger agreement contains restrictions on our ability to solicit, engage in discussions or negotiations with, furnish non-public information to, or enter into an agreement with, a third party with respect to a proposal to acquire all of, or any significant interest in, CIMA. Notwithstanding these restrictions, the merger agreement provides that under specified circumstances, if we receive an acquisition proposal from a third party that our board of directors determines is superior to the Cephalon transaction, or that there is a reasonable likelihood that the proposal would reasonably be expected to result in a proposal that is superior to the Cephalon transaction, we may furnish non-public information to that third party and engage in negotiations with that third party regarding an acquisition proposal.

Termination of the Merger Agreement (page 43)

      The merger agreement may be terminated at any time before the effective time of the merger, whether before or after adoption of the merger agreement by our stockholders:

•	by mutual agreement of CIMA and Cephalon;

•	by CIMA or Cephalon, if the merger is not completed by June 29, 2004;

•	by CIMA or Cephalon, if a court or governmental authority permanently prohibits completion of the merger;

•	by CIMA or Cephalon, if our stockholders fail to adopt the merger agreement at the special meeting;

•	by Cephalon, if our board of directors withdraws or adversely modifies its recommendation of the merger or fails to recommend that our stockholders reject a tender offer made by a third party after being requested to do so by Cephalon;

•	by Cephalon, if we fail to hold our stockholders meeting by June 22, 2004;

•	by CIMA or Cephalon, if the other party breaches its representations, warranties or covenants in the merger agreement, which results in a failure of one of the conditions to the completion of the merger being satisfied, and the breaches are not, and cannot be, cured by June 22, 2004; or

•	by CIMA, if we receive a superior proposal, prior to our stockholders’ adoption of the merger agreement, from a third party and our board of directors has determined in good faith, after consultation with outside counsel, that failure to accept the superior proposal would constitute a breach of its fiduciary duties, subject to certain conditions.

                  Termination Fees and Other Expenses (pages 44-46)

      If the merger agreement is terminated in specified circumstances, either CIMA or Cephalon may be required to pay a termination fee of $16.25 million to the other party or to reimburse the other party for up to $5.5 million of its expenses.

                  Effect on Outstanding Stock Options (page 40)

      In general, upon completion of the merger, each outstanding option to purchase CIMA common stock, whether or not fully vested or exercisable, will be converted into the right to receive $34.00 in cash, without interest, less (a) the exercise price for such CIMA stock option plus (b) any applicable tax withholding amounts. Any CIMA stock option for which the exercise price per share is greater than or equal to $34.00 shall be fully exercisable prior to the effective time of the merger in accordance with the terms of the CIMA stock plans. However, all CIMA stock options for which the exercise price per share is greater than or equal to $34.00 that are not exercised prior to the effective time of the merger will be canceled as of the effective time of the merger and holders of these stock options shall not receive any consideration for their cancellation. Cephalon will pay the cash consideration for the CIMA stock options, via check, as promptly as practicable but, in any event, within ten business days after the merger is consummated.

Material United States Federal Income Tax Consequences of the Merger (page 32)

      The receipt of $34.00 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For such purposes, you generally will recognize gain or loss as a result of the merger measured by the difference, if any, between $34.00 per share and your adjusted tax basis in that share.

      You should read “Material United States Federal Income Tax Consequences of the Merger” beginning on page 32 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Regulatory Matters (page 29)

      Under the HSR Act, the merger cannot be completed until the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission, or FTC, are notified of the merger, furnished with certain information and materials and the applicable waiting periods have terminated or expired. CIMA and Cephalon filed the required Notification and Report Forms under the HSR Act with the FTC and the Department of Justice in November 2003, and the FTC is currently reviewing the merger. While we expect that the FTC will either clear the merger or condition clearance on obtaining some regulatory relief from Cephalon, we cannot assure you that we will obtain all required regulatory approvals.

Exchange Agent (page 35)

      U.S. Bank National Association or another comparable institution will act as the exchange agent in paying the merger consideration in connection with the merger.

Appraisal Rights (page 29)

      Under Delaware law, stockholders who do not wish to accept the cash consideration payable pursuant to the merger may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or equal to $34.00 per share. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand appraisal, among other things:

•	you must not vote in favor of the proposal to adopt the merger agreement;

•	you must make a written demand on us for appraisal in compliance with the General Corporation Law of the State of Delaware before the vote on the proposal to adopt the merger agreement occurs at the special meeting; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger.

      Merely voting against the merger agreement will not preserve your right to appraisal under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted “FOR” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares. If you or your nominee fails to follow all of the steps required by Section 262 of the General Corporation Law of the State of Delaware, you will lose your right of appraisal.

      Annex C to this proxy statement contains the full text Section 262 of the General Corporation Law of the State of Delaware, which relates to your right of appraisal. We encourage you to read these provisions carefully and in their entirety.

RISKS RELATING TO THE MERGER

      In addition to the other information included in this proxy statement (including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” on page 9), you should consider carefully the matters described below in determining whether to vote in favor of the adoption of the merger agreement.

The cash price per share will not be adjusted for changes in CIMA’s stock price.

      The cash price per share that our stockholders will receive for each share of CIMA common stock is fixed at $34.00, without interest. The market value of CIMA common stock at the effective time of the merger may vary from the closing price on the date the merger agreement was executed, the date of this proxy statement or the date on which our stockholders vote on the merger agreement. These changes may result from a number of factors, including:

•	market perception of the merger;

•	changes in our business, operations or prospects;

•	market assessments of the likelihood that the merger will be completed and the timing of the merger; and

•	general market and economic conditions.

      We are not permitted to terminate the merger agreement or resolicit the vote of our stockholders because of changes in the market price of CIMA common stock.

Certain of our directors, officers and stockholders may have interests in the merger that are different from, or in addition to, the interests of CIMA stockholders generally.

      Some of our directors who are recommending that you vote in favor of adoption of the merger agreement have interests in the merger that could have affected their decision to vote in favor of the approval of the merger agreement. Our directors will be entitled to the continuation of indemnification arrangements following completion of the merger and, in general, have stock options that will vest upon completion of the merger. These interests may have influenced these directors in making their recommendation that you vote in favor of adoption of the merger agreement.

      Our officers have employment or severance or other benefits arrangements that may provide them with interests in the merger that differ from those of CIMA stockholders generally. These benefits will include the vesting of stock options, the continuation of indemnification arrangements following completion of the merger and/or payment of severance and other benefits. See “The Merger— Interests of Our Directors and Executive Officers in the Merger” beginning on page 27.

Failure to complete the merger or delays in completing the merger could negatively impact our stock price and future business and operations.

      If the merger is not completed for any reason, we may be subject to a number of material risks, including the following:

•	we may be required to pay to Cephalon a termination fee of $16.25 million under certain circumstances;

•	we may be required to reimburse up to $5.5 million of the expenses incurred by Cephalon and its affiliates in connection with the merger under certain circumstances;

•	the price of CIMA common stock may decline to the extent that the current market price of CIMA common stock reflects a market assumption that the merger will be completed; and

•	costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed.

      In addition, our current and prospective employees may experience uncertainty about their future roles with the surviving corporation until after the merger is completed or until the merger is terminated. This may adversely affect our ability to attract and retain key management, marketing and technical personnel.

      Further, if the merger is not completed and our board of directors determines to seek another merger or business combination, we cannot assure you that it will be able to find a transaction providing as much stockholder value as this merger. While the merger agreement is in effect, subject to certain limited exceptions, we are prohibited from soliciting, initiating, encouraging or entering into any extraordinary transactions, such as a merger, sale of assets or other business combination, with any third party.

The inability to gain HSR clearance from the appropriate governmental authorities will prevent the merger from being consummated.

      The only material consent of a governmental agency or authority required for the consummation of the transactions contemplated by the merger agreement of which we are aware is the expiration or termination of the waiting period imposed by the HSR Act and the rules and regulations thereunder. We cannot assure you that we will obtain all required regulatory approvals or that these regulatory approvals will not contain terms, conditions or restrictions that would prevent the completion of the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This proxy statement contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “intend,” “anticipate,” “believe” and similar expressions are intended to identify forward-looking statements. These statements are based on the current expectations and beliefs of our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed in the forward-looking statement.

      In any forward-looking statement in which we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	the ability of CIMA to obtain the stockholder and regulatory approvals required for the merger;

•	the impact of uncertainty surrounding the merger on our business; and

•	other risks related to our business that are described in our public filings (see “Where You Can Find More Information” on page 51).

      You should consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

THE CIMA SPECIAL MEETING

      We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

      We will hold the special meeting on Tuesday, June 15, 2004, at 3:00 p.m., Minnesota time, at the Sheraton Bloomington Hotel, Minneapolis South, 7800 Normandale Blvd., Bloomington, Minnesota.

Purpose of the Special Meeting

      At the special meeting, we are asking holders of record of CIMA common stock to consider and vote on the following proposals:

•	The adoption of the merger agreement by and among CIMA, Cephalon, and C MergerCo (see “The Merger” beginning on page 13 and “The Merger Agreement” beginning on page 35);

•	The approval of any proposal to adjourn or postpone the special meeting to a later date, including to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement; and

•	The transaction of any other business that properly comes before the special meeting or any adjournments or postponements of the special meeting.

Recommendation of Our Board of Directors

      Our board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of our stockholders and has approved the merger agreement.

      Our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement and any proposal to approve the adjournment or postponement of the special meeting.

Record Date; Stockholders Entitled to Vote; Quorum

      Only holders of record of CIMA common stock at the close of business on May 14, 2004, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 14,685,093 shares of CIMA common stock were issued and outstanding and held by 64 holders of record. Holders of record of CIMA common stock on the record date are entitled to one vote per share at the special meeting on each proposal. A list of CIMA stockholders will be available for review for any purpose germane to the special meeting at our executive offices and principal place of business during regular business hours for a period of ten days before the special meeting.

      A quorum is necessary to hold a valid special meeting. A quorum will be present at the special meeting if the holders of a majority of the shares of CIMA common stock outstanding and entitled to vote on the record date are present, in person or by proxy. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Abstentions and broker “non-votes,” discussed below, count as present for establishing a quorum for the transaction of all business.

Vote Required

      The adoption of the merger agreement by our stockholders requires the affirmative vote of the holders of a majority of the shares of CIMA common stock outstanding and entitled to vote at the special meeting as of the record date, either in person or by proxy.

Voting by CIMA Directors and Executive Officers

      At the close of business on the record date, our directors and executive officers owned and were entitled to vote approximately 2.5% of the CIMA common stock outstanding on that date. Each of our directors and executive officers who owns CIMA common stock has indicated to us that he intends to vote in favor of adoption of the merger agreement.

Voting; Proxies

      You may vote by proxy or in person at the special meeting.

Voting in Person

      If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares authorizing you to vote at the special meeting.

Voting by Proxy

      All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted for the adoption of the merger agreement and approval of the proposal relating to postponements and adjournments of the special meeting.

      Only shares affirmatively voted for the adoption of the merger agreement, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the proposal. Shares of CIMA common stock held by persons attending the special meeting but not voting, and shares of CIMA common stock for which we received proxies but with respect to which holders of those shares have abstained from voting, will have the same effect as votes against the adoption of the merger agreement. Shares represented by proxies that reflect a broker “non-vote” will be counted for purposes of determining whether a quorum exists, but those proxies will have the same effect as votes against the adoption of the merger agreement. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

Adjournments; Other Business

      Adjournments may be made for the purpose of, among other things, soliciting additional proxies. An adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting of the date, time and place at which the meeting will be reconvened. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any adjournment.

      We do not expect that any matter other than the proposal to adopt the merger agreement or a proposal relating to adjournment or postponement of the special meeting will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Revocation of Proxies

      Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary with a later date or by appearing at the special meeting and voting in person. A stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy.

Solicitation of Proxies

      We are soliciting proxies for the special meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders, except that CIMA and Cephalon have each agreed to pay one-half of the costs of filing, printing and mailing this proxy statement and related proxy materials. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of CIMA common stock held by them and secure their voting instructions if necessary. We will reimburse those record holders for their reasonable expenses in so doing. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter. We have also retained MacKenzie Partners, Inc. to assist us in soliciting proxies, and have agreed to pay a fee of approximately $7,500 plus expenses for those services.

      In connection with the joint press release issued by CIMA and Cephalon on November 3, 2003 and portions of the teleconference conducted by Cephalon shortly thereafter on the same date, Cephalon may be deemed to have solicited CIMA stockholders in connection with the merger. The text of each of these communications has been filed with the SEC. To the extent those communications are deemed solicitations of CIMA stockholders, Cephalon was a participant, according to the rules of the SEC, in those solicitations. Cephalon is not a participant in the solicitation made by this proxy statement. Cephalon does not have any interest in the solicitation other than as a result of its agreement to acquire all of the outstanding shares of CIMA common stock pursuant to the terms of the merger agreement.

Appraisal Rights

      Under the General Corporation Law of the State of Delaware, holders of CIMA common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and they comply with the procedures of the General Corporation law of the State of Delaware explained in this proxy statement.

Assistance

      If you need assistance in completing your proxy card or have questions regarding the CIMA special meeting, please contact:

CIMA LABS INC.
10000 Valley View Road
Eden Prairie, Minnesota 55344
(952) 947-8700
Attention: Investor Relations
E-mail: investorrelations@cimalabs.com
Website: www.cimalabs.com

or

MacKenzie Partners, Inc.
105 Madison Avenue, 14th Floor
New York, NY 10016
Toll free: (800) 322-2885
E-mail: ldennedy@mackenziepartners.com

THE MERGER

      The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

General Description of the Merger

      Under the merger agreement, C MergerCo will merge with and into CIMA, with CIMA surviving as a wholly-owned subsidiary of Cephalon. Pursuant to the merger agreement, each outstanding share of CIMA common stock, par value $0.01 per share, will be converted into the right to receive $34.00 in cash, without interest. Each option to purchase CIMA common stock shall, at the effective time of the merger, be converted into the right to receive an amount in cash equal to $34.00, without interest, less an amount equal to (a) the exercise price for such CIMA stock option plus (b) any applicable tax withholding amounts. Any CIMA stock option with respect to which the applicable exercise price per share is greater than or equal to $34.00 shall be fully exercisable prior to the effective time in accordance with the terms of the CIMA stock option plans, and any such CIMA stock option that is not exercised prior to the effective time shall be canceled as of the effective time and holders of such CIMA stock options shall not receive any consideration for the cancellation of such CIMA stock options.

Background to the Merger

      In June 2002, the CIMA board of directors, pursuant to its objective of becoming a more fully integrated pharmaceutical company, engaged Deutsche Bank to assist it in studying strategic alternatives to accelerate the implementation of its business strategy. After a period of study and discussion, the CIMA board of directors determined that the company was not for sale, but instructed Deutsche Bank to investigate a potential strategic business combination that would meet its strategic objective and result in CIMA stockholders owning equity in any resulting organization. The CIMA board authorized Deutsche Bank to approach a number of companies about a potential strategic transaction, including Cephalon. CIMA ultimately entered into confidentiality agreements and pursued varying levels of due diligence and discussions with four companies, none of which were Cephalon. Two of these companies indicated an interest in acquiring CIMA in cash transactions; only one submitted a written proposal. Discussions with these companies did not result in a written proposal that was acceptable to the CIMA board of directors and, accordingly, all discussions were terminated by December 2002. Deutsche Bank’s formal engagement related to this activity ended soon thereafter.

      In late July 2002, Deutsche Bank, on behalf of CIMA, contacted Cephalon regarding its interest in pursuing a transaction with CIMA. Cephalon indicated that it did not have any interest in pursuing a business combination with CIMA at that time.

      In February 2003, CIMA was approached by a company that expressed interest in being acquired by CIMA. After preliminary discussions and limited due diligence, CIMA and the interested company mutually agreed to terminate discussions.

      In February 2003, Dr. John M. Siebert, Ph.D., a member of the CIMA board of directors and then Chief Executive Officer of CIMA, contacted Dr. Frederick D. Sancilio, Ph.D., Chairman and Chief Executive Officer of aaiPharma Inc., to raise the possibility of a business relationship between CIMA and aaiPharma. This discussion was followed by a similar telephone conversation between Dr. Siebert and Dr. Philip S. Tabbiner, D.B.A., aaiPharma’s then Chief Executive Officer, in March 2003, in which they agreed to continue discussions at an upcoming industry conference. On March 28, 2003, Dr. Tabbiner, David M. Hurley, then Executive Vice President of aaiPharma, Dr. Siebert and Steven B. Ratoff, Chairman of the CIMA board of directors, met during the industry conference and discussed their mutual general interest in exploring a potential business relationship or a potential strategic transaction involving the two companies. On April 25,

2003, Drs. Sancilio and Siebert and Mr. Ratoff met in West Palm Beach, Florida to discuss a potential business combination of the two companies.

      On May 1, 2003, CIMA began consulting with its financial advisors about the issues relating to a potential transaction with aaiPharma, and retained Deutsche Bank to analyze a potential strategic business combination between CIMA and aaiPharma. Over the next month, Mr. Ratoff (now the interim Chief Executive Officer of CIMA as well as Chairman of the CIMA board of directors) met individually with the members of the CIMA board of directors to inform them of the preliminary discussions with aaiPharma.

      In order to further explore a transaction and in contemplation of the exchange of material non-public information between the parties, CIMA and aaiPharma entered into a confidentiality and standstill agreement dated May 27, 2003.

      Between mid-May and August 5, 2003, Drs. Sancilio and Tabbiner and Mr. Ratoff and CIMA’s and aaiPharma’s advisors had numerous communications relating to a potential strategic business combination transaction, including, among other things, the strategic advantages of such a transaction, the relative value and contribution of each company in such a transaction, the structure of a potential transaction, the composition of the board of directors and management team of any surviving corporation, the location of the headquarters of any surviving corporation, the ability of each company to terminate the potential merger agreement in favor of a superior proposal under certain circumstances, the amount of fees to be paid in the event of such a termination of the potential merger agreement and due diligence matters. CIMA’s and aaiPharma’s financial advisors also maintained regular communication during this period. Consultations between aaiPharma, CIMA and their respective financial and legal advisors continued throughout this period.

      On June 12, 2003, the CIMA board of directors held a special meeting at which it was briefed on discussions between CIMA and aaiPharma regarding a potential strategic business combination. During the meeting, Deutsche Bank made a presentation regarding the valuation of each company and other financial matters, and Latham & Watkins LLP advised the board of its fiduciary obligations in considering a potential strategic business combination with aaiPharma.

      At a special meeting of the CIMA board of directors held on June 20, 2003 in Charlotte, North Carolina, aaiPharma management made a presentation to the CIMA board of directors regarding aaiPharma’s business, operations and financial condition. Both during and after the presentation, members of the CIMA board of directors asked questions and discussed the risks and benefits of a potential strategic business combination with aaiPharma.

      The CIMA board of directors held special meetings again on June 24, 2003 and July 14, 20 and 25, 2003. During these meetings the board was updated on the status of discussions with aaiPharma regarding a potential transaction and reviewed the potential transaction. At the July meetings, representatives of Latham & Watkins LLP reviewed with the board its fiduciary duties and discussed the terms of, and open issues under, the draft merger agreement and the voting agreements, including the status of negotiations. In addition, during these meetings, CIMA’s legal, financial, regulatory, accounting, tax and other advisors reviewed with the board the preliminary results of CIMA’s due diligence investigation of aaiPharma. During the July 14th meeting, Deutsche Bank reviewed the financial models prepared by each company and discussed its preliminary financial analyses relating to the potential transaction. During the July 20th meeting, representatives of Deutsche Bank presented a preliminary analysis of the fairness of the potential transaction. During the July 25th meeting, the CIMA board of directors reviewed the strategic rationale for, and the potential benefits and risks of, the potential transaction with aaiPharma, as well as potential alternatives to the transaction, including remaining as an independent entity, and representatives of Deutsche Bank discussed additional financial analyses related to the potential transaction. Prior to the July 25th meeting, each member of the CIMA board of directors received drafts of the transaction agreements, summaries of the transaction agreements and the results of the ongoing due diligence review and other legal and financial materials regarding the potential transaction. At the conclusion of these meetings, the CIMA board of directors authorized CIMA management to continue discussions with aaiPharma regarding the potential strategic business combination.

      Throughout this period, CIMA and aaiPharma, directly and through their respective financial advisors, continued in frequent negotiations on the exchange ratios for the potential merger. While the negotiations focused on the relative value of the companies and their respective contributions to the combined company, each party’s negotiating position was also influenced by the relative ratio of the then-prevailing market prices of each company’s common stock. During this period each company’s common stock experienced significant price volatility. On August 4, 2003, Dr. Tabbiner and Mr. Ratoff preliminarily agreed upon exchange ratios implied by the then-prevailing market prices for each company’s common stock, subject to the approval of each company’s board of directors. The closing price on the Nasdaq National Market on August 4, 2003 was $18.02 for aaiPharma common stock and $24.61 for CIMA common stock. Each of Dr. Tabbiner and Mr. Ratoff then indicated to the other that he was prepared to recommend the merger to his respective board of directors on the terms reflected in the merger agreement, including the proposed exchange ratios.

      On the morning of August 4, 2003, at a special meeting of the CIMA board of directors, the CIMA board reviewed the strategic rationale for the potential transaction and CIMA’s management and advisors provided the board with an update of CIMA’s due diligence review. Prior to the meeting, the CIMA board of directors was provided with substantially final drafts of the transaction documents as well as a summary of the documents. The CIMA board of directors discussed the terms and conditions of the transaction. At the conclusion of the morning meeting, the CIMA board of directors adjourned the meeting until that afternoon. At the conclusion of the afternoon session of the meeting, the CIMA board adjourned the meeting.

      On August 5, 2003, the CIMA board of directors reconvened its special meeting to consider the merger and the approval of the merger agreement, the voting agreements, an amendment to CIMA’s stockholder rights agreement and the transactions contemplated by these agreements. At the meeting:

•	Mr. Ratoff discussed the terms of the proposed merger with aaiPharma, the strategic rationale of the transaction and strategic alternatives to the transaction;

•	Representatives of Latham & Watkins LLP reviewed the terms of the final drafts of the merger agreement and the voting agreements, advised the board of its fiduciary obligations when considering a strategic business combination with aaiPharma and informed the board of potential conflicts of interests of management and directors in the transaction; and

•	Representatives of Deutsche Bank made a financial presentation to the CIMA board of directors and orally delivered the opinion of Deutsche Bank that the proposed transaction was fair from a financial point of view, which opinion was subsequently delivered in writing.

      Following lengthy discussions, the CIMA board of directors approved the merger agreement, the voting agreements, an amendment to CIMA’s stockholder rights agreement and the transactions contemplated by those documents and resolved to recommend that the CIMA stockholders vote to adopt the merger agreement. Mr. Glarner did not attend the meeting reconvened on August 5 because attempts to notify him of the time of the meeting were unsuccessful. Mr. Glarner, however, had made his position clear on Monday, August 4, and at earlier meetings that he opposed a strategic business combination between CIMA and aaiPharma.

      The merger agreement, the voting agreements and the amendment to CIMA’s stockholder rights agreement were executed by the parties on the morning of August 5, 2003, and CIMA and aaiPharma issued a joint press release announcing the transaction prior to the opening of the U.S. financial markets.

      On the evening of August 19, 2003, Mr. Ratoff received a telephone call from Dr. Frank Baldino, Jr., Ph.D., Chairman and Chief Executive Officer of Cephalon, informing Mr. Ratoff that CIMA would be receiving an unsolicited acquisition proposal from Cephalon. Mr. Ratoff informed Dr. Baldino that pursuant to the CIMA/aaiPharma merger agreement he could not discuss an alternative transaction with Dr. Baldino.

      On August 20, 2003, CIMA received an unsolicited letter proposal from Cephalon concerning Cephalon’s interest in acquiring CIMA. According to the letter, the Cephalon board of directors authorized Cephalon management to propose a transaction in which Cephalon would acquire all of CIMA’s outstanding shares at a price of $26.00 per share in cash. The letter stated that, subject to the satisfactory completion of confirmatory due diligence, Cephalon would be prepared to enter into a definitive merger agreement providing for a tender offer followed by a merger. Pursuant to the terms of the CIMA/aaiPharma merger agreement, CIMA provided aaiPharma with written notice of receipt of the letter proposal from Cephalon on August 20, 2003 and issued a press release regarding the proposal on the morning of August 21, 2003.

      A special meeting of the CIMA board of directors, which had been scheduled prior to receipt of the Cephalon proposal to discuss other matters, was held on August 21, 2003. At this meeting, the board was informed of the receipt of the letter proposal from Cephalon. Representatives of Latham & Watkins LLP reviewed with the board the terms of the CIMA/aaiPharma merger agreement relating to CIMA’s ability to enter into discussions with Cephalon and pursue a transaction with Cephalon should it determine to do so. After discussion, the board instructed CIMA management to instruct CIMA’s financial and legal advisors to analyze Cephalon’s proposal, begin due diligence review of Cephalon and be prepared to assist the board in its consideration of the proposal at a meeting to be held during the week of August 25, 2003.

      On August 28, 2003, the CIMA board of directors held a special meeting to discuss Cephalon’s proposal. At this meeting, representatives of Latham & Watkins LLP reviewed with the board the terms of the CIMA/aaiPharma merger agreement relating to CIMA’s ability to enter into discussions with Cephalon and pursue a transaction with Cephalon should it determine to do so. Representatives of Deutsche Bank provided the CIMA board of directors with financial analyses of Cephalon’s proposal. After discussion, the CIMA board of directors determined that Cephalon’s proposal did not constitute a superior proposal (as defined in the CIMA/aaiPharma merger agreement), with Mr. Glarner dissenting from the determination. At the conclusion of the meeting, the board adjourned the meeting until September 2, 2003.

      On September 2, 2003, the CIMA board of directors reconvened the special meeting to discuss Cephalon’s proposal and the content of a letter to be sent to Cephalon and a press release announcing the board’s determination that the proposal did not constitute a superior proposal. Following the meeting, CIMA sent letters to Cephalon and aaiPharma stating that the CIMA board of directors did not find Cephalon’s proposal to acquire all of the outstanding shares of CIMA common stock for $26.00 in cash per share to be superior to the merger with aaiPharma. CIMA also issued a press release announcing the board’s determination.

      Subsequently, CIMA received a second unsolicited letter from Cephalon dated September 10, 2003. The letter stated that Cephalon would consider revising its August 20 proposal to allow CIMA stockholders to choose between cash, Cephalon stock or a combination of cash and Cephalon stock. The letter also stated that Cephalon remained flexible with its offer and strongly believed that Cephalon could negotiate a proposal that could result in a superior outcome for the CIMA stockholders. Pursuant to the terms of the CIMA/aaiPharma merger agreement, CIMA provided aaiPharma with written notice of receipt of Cephalon’s second letter and subsequently issued a press release on the morning of September 11, 2003.

      On September 18, 2003, the CIMA board of directors held a special meeting to discuss Cephalon’s second unsolicited letter. After consulting with its financial advisors and legal counsel, the CIMA board of directors determined that Cephalon’s proposal to acquire the outstanding shares of CIMA common stock for $26.00 per share in cash, Cephalon stock or a combination of cash and stock did not constitute a superior proposal (as defined in the CIMA/aaiPharma merger agreement), but that there was a reasonable likelihood that the proposal would reasonably be expected to result in a superior proposal. Following the meeting, CIMA sent letters informing Cephalon and aaiPharma of the determination of the CIMA board of directors and stating that, upon execution of an acceptable confidentiality agreement with Cephalon, CIMA was prepared to enter into discussions with Cephalon to explore the possibility of a mutually agreeable transaction. CIMA also issued a press release announcing the board’s determination.

      CIMA received an unsolicited acquisition proposal from another publicly held pharmaceutical company pursuant to a letter dated September 24, 2003. The letter stated that the company was interested in pursuing a business combination with CIMA that would result in CIMA stockholders receiving value in the range of $30.00 per share of CIMA common stock, with the merger consideration consisting of a combination of cash and the company’s common stock in a proportion to be mutually agreed upon by the parties. The letter stated that the proposal was subject to the company conducting appropriate confirmatory due diligence, and further stated that the indication of interest was confidential and that public disclosure of the proposal without the company’s consent would result in the withdrawal of the proposal. Pursuant to the terms of the CIMA/aaiPharma merger agreement, CIMA provided aaiPharma with written notice of receipt of the letter proposal.

      On September 29, 2003, Mr. Ratoff met in New York City with Dr. Baldino to discuss Cephalon’s interest in acquiring CIMA. In order to further explore a transaction and in contemplation of the exchange of material non-public information between the parties, CIMA and Cephalon entered into a confidentiality agreement dated October 1, 2003.

      On September 30, 2003, the CIMA board of directors held a special meeting to discuss the proposal set forth in the September 24, 2003 letter. At this meeting, representatives of Latham & Watkins LLP reviewed with the board the terms of the CIMA/aaiPharma merger agreement relating to CIMA’s ability to enter into discussions with the interested company and pursue a transaction with that company should the CIMA board of directors determine to do so. Representatives of Deutsche Bank provided the CIMA board of directors with financial analyses of the interested company’s proposal. After discussion, the CIMA board of directors determined that there was a reasonable likelihood that the interested company’s proposal would reasonably be expected to result in a superior proposal (as defined in the CIMA/aaiPharma merger agreement). Following the meeting, CIMA sent a letter informing aaiPharma of the CIMA board’s determination and stating that, upon execution of an acceptable confidentiality agreement with the interested company, CIMA was prepared to enter into discussions with the interested company to explore the possibility of a mutually agreeable transaction. At this meeting, Mr. Ratoff also discussed with the CIMA board of directors his meeting with Dr. Baldino.

      On October 1, 2003, Mr. Ratoff met in New York City with the Chairman and Chief Executive Officer of the pharmaceutical company that submitted the September 24, 2003 letter proposal to discuss this company’s interest in acquiring CIMA. In order to further explore a transaction and in contemplation of the exchange of material non-public information between the parties, CIMA and the interested company entered into a confidentiality agreement dated October 9, 2003.

      On October 7, 2003, CIMA made available to Cephalon and its representatives a data room containing non-public information relating to CIMA. On October 10, 2003, CIMA made the same non-public information relating to CIMA available to the pharmaceutical company that submitted the September 24, 2003 letter proposal and its representatives.

      On October 13, 2003, in Minneapolis, Minnesota, members of CIMA management made presentations to Cephalon management and its advisors and responded to questions regarding CIMA’s business, operations and financial condition.

      On October 14, 2003, again in Minneapolis, members of CIMA management made presentations to the management of the pharmaceutical company that submitted the September 24, 2003 letter proposal and its advisors and responded to questions regarding CIMA’s business, operations and financial condition. On October 15, 2003, this pharmaceutical company consented in writing to disclosure of its September 24 proposal provided that its identity remained confidential, and CIMA issued a press release regarding the September 24 proposal.

      On October 20, 2003, the CIMA board of directors held a special meeting to discuss the status of negotiations with Cephalon and the other pharmaceutical company that submitted a proposal to acquire CIMA.

      On October 21, 2003, CIMA received a third letter proposal from Cephalon, pursuant to which Cephalon proposed to acquire all of CIMA’s outstanding shares at a price of $33.00 per share in cash. The letter stated that Cephalon remained willing to modify the consideration mix to include Cephalon stock, in an amount to be agreed upon by the parties. The letter also stated that the modified proposal would immediately expire if CIMA disclosed the existence or terms of the modified proposal without Cephalon’s consent (except that CIMA could make any disclosure to aaiPharma required by the CIMA/aaiPharma merger agreement). Despite lack of agreement on the terms of a potential transaction, Cephalon’s legal counsel delivered to CIMA and its legal counsel a proposed form of merger agreement, which was modeled in large part after the CIMA/aaiPharma merger agreement. Pursuant to the terms of the CIMA/aaiPharma merger agreement, CIMA provided aaiPharma with written notice of receipt of the letter proposal from Cephalon and provided aaiPharma with a copy of the merger agreement delivered by Cephalon.

      On October 24 2003, Mr. Ratoff and the Chairman and Chief Executive Officer of the pharmaceutical company that submitted the September 24, 2003 letter proposal had a telephone conversation to discuss the pharmaceutical company’s continued interest in pursuing a transaction with CIMA. During the conversation, the pharmaceutical company’s Chairman and Chief Executive Officer indicated to Mr. Ratoff that the company was no longer interested in pursuing a transaction with CIMA.

      From October 27, 2003 through November 2, 2003, CIMA’s and Cephalon’s representatives and legal advisors engaged in negotiations of the form of the merger agreement to be executed by the parties.

      On October 27, 2003, Mr. Ratoff and Dr. Baldino had a telephone conversation to discuss the terms of the potential acquisition of CIMA by Cephalon. During the conversation, Mr. Ratoff informed Dr. Baldino that CIMA required an increase in the purchase price in order to move forward with a transaction with Cephalon. Dr. Baldino stated that, subject to approval by the Cephalon board of directors, Cephalon would increase its offer to $34.00 in cash per share of CIMA common stock. At the conclusion of the conversation, Mr. Ratoff indicated to Dr. Baldino that he would recommend to the CIMA board of directors that CIMA pursue a transaction with Cephalon at $34.00 in cash per share of CIMA common stock.

      On October 28, 2003, Mr. Ratoff had a telephone conversation with Dr. Tabbiner regarding the status of CIMA’s discussions with other parties. During this conversation, Mr. Ratoff asked Dr. Tabbiner if aaiPharma was prepared to propose an adjustment to the merger consideration set forth in the CIMA/aaiPharma merger agreement. Dr. Tabbiner indicated to Mr. Ratoff that aaiPharma would not amend the exchange ratio set forth in the CIMA/aaiPharma merger agreement.

      On October 29, 2003, a special meeting of the CIMA board of directors was held to discuss the terms of the modified proposal submitted by Cephalon. Representatives of Latham & Watkins LLP reviewed with the board the terms of the CIMA/aaiPharma merger agreement relating to CIMA’s ability to pursue a transaction with Cephalon should it determine to do so. Representatives of Deutsche Bank provided the CIMA board of directors with financial analyses of Cephalon’s proposal and reviewed financial analyses of the aaiPharma transaction. At the conclusion of the meeting, the CIMA board of directors authorized CIMA management to continue discussions with Cephalon regarding the potential transaction.

      In addition, on October 29, 2003, through a letter from Dr. Tabbiner to Mr. Ratoff, aaiPharma informed CIMA that aaiPharma would not request that CIMA negotiate in good faith to revise the CIMA/aaiPharma merger agreement (as required by the CIMA/aaiPharma merger agreement, if aaiPharma made such a request) if aaiPharma had not done so by 5:30 p.m. on October 29, 2003. aaiPharma did not request that CIMA negotiate to revise the CIMA/aaiPharma merger agreement.

      On November 3, 2003, a special meeting of the CIMA board of directors was held to consider approval of the merger agreement with Cephalon. Prior to the meeting, the CIMA board of directors was provided with a final draft of the merger agreement. At the meeting:

•	Mr. Ratoff discussed the terms of the proposed transaction with Cephalon, the rationale of the transaction, the strategic alternatives to the transaction and the relative merits of pursuing the Cephalon transaction as compared to the aaiPharma transaction;

•	Representatives of Latham & Watkins LLP:

•	reviewed the terms of the final draft of the merger agreement;

•	advised the board of its fiduciary obligations when considering a sale of the company;

•	informed the board of potential conflicts of interests of management and directors that may result from the matters discussed in “—Interests of Our Directors and Executive Officers in the Merger,” beginning on page 27; and

•	reviewed with the board the terms of the CIMA/aaiPharma merger agreement relating to CIMA’s ability to pursue a transaction with Cephalon should the CIMA board of directors determine to do so; and

•	Representatives of Deutsche Bank made a financial presentation to the CIMA board of directors and orally delivered the opinion of Deutsche Bank discussed in “—Opinion of Our Financial Advisor,” beginning on page 21, which opinion was subsequently delivered in writing.

      Following discussions, the CIMA board of directors concluded in good faith, following receipt of advice of its outside legal counsel and financial advisors, that Cephalon’s acquisition proposal to acquire CIMA was a superior proposal (as defined in the CIMA/aaiPharma merger agreement) to the transaction contemplated by the CIMA/aaiPharma merger agreement, and that the failure to accept the Cephalon superior proposal would result in a breach of its fiduciary duties under applicable law. The CIMA board of directors then approved the termination of the CIMA/aaiPharma merger agreement and instructed CIMA management to deliver a written termination notice to aaiPharma. The CIMA board of directors also authorized CIMA management to pay aaiPharma the $11.5 million termination fee required by the CIMA/aaiPharma merger agreement. The CIMA board of directors then, subject to the prior termination of the CIMA/aaiPharma merger agreement in accordance with its terms, unanimously approved the Cephalon merger agreement and the amendment to CIMA’s stockholders rights agreement and the transactions contemplated by the agreements, and resolved to recommend that the CIMA stockholders vote to adopt the Cephalon merger agreement.

      At a November 3, 2003 special meeting, the Cephalon board of directors unanimously approved the proposed merger agreement with CIMA.

      Following the termination of the CIMA/aaiPharma merger agreement and the payment of the required termination fee, the Cephalon merger agreement and the amendment to CIMA’s stockholder rights agreement were executed by the parties on November 3, 2003, and CIMA and Cephalon issued a joint press release announcing the transaction and the termination of the CIMA/aaiPharma merger agreement.

Recommendation of Our Board of Directors and Its Reasons for the Merger

      Our board of directors, at a special meeting held on November 3, 2003, after due consideration:

•	determined that it was advisable for CIMA to enter into the merger agreement and that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of CIMA and our stockholders;

•	approved the merger agreement; and

•	recommended that CIMA stockholders vote for the adoption of the merger agreement.

      In reaching its decision to approve the merger and the merger agreement and to recommend that our stockholders adopt the merger agreement, the board of directors consulted with management and its legal, financial and other outside advisors. These consultations included discussions regarding our strategic business plan, the historical prices for CIMA common stock, our past and current business operations and financial condition, our future prospects and the potential merger with Cephalon. The board of directors also consulted with Deutsche Bank as to the fairness, from a financial point of view, to our stockholders of the merger consideration, and with Latham & Watkins LLP regarding the terms of the merger agreement and related matters. In addition, the board of directors consulted with other advisors, including Faegre & Benson LLP; Morris, Nichols, Arsht & Tunnell; David, Littenberg, Krumholz & Mentlik LLP and PricewaterhouseCoopers LLP.

      The board of directors also considered a number of positive factors in its deliberations, including:

•	the current and historical market prices of CIMA common stock relative to the $34.00 per share merger consideration, and the fact that $34.00 per share represented a significant premium to the closing price of CIMA common stock on August 4, 2003, the last trading day before we announced the merger with aaiPharma, and to any other acquisition proposal made to CIMA by a third party;

•	the fact that the merger consideration is all cash, which provides certainty of value to holders of CIMA common stock compared to a transaction in which stockholders would receive stock;

•	the view of the board of directors that the trading value for shares of CIMA common stock was not likely to exceed the $34.00 per share merger consideration in the near term if CIMA remained independent;

•	the potential stockholder value that could be expected to be generated from the other strategic options available to CIMA, including remaining independent and continuing to implement CIMA’s growth strategy or pursuing other strategic alternatives (including the aaiPharma merger), as well as the risks and uncertainties associated with those alternatives;

•	the belief of our board of directors that, in light of numerous press releases and reports indicating that we entered into a transaction with aaiPharma and subsequently were in merger discussions with other parties, it would be unlikely that CIMA could obtain a higher price per share from a third party within a reasonable period of time;

•	the oral opinion of Deutsche Bank delivered on November 3, 2003, which Deutsche Bank subsequently confirmed in writing, to the CIMA board of directors that, as of November 3, 2003, based upon and subject to the matters set forth in its opinion, the consideration to be received by holders of CIMA common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders;

•	the fact that the merger would be subject to the approval of our stockholders and that if a higher offer were to be made prior to the completion of the merger, our stockholders would be free to reject the transaction with Cephalon;

•	the availability of appraisal rights for stockholders who properly exercise these statutory rights;

•	the terms of the merger agreement, as reviewed by the board of directors with CIMA’s legal advisors, including:

•	sufficient operating flexibility for CIMA to conduct its business in the ordinary course between the signing of the merger agreement and closing of the transaction;

•	the representation of Cephalon that it has sufficient cash to pay the merger consideration;

•	the absence of a financing condition; and

•	CIMA’s ability to furnish information to and conduct negotiations with a third party, and to terminate the merger agreement if a third party makes a superior proposal for a business combination or acquisition, as more fully described under “The Merger Agreement— No Solicitation” beginning on page 40.

•	management’s assessment, after its review and discussion with Cephalon, among others, that Cephalon has the financial capability to complete the merger; and

•	the view of the board of directors, following advice of management and after consultation with CIMA’s legal counsel, that the regulatory approvals necessary to complete the merger could be obtained.

      The board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

•	that CIMA will no longer exist as an independent company and the stockholders will no longer participate in its growth;

•	that, under the terms of the merger agreement, CIMA cannot solicit other acquisition proposals and must pay to Cephalon a termination fee if the merger agreement is terminated under certain circumstances, which may deter others from proposing an alternative transaction that may be more advantageous to our stockholders;

•	the fact that gains from an all-cash transaction would be taxable to CIMA stockholders for United States federal income tax purposes;

•	that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if approved by the stockholders (see “The Merger Agreement— Conditions to the Completion of the Merger” beginning on page 42) or may be unduly delayed;

•	the risk that the merger might not be approved by the appropriate governmental authorities;

•	that if the merger does not close, CIMA will have incurred significant expenses and our employees will have expended extensive efforts to attempt to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction; and

•	various other risks associated with the merger described in the section entitled “Risks Relating to the Merger,” beginning on page 7.

      During its consideration of the transaction with Cephalon, the board of directors was also aware that certain of our directors and executive officers may have interests in the merger that are, or may be, different from, or in addition to, those of the stockholders generally, as described under “Interests of Our Directors and Executive Officers in the Merger,” beginning on page 27.

      The CIMA board of directors concluded, however, that the potentially negative factors could be managed or mitigated by CIMA or were unlikely to have a material impact on the completion of the merger or on CIMA, and that, overall, the potentially negative factors associated with the merger were outweighed by the benefits of the merger.

      The above discussion of the factors considered by the board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board of directors. The board of directors reached the conclusion to approve the merger agreement in light of the various factors described above and other factors that each member of the board of directors felt were appropriate. In view of the wide variety of factors considered by the board of directors in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by, the board of directors. In considering the factors discussed above, individual directors may have given different weight to different factors.

      Our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement.

Opinion of Our Financial Advisor

      Deutsche Bank has acted as financial advisor to CIMA in connection with its merger with Cephalon. At the November 3, 2003 meeting of the CIMA board of directors, Deutsche Bank rendered its oral opinion to the CIMA board of directors, subsequently confirmed in writing, that, as of that date, and based upon and subject to the considerations in its opinion, the merger consideration of $34.00 cash per share of CIMA common stock to be paid under the merger agreement with Cephalon was fair from a financial point of view to CIMA common stockholders.

      The full text of Deutsche Bank’s opinion, dated November 3, 2003, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with its opinion, is attached as Annex B to this document and is incorporated into this document by reference. We urge you to read this opinion carefully and in its entirety. Deutsche Bank’s opinion is directed to the CIMA board of directors, addresses only the fairness, from a financial point of view, of the merger consideration, and does not address any other aspect of the transaction or constitute a recommendation to any CIMA stockholder as to how to vote. The following summary is qualified in its entirety by reference to the full text of the Deutsche Bank opinion.

      In connection with rendering its opinion, Deutsche Bank, among other things:

•	reviewed publicly available financial statements and other business and financial information of CIMA;

•	reviewed internal financial statements and other financial and operating data concerning CIMA prepared by the management of CIMA;

•	reviewed certain financial forecasts prepared by the management of CIMA;

•	compared the prices and trading activity of CIMA common stock with similar information for the securities of selected other publicly traded companies;

•	reviewed the financial terms, to the extent publicly available, of selected business combination transactions that it deemed comparable in whole or in part;

•	reviewed the merger agreement and related documents; and

•	performed other analyses and considered other factors as it deemed appropriate.

      In preparing its opinion, Deutsche Bank relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it and assumed such accuracy and completeness for purposes of rendering its opinion. With respect to the financial forecasts that Deutsche Bank received from the management of CIMA, Deutsche Bank assumed that the information provided was reasonably prepared on bases reflecting the best currently available projections and judgments of the management of CIMA. Deutsche Bank expressed no view as to the reasonableness of those forecasts or the assumptions on which they are based. Deutsche Bank did not make any independent valuation or appraisal of the assets or liabilities of CIMA, nor was Deutsche Bank furnished with any such appraisals.

      In rendering its opinion, Deutsche Bank assumed that, in all respects material to its analysis:

•	the representations and warranties contained in the merger agreement are true and correct;

•	the parties to the merger agreement will perform all of their covenants and agreements under the merger agreement; and

•	all conditions to the parties’ obligations to complete the merger will be satisfied without any waiver.

      As discussed above under “—Background to the Merger,” beginning on page 13, in a prior engagement by CIMA, Deutsche Bank solicited third party interest in a potential strategic transaction involving CIMA. During its engagement to act as financial advisor in connection with the proposed transactions with aaiPharma and subsequently with Cephalon, Deutsche Bank was not authorized by CIMA or its board of directors to solicit, and did not solicit, third-party indications of interest with respect to the acquisition of all or any part of CIMA or any other extraordinary transaction involving CIMA.

      The opinion of Deutsche Bank is necessarily based on economic, market and other conditions as in effect on, the information made available to Deutsche Bank as of, and the financial condition of CIMA on, November 3, 2003.

Financial Analysis of Deutsche Bank Securities

      The following is a summary of the material financial analyses performed by Deutsche Bank in connection with rendering its opinion. These materials were presented to the CIMA board of directors on November 3, 2003. On October 31, 2003, the last trading day prior to the November 3, 2003 board meeting, CIMA’s closing share price was $31.40.

      These summaries include information presented in tabular format. In order to understand fully the financial analyses used by Deutsche Bank, the tables must be read together with the text of each summary.

Selected Comparable Companies Analysis

      Deutsche Bank compared CIMA’s equity value to reported earnings per share for the last twelve months and to projected earnings per share for calendar 2003 and calendar 2004 based on I/B/E/S consensus estimates. I/B/E/S is a data service that compiles summaries of financial forecasts published by various brokerage firms. Deutsche Bank also compared price-to-earnings, or P/E, multiples for CIMA to its I/B/E/S estimated earnings per share growth rate. Deutsche Bank then compared the equity multiples obtained for CIMA with multiples obtained for groups of selected publicly traded companies.

      The selected companies forming the group to which CIMA was compared were Alkermes, Inc., Andrx Corporation, Biovail Corporation, Cephalon, KV Pharmaceutical Company, Nektar Therapeutics and Noven Pharmaceuticals, Inc. We refer to these companies as the CIMA selected comparables. Deutsche Bank selected these companies because they are publicly traded companies with operations that for purposes of this analysis may be considered similar to those of CIMA.

      The analysis showed the following equity value multiples and ratios for CIMA based on CIMA’s stock price as of the close of business on October 31, 2003, which Deutsche Bank noted reflected the effect of an anticipated transaction, as compared to its comparable companies:

			Comparables

	CIMA		Mean		Range

Last twelve months net income	44.9	x	28.7	x	13.1x – 38.8x
2003 I/B/E/S earnings per share	28.8	x	25.9	x	12.4x – 31.6x
2004 I/B/E/S earnings per share	25.1	x	19.2	x	9.9x – 23.6x
2003 P/E-to-growth rate ratio	132.9%		107.3%		42.8% – 131.7%
2004 P/E-to-growth rate ratio	115.9%		79.1%		34.0% – 110.0%

      Deutsche Bank then applied selected comparable company multiples to the corresponding CIMA statistics based on historical results and I/B/E/S estimates. The following table presents the mean and range of CIMA stock price values implied by the multiples analysis.

	Mean	Range

Last twelve months net income	$20.66	$9.62 – $27.36
2003 I/B/E/S earnings per share	$28.28	$13.51 – $34.43
2004 I/B/E/S earnings per share	$24.00	$12.32 – $29.56
2003 P/E-to-growth rate ratio	$25.35	$10.11 – $31.11
2004 P/E-to-growth rate ratio	$21.43	$9.22 – $29.79

Selected Precedent Transactions Analysis

      Deutsche Bank examined a group of historical business combinations involving companies that it considered to be comparable, in whole or in part, to CIMA. We refer to this group as the selected drug delivery merger and acquisition transactions.

      The selected drug delivery merger and acquisition transactions consisted of the following twelve transactions:

Announcement Date	Target	Acquiror

05/22/01	Shearwater Corporation	Inhale Therapeutic Systems, Inc.
12/21/00	Bradford Particle Design plc	Inhale Therapeutic Systems, Inc.
10/02/00	Crescendo Pharmaceuticals Corporation	ALZA Corporation
09/11/00	Dura Pharmaceuticals, Inc.	Elan Corporation, plc
08/31/00	Intelligent Polymers Limited	Biovail Corporation
07/17/00	Anesta Corp.	Cephalon, Inc.
07/27/99	Fuisz Technologies Ltd.	Biovail Corporation
02/01/99	Advanced Inhalation Research, Inc.	Alkermes, Inc.
10/25/98	TheraTech, Inc.	Watson Pharmaceuticals, Inc.
10/19/98	DepoTech Corporation	SkyePharma plc
05/18/98	RP Scherer Corporation	Cardinal Health Inc.
12/15/97	Sano Corp.	Elan Corporation, plc

      The analysis showed the following multiples and ratios for the selected drug delivery merger and acquisition transactions:

	Precedent Median	Range

Last twelve months net income	35.8x	NA
Forward net income	31.1x	30.7x – 31.4x

      For purposes of the Deutsche Bank analysis, forward net income represents net income expected to be earned (based on I/B/E/S estimates) in the next twelve months.

      Deutsche Bank then applied precedent transaction multiples to the corresponding CIMA statistics based on historical results and I/B/E/S estimates. The following table presents the mean and range of CIMA stock price values implied by the multiples analysis.

	Mean	Range

Last twelve months net income	$25.35	NA
Forward net income	$36.13	$35.74 – $36.52

      All multiples for the selected transactions were based on public information available at the time of announcement of those transactions without taking into account differing market and other conditions during the six-year period during which the selected transactions occurred.

Premiums Paid Analysis

      Deutsche Bank examined the premiums paid for three separate groups of historical business combinations involving companies that it considered to be comparable, in whole or in part, to CIMA. The first group included 83 selected completed merger and acquisition transactions between $200.0 million and $1.0 billion since January 1, 2001. We refer to this group as the selected completed merger and acquisition transactions. The second group included 16 selected completed health care merger and acquisition transactions between $200.0 million and $1.0 billion since January 1, 2001. We refer to this group as the selected completed health care merger and acquisition transactions. The third group consisted of the twelve selected drug delivery merger and acquisition transactions.

      Deutsche Bank applied the mean premiums paid in these groups of historical business transactions, calculated as a range based on the target’s stock price one day and one month prior to announcement, to the

CIMA common stock price of $23.58 on the day prior to Cephalon’s unsolicited offer. The following table presents the range of CIMA stock price values implied by this premiums paid analysis.

	Mean	Range

Selected completed merger and acquisition transactions	$32.52	$31.26 – $33.78
Selected completed health care merger and acquisition transactions	$31.48	$29.44 – $33.51
Selected drug delivery merger and acquisition transactions	$32.57	$30.06 – $35.08

Discounted Cash Flow Analyses

      Deutsche Bank performed discounted cash flow analyses for CIMA to estimate the present value of the unlevered, after-tax free cash flows that CIMA could generate, based on projections provided by CIMA management. The range of estimated terminal values was calculated by applying terminal-value multiples ranging from 9.0x to 12.0x to CIMA’s projected EBITDA. For purposes of the Deutsche Bank analysis, “EBITDA” represents earnings before interest, taxes, depreciation and amortization. Deutsche Bank performed separate analyses assuming 2005 and 2006 as terminal years. The present value of the cash flows and terminal values was calculated using discount rates ranging from 10.0% to 14.0%.

      The following table presents the range of CIMA stock price values implied by the resulting discounted cash flow valuation ranges for CIMA.

	Midpoint	Range

2005 DCF analysis	$34.86	$30.48 – $39.56
2006 DCF analysis	$57.23	$48.66 – $66.73

Sum of the Parts Analysis

      As an additional sensitivity analysis, Deutsche Bank performed a sum-of-the-parts analysis in order to estimate the value of CIMA as a standalone company. The value of CIMA was calculated by summing the present value of the unlevered, after-tax free cash flows that CIMA management estimated CIMA could generate from 2003 to 2018 from current products other than OraVescent® fentanyl (CIMA’s most advanced proprietary product currently in development), the present value of OraVescent® fentanyl, and the net cash on CIMA’s balance sheet as of September 30, 2003. The present value of the cash flows was calculated as of October 31, 2003 using discount rates ranging from 10.0% to 14.0%.

      The following table presents a summary of the three parts of CIMA, the implied equity valuation the three parts yield and the implied CIMA price per share.

	Midpoint	Range

Present value of cash flows	$182.5	$159.4 – $210.6
Present value of OraVescent® fentanyl	$199.5	$164.7 – $242.2
Net cash	$129.9	$129.9 – $129.9

Implied equity value	$511.9	$454.0 – $582.6
Implied price per share	$33.65	$30.02 – $38.07

      In connection with the review of the merger by the CIMA board of directors, Deutsche Bank performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Deutsche Bank considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Deutsche Bank believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Deutsche Bank may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Deutsche Bank’s view of the actual value of CIMA.

      In performing its analyses, Deutsche Bank made, and was provided by CIMA management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CIMA. Analyses based on estimates or forecasts of future results are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates or forecasts, and neither CIMA, Deutsche Bank nor any other person assumes responsibility if future results are materially different from those estimates or forecasts. The analyses performed were prepared solely as part of Deutsche Bank’s analysis of the fairness from a financial point of view to CIMA common stockholders of the merger consideration and were prepared in connection with the delivery by Deutsche Bank of its opinion, dated November 3, 2003, to the CIMA board of directors. The analyses do not purport to be appraisals or to reflect the prices at which CIMA common stock will actually trade.

      The merger consideration and other terms of the merger agreement were determined through arm’s length negotiations between CIMA and Cephalon and were approved by CIMA’s and Cephalon’s boards of directors. Deutsche Bank did not recommend any specific purchase price or form of consideration to CIMA or that any specific purchase price or form of consideration constituted the only appropriate consideration for the transaction. Although Deutsche Bank provided advice to CIMA during the course of these negotiations, the decision to enter into the merger agreement was solely that of the CIMA board of directors. As described above, the opinion and presentations of Deutsche Bank to the CIMA board of directors were only one of a number of factors taken into consideration by the CIMA board of directors in making its determination to approve the merger agreement. Deutsche Bank’s analyses summarized above should not be viewed as determinative of the opinion of the CIMA board of directors with respect to the value of CIMA or of whether the CIMA board of directors would have been willing to agree to a different purchase price or form of consideration. Deutsche Bank’s opinion was provided to the CIMA board of directors to assist it in connection with its consideration of the merger agreement and does not constitute a recommendation to any stockholder as to how to vote with respect to any matter relating to the merger agreement.

      CIMA selected Deutsche Bank as financial advisor in connection with the transaction based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. CIMA has retained Deutsche Bank pursuant to an engagement letter dated May 1, 2003, as amended and supplemented by a second engagement letter dated August 21, 2003 regarding additional services to be provided by Deutsche Bank. Pursuant to the May 1 engagement letter, $1.0 million became payable to Deutsche Bank for delivery of its opinion to the CIMA board of directors relating to the aaiPharma transaction. Pursuant to the August 21 engagement letter, an additional $1.0 million became payable to Deutsche Bank for delivery of its opinion to the CIMA board of directors relating to the proposed merger with Cephalon, and CIMA has agreed to pay Deutsche Bank a transaction fee of $6.5 million in the event the proposed merger with Cephalon is consummated. Regardless of whether the merger or any alternative transaction is consummated, CIMA has also agreed to reimburse Deutsche Bank for its expenses incurred in performing its services, including fees and expenses of its counsel. In addition, CIMA has agreed to indemnify Deutsche Bank and related parties against liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Deutsche Bank’s engagement and any related transactions.

      Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank and its affiliates have, from time to time, provided investment banking services to CIMA or its affiliates for which they have received compensation. Deutsche Bank and its affiliates may actively trade securities of CIMA or Cephalon for their own account or the account of their customers and, accordingly, may from time to time hold a long or short position in such securities.

Interests of Our Directors and Executive Officers in the Merger

      In considering the recommendation of our board of directors to vote for the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have agreements or arrangements that may provide them with interests in the merger that differ from, or are in addition to, those of other CIMA stockholders, as applicable. Our board of directors was aware of these agreements and arrangements as they relate to our directors and executive officers during its deliberations of the merits of the merger agreement and in determining to recommend to our stockholders that they vote to adopt the merger agreement.

Treatment of Stock Options and Other Stock-Based Awards

      Each option to purchase CIMA common stock that was granted pursuant to the CIMA stock plans prior to the effective time of the merger, whether or not then exercisable or vested at the effective time, and which remains outstanding immediately prior to the effective time, shall be converted into the right to receive an amount in cash equal to $34.00 per share, less an amount equal to (a) the exercise price for such CIMA stock option plus (b) any applicable tax withholding amounts. Any CIMA stock option with respect to which the applicable exercise price per share is greater than or equal to $34.00 shall be fully exercisable prior to the effective time in accordance with the terms of the CIMA stock plans, and any such CIMA stock option that is not exercised prior to the effective time shall be canceled as of the effective time and holders of such CIMA stock options shall not receive any consideration for the cancellation of such CIMA stock options.

      As of May 14, 2004, the record date, our directors held stock options to acquire 341,253 shares of CIMA common stock with a weighted average exercise price of $27.09 per share, and our executive officers held stock options to acquire 406,637 shares of CIMA common stock with a weighted average exercise price of $17.15 per share. Stock options held by Mr. Ratoff, Chairman of our Board of Directors and our Interim Chief Executive Officer, are included in both calculations.

Employment Agreement with Steven B. Ratoff

      We and Steven B. Ratoff, CIMA’s Interim Chief Executive Officer and Chairman of the Board, are parties to an existing employment agreement that pays Mr. Ratoff a monthly base salary of $28,045. In addition, Mr. Ratoff is eligible for a cash incentive bonus of up to 70% of his base salary upon achievement of certain objectives.

      The employment agreement provides that, upon termination of Mr. Ratoff’s employment prior to the end of the term of the agreement for any reason other than for “cause,” Mr. Ratoff will continue to receive his base salary of $28,045 per month through the end of the term of the agreement. While the original term of Mr. Ratoff’s employment agreement expired on October 31, 2003, on October 20, 2003, the CIMA board of directors extended Mr. Ratoff’s employment agreement on a month-to-month basis.

Employment Agreement with John Hontz

      We and Dr. John Hontz, our Chief Operating Officer, are parties to an existing employment agreement. Dr. Hontz’s annual salary was set in his employment agreement at $220,000 as of September 1, 2000, which amount is increased each September 1 by no less than 5% annually until September 1, 2005, the end of the term of the agreement. In addition, Dr. Hontz is eligible for a cash incentive bonus of up to 50% of his annual base salary upon achievement of certain objectives.

      If the merger is completed and Dr. Hontz is terminated or resigns his employment within one year following the completion of the merger because of (1) the elimination of his position, (2) a requirement that he relocate more than 100 miles or (3) a material diminution in his responsibilities and duties, Dr. Hontz will be entitled to 24 months’ compensation at his then current salary level, reduced by 50% of any gross compensation he earns in connection with any other employment during the same period.

Employment Agreement and Arrangement with James C. Hawley

      We and James C. Hawley, our Vice President, Chief Financial Officer and Secretary, are parties to an existing employment agreement that pays Mr. Hawley an annual base salary of $200,000. In addition, Mr. Hawley is eligible for a cash incentive bonus of up to 50% of his annual base salary upon achievement of certain objectives.

      Under the employment agreement, if Mr. Hawley terminates his employment for “good reason” he is entitled to specified severance benefits that include (1) twelve months salary at his annual base rate, (2) a prorated bonus for the calendar year in which the termination occurs and (3) partial reimbursement of his COBRA payments. Because “good reason” is defined in the employment agreement to include any action by us that results in a substantial diminution in his responsibilities as Chief Financial Officer of CIMA, Mr. Hawley may be entitled to the payment of the severance benefits following the completion of the merger.

      In addition, in July 2003, we orally agreed with Mr. Hawley (and, under the merger agreement, Cephalon will honor and observe this arrangement) that, following the completion of the merger, we will not terminate his employment for a period of 6 months, except for “cause” as defined in his employment agreement. After the 6-month period, if we terminate his employment for any reason other than for “cause,” Mr. Hawley will be entitled to the severance benefits that are described above. Additionally, if, at the time of Mr. Hawley’s termination, CIMA or Cephalon provides severance benefits to any of its employees that are more beneficial than the severance benefits provided to Mr. Hawley under his employment agreement (taking into account the position of the employees as compared to Mr. Hawley’s position), then he will be entitled to receive the severance benefits provided to such other employees, equitably adjusted to reflect Mr. Hawley’s position with us.

Other Severance Arrangements

      In connection with the merger, each of our executive officers and directors who is a regular, full-time employee of CIMA may be entitled to severance payments pursuant to our severance policy. The severance policy applies to employees who lose their positions within two years following a change of control, which is defined to occur when there is a change in the identity of a majority of the members of our board of directors. If, as a result of the change of control, an employee’s employment is actually or constructively terminated (1) because the employee’s position is eliminated, (2) because continuing to work in the position would require the employee to transfer to a work location more than 100 miles from the employee’s then current location, or (3) as a result of the employee’s responsibilities being so substantially changed that the employee has been effectively removed from his position, then the employee will be entitled to varying severance benefits depending on his position and seniority. Under the severance policy, some of our executive officers and directors may become entitled to severance payments equaling twelve months salary and outplacement assistance up to $10,000 if their employment is terminated as a result of the merger. Other than these arrangements and the employment agreements and arrangements described above for Mr. Hontz and Mr. Hawley, no executive officer of CIMA has an employment contract or severance arrangement with CIMA or Cephalon.

Indemnification and Insurance

      The merger agreement provides that Cephalon shall, or shall cause the surviving corporation to, indemnify and provide advancement of expenses to all of our present and former directors and officers and to the fullest extent permitted by law for all acts or omissions occurring at or before the completion of the merger. For a period of six years following the merger, Cephalon has also agreed to, or cause the surviving corporation to, maintain in effect, in the revised certificate of incorporation and by-laws of CIMA, provisions with respect to indemnification and advancement of expenses that are at least as favorable as those presently contained in our certificate of incorporation and by-laws. In addition, for a period of six years following completion of the merger, Cephalon shall, or shall cause the surviving corporation to, agree to provide director’s and officer’s liability insurance for the benefit of the present and former officers and directors of CIMA and its subsidiaries. This insurance must contain at least the same coverage (and no less than

$15,000,000 of coverage with respect to CIMA) and amounts, and contain terms and conditions no less advantageous, as the coverage currently provided by CIMA, subject to the limitation that Cephalon or the surviving corporation shall not be required to pay annual premiums in excess of $4,000,000 for this insurance.

Dividends

      Pursuant to the merger agreement, we are prohibited from declaring any dividends prior to the completion of the merger without the prior written consent of Cephalon. We have never declared a cash dividend.

Determination of the Merger Consideration

      The merger consideration was determined through arm’s length negotiations between CIMA and Cephalon.

Regulatory Matters

      CIMA and Cephalon are not aware of any material governmental consents or approvals that are required prior to the completion of the merger, other than under the HSR Act, as described below. CIMA and Cephalon have agreed that, if any additional governmental consents and approvals are required, each company will use its reasonable best efforts to obtain these consents and approvals.

      Under the HSR Act and the rules associated with it, the merger cannot be completed until the companies have notified the FTC and the Department of Justice of the transaction and provided them with certain information and materials, and the applicable waiting periods have been terminated or expired. CIMA and Cephalon filed the required Notification and Report Forms under the HSR Act with the FTC and the Department of Justice in November 2003. The initial waiting period under the HSR Act was scheduled to expire at 11:59 p.m., Eastern Time, on the thirtieth day after filing; however, Cephalon refiled its Notification and Report Form before the expiration of that 30-day period, which restarted the waiting period. Prior to the expiration of the second waiting period, the FTC requested additional information and documentary material from CIMA and Cephalon and the FTC continues to review the merger.

      At any time before or after completion of the merger, the Department of Justice, the FTC or any U.S. state may take action under the antitrust laws if it considers action to be necessary or desirable in the public interest. This action could include seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets of CIMA or Cephalon. Private parties also may seek to take legal action under the antitrust laws. A challenge to the merger on antitrust grounds may be made, and, if such a challenge is made, it is possible that CIMA and Cephalon will not prevail.

      The Department of Justice, the FTC or any state may seek regulatory concessions as conditions for granting clearance of the merger. Under the merger agreement, each of CIMA and Cephalon has agreed to use its reasonable best efforts to complete the merger, including to gain clearance from antitrust and competition authorities and to obtain other required approvals. However, neither Cephalon nor CIMA nor any of their respective subsidiaries is required to license, sell or otherwise dispose of any of its businesses or assets, or to take, or to agree to take, any action or agree to any limitation that limits its freedom of action with respect to, or its ability to retain, any of its assets or businesses, if any of these actions is not conditioned upon consummation of the merger or would have a material adverse effect on CIMA after the merger or on Cephalon after giving effect to the merger.

      While we expect that the FTC will either clear the merger or condition clearance on obtaining some regulatory relief from Cephalon, we cannot assure you that we will obtain all regulatory approvals necessary to complete the merger.

Appraisal Rights

      Holders of shares of CIMA common stock (who do not vote in favor of the adoption of the merger agreement), who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware, or Section 262.

      The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement as Annex C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of CIMA common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of CIMA common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

      Under Section 262, persons who hold shares of CIMA common stock who follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

      Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement by our stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the notice, and the full text of Section 262 is attached to this proxy statement as Annex C. Any holder of CIMA common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights.

      Any stockholder wishing to exercise appraisal rights must deliver to us, before the vote on the adoption of the merger agreement at the special meeting, a written demand for the appraisal of the stockholder’s shares, and a holder of shares of CIMA common stock must not vote in favor of the adoption of the merger agreement. A holder of shares of CIMA common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. A vote against the adoption of the merger agreement will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform us of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

      Only a holder of record of shares of CIMA common stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of CIMA common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder or record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of CIMA common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

      All written demands for appraisal pursuant to Section 262 should be sent or delivered to 10000 Valley View Road, Eden Prairie, Minnesota 55344, Attention: Secretary.

      Within ten days after the effective time of the merger, the surviving corporation must notify each holder of CIMA common stock who has complied with Section 262, and who has not voted in favor of the adoption of the merger agreement that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of CIMA common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the holder’s shares. The surviving corporation is under no obligation to and we have no present intention to file a petition. Accordingly, it is the obligation of the holders of CIMA common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of CIMA common stock within the time prescribed in Section 262.

      Within 120 days after the effective time of the merger, any holder of CIMA common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefore has been received by the surviving corporation.

      If a petition for an appraisal is timely filed by a holder of shares of CIMA common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

      After determining the holders of CIMA common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. We do not anticipate offering more than the applicable merger consideration to any stockholder exercising appraisal rights and we reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of CIMA common stock is less than $34.00. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of CIMA common stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

      Any holder of shares of CIMA common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of CIMA common stock as of a record date prior to the effective time of the merger).

      If any stockholder who demands appraisal of shares of CIMA common stock under Section 262 fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of CIMA common stock will be deemed to have been converted at the effective time of the merger into the right to receive $34.00 in cash per share, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

      The following is a summary of the material United States federal income tax consequences of the merger to United States Holders (as defined below) of CIMA common stock whose shares are converted into the right to receive cash pursuant to the merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary assumes that shares of CIMA common stock are held as capital assets. It does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to other types of holders, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates;

•	tax-exempt organizations;

•	Non-United States Holders (as defined below);

•	persons who are subject to alternative minimum tax;

•	persons who hold their shares of common stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;

•	United States persons that have a functional currency other than the United States dollar; or

•	persons who acquired their shares of CIMA common stock upon the exercise of stock options or otherwise as compensation.

      In addition, this discussion does not address any state, local or foreign tax consequences of the merger, and this summary does not address the tax consequences to holders of CIMA common stock who exercise appraisal rights under Delaware law.

      We urge each holder of CIMA common stock to consult its tax advisor regarding the United States federal income or other tax consequences of the merger to such holder.

      For purposes of this discussion, a “United States Holder” means a holder of CIMA common stock that is for federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, a partnership or an entity treated as a corporation or a partnership for United States federal income tax purposes created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control, and certain other trusts considered United States Holders for federal income tax purposes.

      A “Non-United States Holder” is a holder other than a United States Holder.

      If a partnership holds CIMA common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding CIMA common stock, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of the merger to them.

Consequences of the Merger

      The receipt of cash in exchange for shares of CIMA common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives cash in exchange for shares of CIMA common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of CIMA common stock exchanged for cash pursuant to the merger. Any such gain or loss will be long-term capital gain or loss if the United States Holder’s holding period for the shares of CIMA common stock exceeds one year at the time of the merger. Long-term capital gains of noncorporate taxpayers generally are taxable at a maximum rate of 15%. Capital gains of corporate taxpayers generally are taxable at the regular tax rates applicable to corporations. The deductibility of capital losses may be subject to limitations.

Backup Withholding

      Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to holders of CIMA common stock prior to completion of the merger, or (2) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

      THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF CIMA COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

DELISTING AND DEREGISTRATION OF CIMA COMMON STOCK

      If the merger is completed, CIMA common stock will be delisted from the NASDAQ National Market and deregistered under the Securities Exchange Act, and we will no longer file periodic reports with the SEC.

LEGAL PROCEEDINGS

      On September 4, 2003, CIMA and our directors were named as defendants in five putative class-action lawsuits filed in the Chancery Court of the State of Delaware. The lawsuits, which were filed by Joseph Eichenbaum, Joan Hartley, Jere McGuire, The Killen Group, Inc., and Howard Rose, purported holders of CIMA common stock filing individually and on behalf of all holders of CIMA common stock, generally allege that the defendants breached fiduciary duties in connection with the proposed merger with aaiPharma and with the CIMA board of directors’ response to Cephalon’s August 20, 2003 unsolicited proposal to acquire CIMA. Among other things, the plaintiffs sought to enjoin completion of the merger with aaiPharma and to compel our board of directors to further consider Cephalon’s acquisition offer. The lawsuits were subsequently consolidated by order of the Court of Chancery on October 20, 2003. Subsequent to the consolidation of these actions, we terminated our merger agreement with aaiPharma. The time for the defendants to answer or move with respect to the consolidated action has not yet elapsed. We believe that the consolidated litigation is without merit.

THE MERGER AGREEMENT

      The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated in this proxy statement by reference.

The Merger

      Pursuant to the merger agreement, C MergerCo will merge with and into CIMA, with CIMA surviving as wholly-owned subsidiary of Cephalon. At the effective time of the merger, all of our property, rights, privileges, immunities, powers and franchises before the merger will vest in the surviving corporation and all of our debts, liabilities and duties before the merger will become the debts, liabilities and duties of the surviving corporation.

Merger Consideration

      The merger agreement provides that each share of CIMA common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive $34.00 in cash, without interest.

Procedures for Payment of Merger Consideration

      Stockholders should not return share certificates with the enclosed proxy card.

      U.S. Bank National Association will act as the exchange agent for the payment of the merger consideration. Promptly after the completion of the merger, U.S. Bank will mail the following materials to each holder of record of CIMA common stock whose shares were converted into the right to receive $34.00 in cash, without interest.

•	a letter of transmittal for the stockholders’ use in submitting their shares to the exchange agent for payment of the merger consideration, and

•	instructions explaining what stockholders must do to effect the surrender of their respective share certificates in exchange for their respective merger consideration.

      Upon receipt of a letter of transmittal, each stockholder should complete and sign the letter of transmittal and return it to the exchange agent together with the stockholder’s share certificates in accordance with the instructions.

      Upon completion of the merger, each CIMA share certificate will represent only the right to receive $34.00 in cash, without interest.

      At or prior to the completion of the merger, Cephalon will, or shall cause surviving corporation to, deposit with the exchange agent, in trust for the benefit of our former stockholders, cash sufficient to cover the payment of the merger consideration.

Unclaimed Amounts

      Any portion of the exchange fund which remains undistributed to our stockholders six months after the effective time of the merger will be delivered by the exchange agent to the surviving corporation, upon demand, and any of our stockholders who have not previously surrendered their stock certificates will only be entitled to look to Cephalon for payment of the merger consideration due in respect of the shares formerly represented by their certificates. Subject to the other terms of the merger agreement, Cephalon will remain liable for the payment of the merger consideration to these stockholders.

Transfers of Ownership and Lost Stock Certificates

      Neither Cephalon nor the surviving corporation will pay cash for CIMA common stock to a transferee of a share certificate whose transfer is not registered in the applicable stock transfer records, unless the transferee requesting the exchange presents to the exchange agent the transferred stock certificates and all documents required by the exchange agent to show and effect the unrecorded transfer of ownership and to show that any applicable stock transfer taxes have been paid. If a share certificate is lost, stolen or destroyed, the holder of that certificate will need to execute an affidavit and, if required by Cephalon or the surviving corporation, post a bond in such reasonable amount as Cephalon or the surviving corporation may direct as indemnity against any claim that may be made against Cephalon or the surviving corporation prior to receiving the items listed in the preceding sentence.

Representations and Warranties

     CIMA

      We have made a number of representations and warranties to Cephalon regarding aspects of our business and other matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	corporate organization and good standing;

•	capitalization;

•	subsidiaries;

•	power and authority;

•	due authorization, valid execution and delivery and enforceability of the merger agreement;

•	required regulatory approvals;

•	the absence of conflicts, defaults or violations under organizational documents, agreements, laws, regulations, judgments or orders, as a result of the transactions contemplated by the merger agreement;

•	filings with the SEC and the material accuracy and completeness of the information contained in those filings, including the financial statements;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events affecting us since December 31, 2002;

•	litigation;

•	owned and leased real property;

•	intellectual property;

•	insurance policies;

•	regulatory matters (including matters related to the FDA’s and the Drug Enforcement Agency’s oversight of the business activities of CIMA);

•	environmental matters;

•	governmental permit and license matters and compliance with laws;

•	material contracts and the absence of violations, defaults or breaches thereunder;

•	the absence, since December 31, 2002, of written notices from any material customer stating an intent to cancel, terminate or modify its relationship with us, as the case may be;

•	labor relations and employee benefit plans;

•	the absence of undisclosed related party transactions since December 31, 2002;

•	tax matters;

•	books, records and internal controls;

•	available-for-sale securities;

•	state takeover laws;

•	brokers’ fees and the receipt of fairness opinions from our financial advisor;

•	approval of the merger agreement by the CIMA board of directors; and

•	the CIMA stockholder rights plan.

Cephalon

      Cephalon has made a number of representations and warranties to Cephalon regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	corporate organization and good standing;

•	power and authority;

•	required regulatory approvals;

•	the absence of conflicts, defaults or violations under organization documents, agreements, laws, regulations, judgments or orders, as a result of the transactions contemplated by the merger agreement;

•	financing:

•	brokers’ fees and the receipt of fairness opinions from Cephalon’s financial advisor;

•	capital stock of C MergerCo; and

•	lack of operations of C MergerCo.

      Many of the representations and warranties of CIMA and Cephalon are qualified by a material adverse effect standard. A material adverse effect, with respect to either CIMA or Cephalon, means any change, event or effect that (1) is or would reasonably be expected to be material and adverse to the financial condition, results of operations or business of the party, as the case may be, and its respective subsidiaries taken as a whole, or (2) would be reasonably likely to prevent the merger, except in the case of clause (1) for any change, event or effect resulting from or arising out of:

•	changes or developments in the specialty pharmaceutical industry generally, the financial, banking, currency or capital markets, the economy in general, or laws of general applicability (or interpretations thereof by governmental authorities), which changes or developments in each case do not disproportionately affect the affected party in any material respect;

•	the execution or public announcement of the merger agreement and the transactions contemplated thereby;

•	any reduction in the party’s stock price or trading volume, in and of itself;

•	a stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to the merger agreement;

•	changes in generally accepted accounting principles in the U.S., or GAAP, or regulatory accounting requirements applicable to specialty pharmaceutical companies generally;

•	actions or omissions of the party, taken with the prior written consent of the other party to the merger agreement, in contemplation of the transactions contemplated thereby; or

•	to the extent consistent with GAAP, any modifications or changes to valuation policies or practices, or restructuring charges, in each case taken with the prior written consent of the other party to the merger agreement.

Interim Operations of CIMA and Cephalon

      Except as required by applicable law or consented to in writing by the other party prior to completion of the merger, each of Cephalon and CIMA has agreed not to, and has agreed to cause its subsidiaries not to, take any action that would, or that would reasonably be expected to:

•	result in any of the conditions of the merger not being satisfied;

•	materially impair, materially delay or prevent the consummation of the merger and other transactions contemplated by the merger agreement; or

•	enter into any contract with respect to, or otherwise agree to commit to do any of the foregoing.

      In addition to these agreements regarding the conduct of business generally, subject to specified exceptions, we have agreed to specific restrictions prior to completion of the merger relating to the following:

•	conducting our business in the ordinary and usual course in substantially the same manner as previously conducted;

•	to use commercially reasonable efforts, among other things, to preserve intact our business organizations, assets and goodwill, to maintain our rights, licenses, franchises and authorizations and our existing relations with customers, suppliers, licensees, licensors and material business associates and to keep available the services of our current employees, officers and other managers;

•	taking any action reasonably likely to materially impair our ability to perform our obligations under the merger agreement or to consummate the transactions contemplated thereby;

•	the entry into any new material line of business;

•	the issuance, sale or pledge of any capital stock, any rights or options related thereto, or any other securities in respect of or in substitution for shares of our capital stock;

•	the declaration or payment of dividends or distributions;

•	the alteration of our capital stock, including, among other things, stock splits, combinations or reclassifications;

•	the repurchase or other acquisition of our capital stock or any rights or options related thereto;

•	the sale, encumbrance, lease or license of material assets, businesses or properties;

•	the acquisition of any business, entity, division or assets;

•	the amendment of our certificate of incorporation, by-laws or similar governing documents;

•	changes in accounting principles, practices or methods;

•	the taking of actions, knowingly, that are reasonably likely to result in the conditions to the merger contained in the merger agreement not being satisfied;

•	the incurrence or guarantee of debt or the entry into any “keep well” or similar arrangement;

•	the making of loans, advances, capital contributions or investments;

•	the issuance or sale of debt securities, warrants or other rights to acquire debt securities;

•	the entry into non-compete agreements or into exclusivity agreements with respect to intellectual property rights;

•	the making of any new capital expenditures;

•	the entry into any new material contract or voting agreement or the termination of, or material and adverse amendment of, existing material contracts;

•	the making of any tax election, amendment of any tax return or settlement of any material income tax liability;

•	the waiver, assignment, settlement or payment of any material rights or claims, or any material litigation or arbitration;

•	the amendment or waiver of any confidentiality or standstill agreement that relates to a business combination, except that if we receive an unsolicited proposal for a business combination and our board of directors concludes in good faith, after considering the advice of its financial advisor and legal counsel, that such proposal is reasonably likely to result in a proposal for a business combination that is more favorable to the stockholders than the merger and is reasonably likely to be completed and financed, then we may waive material rights under the standstill agreement to permit the discussion and negotiation of the proposal;

•	the entry into, amendment of, or waiver of rights related to, any transactions with related parties;

•	any changes to employee benefits;

•	any changes in compensation of directors, officers and key employees, any vesting or accelerated payment of employee benefits, or any entry into an agreement with respect to, or payment of, any severance, change-in-control, stay bonus or similar benefit; and

•	the taking of any action to render inapplicable, or to exempt any third party from, the anti-takeover provisions of Delaware law or any similar state anti-takeover law.

Employee Benefit Matters

      After the completion of the merger, Cephalon shall, and shall cause the surviving corporation to, honor in accordance with their terms the obligations of CIMA under employee benefits arrangements and employment and termination agreements existing prior to the completion of the merger. For two years after the completion of the merger, Cephalon and its subsidiaries (including the surviving corporation) will not adopt or modify any employee benefit arrangement that would create or enhance any disparity in the aggregate compensation and benefits between similarly situated regular, full-time employees of CIMA and its subsidiaries (including the surviving corporation) on the one hand, and Cephalon and its subsidiaries (including the surviving corporation) on the other hand, except to reflect local and competitive employment market conditions.

      After completion of the merger, Cephalon shall, and shall cause its subsidiaries (including the surviving corporation) to:

•	cause each employee benefit arrangement maintained by them to recognize each continued employee’s years of service and employment and level of seniority prior to the completion of the merger with any of Cephalon or its subsidiaries (including the surviving corporation) for purposes of eligibility, vesting, benefit accrual and benefit determination (other than benefit accruals under any defined benefit pension plan) to the same extent that such years of service and employment and level of seniority were recognized under the analogous employee benefit arrangement of CIMA;

•	cause each employee benefit plan in which a continued employee may be eligible to participate to waive all pre-existing condition exclusions with respect to applicable participation and coverage requirements, except to the extent those exclusions would apply under the analogous benefit plan of CIMA; and

•	cause any new group health plan to credit each continued employee for any deductibles and co-payments paid prior to the completion of the merger under a benefit plan of CIMA, to the same extent that such credit was given prior to the completion of the merger under the analogous benefit plan of CIMA.

Effect on Outstanding Stock Options

      After the merger is effected, options to purchase shares of CIMA common stock will be converted into the right to receive $34.00 in cash, without interest, less (a) the exercise price for such CIMA stock option plus (b) any applicable tax withholding amounts. Notwithstanding the preceding sentence, any CIMA stock option with respect to which the applicable exercise price per share is greater than or equal to $34.00 shall be fully exercisable prior to the effective time of the merger in accordance with the terms of the CIMA stock plans, and any such CIMA stock option that is not exercised prior to the effective time of the merger shall be canceled as of the effective time of the merger and holders of the CIMA stock options shall not receive any consideration for the cancellation of the CIMA stock options. Cephalon will pay the cash consideration to be paid for the CIMA stock options, via check, as promptly as practicable but, in any event, within ten business days after the merger is consummated.

No Solicitation Covenant

      Under the terms of the merger agreement, subject to specific exceptions described below, we have agreed that, prior to the completion of the merger or the earlier termination of the merger agreement, neither we, nor any of our officers, directors or employees, will directly or indirectly:

•	solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal;

•	participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal (except to notify the person of the existence of the no solicitation provisions contained in the merger agreement);

•	accept, approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any acquisition proposal or a transaction contemplated thereby.

      Under the merger agreement, we have agreed to cease all existing discussions or negotiations as of November 3, 2003 with any parties (except for Cephalon) with respect to any acquisition proposal.

      We are obligated to notify Cephalon in writing within one business day after receipt of any acquisition proposal, request for non-public information or inquiry it reasonably believes could lead to an acquisition proposal. The notice must include in reasonable detail the substance and material terms of the acquisition proposal, request or inquiry, including the identity of the person or group making the acquisition proposal, request or inquiry. We must keep Cephalon apprised of any related developments, discussions and negotiations (including any material changes or modifications to the terms and conditions of the acquisition proposal, request or inquiry) on a current basis, and provide Cephalon copies of all written materials (including the form of any merger agreement or acquisition agreement, as the case may be) provided in connection with the acquisition proposal, request or inquiry as soon as reasonably practicable. In addition, we must provide Cephalon with forty-eight hours’ prior notice (or such lesser prior notice as is provided to the members of our board of directors) of any meeting of our board of directors at which the board is reasonably expected to consider any acquisition proposal.

      Notwithstanding the prohibitions contained in the merger agreement, we are permitted to engage in discussion or negotiations with, and provide non-public information to, any third party that has made an unsolicited bona fide written acquisition proposal with respect to it, if:

•	our stockholders have not adopted the merger agreement;

•	our board of directors concludes in good faith, after consultation with a nationally recognized financial advisor and its outside legal counsel, that such acquisition proposal constitutes (or is reasonably likely to be reasonably expected to result in) a superior proposal;

•	prior to providing any non-public information to a third party, we enter into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement between CIMA and Cephalon; and

•	prior to providing any non-public information or entering into discussions or negotiations with any third party, we notify Cephalon promptly of the acquisition proposal and otherwise comply with our obligations under the no solicitation provisions described above.

      For a period of not less than three business days after we deliver a notice of a superior proposal to Cephalon, we are required, if requested by Cephalon, to negotiate in good faith to revise the merger agreement so that the acquisition proposal that constituted a superior proposal no longer constitutes a superior proposal.

      We have agreed to call, hold and convene a meeting of our stockholders as soon as reasonably practicable after the proxy statement is cleared by the SEC (with the meeting to be held not later than June 22, 2004). Our board of directors has agreed to recommend the adoption of the merger agreement by our stockholders and to use its reasonable best efforts to obtain the required stockholder adoption of the merger agreement. The board of directors has also agreed not to withdraw, modify or qualify its recommendation in any manner adverse to Cephalon or make any statement that is inconsistent with its recommendation of the adoption of the merger agreement; however, we may make accurate factual disclosure, to the extent required by law, regarding the business, financial condition or results of operation of CIMA or regarding another acquisition proposal, provided that such disclosure does not withdraw, modify or qualify its recommendation of the adoption of the merger agreement. However, our board of directors may withhold, modify, qualify or withdraw its recommendation if the following conditions are met:

•	our stockholders have not adopted the merger agreement;

•	our board of directors has provided written notice to Cephalon stating that it intends to change its recommendation and the manner in which it intends to do so;

•	we have complied with certain of our obligations under the no solicitation provisions, including the three business day negotiation period with respect to a superior proposal; and

•	our board of directors has concluded in good faith, following the receipt of advice of its outside legal counsel, that the failure to change its recommendation would result in a breach of its fiduciary obligations to its stockholders under applicable law.

      Notwithstanding any change in the recommendation of our board of directors, the merger agreement will be submitted to the vote of our stockholders at the special meeting of stockholders unless the merger agreement has first been terminated. We may not submit any other acquisition proposal to the vote of its stockholders, or propose to do so, prior to the termination of the merger agreement.

      No provision of the merger agreement restricts us from complying with applicable tender offer communication rules under the Securities Exchange Act, provided that the content of the disclosure is governed by the terms of the merger agreement.

      An “acquisition proposal” means, with respect to CIMA, any offer or proposal with respect to any:

•	merger, consolidation, business combination or similar transaction involving us or any of our significant subsidiaries;

•	sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise of our assets representing 15% or more of our consolidated assets;

•	issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or rights with respect to such securities) representing 15% or more of our voting power (other than a public offering of common stock not in connection with a merger, consolidation, business combination, share exchange, joint venture or similar transaction);

•	transaction (including a tender or exchange offer) in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership, or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of our outstanding voting capital stock (other than one or more bona fide underwriters in connection with a public offering of common stock not in connection with a merger, consolidation, business combination, share exchange, joint venture or similar transaction); or

•	combination of the foregoing (other than the merger pursuant to the merger agreement).

      A “superior proposal” means, with respect to CIMA, an unsolicited, bona fide written offer or proposal (on its most recently amended or modified terms, if amended or modified) made by a person (other than CIMA or our affiliates):

•	to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation, business combination, asset acquisition, stock issuance or other similar transaction, all or substantially all of our assets or a majority of our total outstanding voting securities;

•	on terms that our board of directors concludes in good faith to be more favorable to our stockholders than the merger and the other transactions contemplated by the merger agreement (including any revisions to the merger agreement), in each case:

•	after receiving the advice of our financial advisors (who shall be a nationally recognized investment banking firm),

•	after taking into account the likelihood of consummation of such transaction on the terms set forth in the proposal (as compared to the terms of the merger agreement, as it may have been amended), and

•	after taking into account all legal (after receiving the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; and

•	that is, in the good faith judgment of our board of directors, reasonably likely to be completed and financed.

Timing of Closing

      The closing will occur on the third business day following the satisfaction or waiver of the conditions set forth in the merger agreement (other than those that can only be satisfied at the closing, but subject to the fulfillment or waiver of those conditions), unless CIMA and Cephalon agree to a different date or time or the merger agreement has been terminated prior to that time.

Conditions to the Completion of the Merger

      The obligations of each of CIMA and Cephalon to complete the merger are subject to the satisfaction or waiver of specified conditions, including the following:

•	the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of CIMA common stock;

•	the expiration or termination of the applicable waiting periods under the HSR Act;

•	the receipt of all other consents, approvals and authorizations of any governmental authority required to complete the merger, unless the failure to obtain such consents, approvals or authorizations would not have a material adverse effect on Cephalon, or the surviving corporation, after giving effect to the merger; and

•	the absence of any law, rule, regulation, judgment, decree, injunction or order prohibiting or making illegal the completion of the merger.

      Cephalon’s obligation to complete the merger is subject to the satisfaction or written waiver by Cephalon of the following additional conditions:

•	Our representations and warranties contained in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date (except for representations and warranties that address matters as of another date, which must be true and correct as of that other date), except in general where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on CIMA, and Cephalon must have received a certificate to that effect, dated the closing date, from our Chief Executive Officer or Chief Financial Officer;

•	We must have performed or complied with in all material respects all obligations required to be performed or complied with by us under the merger agreement, and Cephalon must have received a certificate to that effect, dated the closing date, from our Chief Executive Officer or Chief Financial Officer; and

•	Since November 3, 2003, there must not have occurred any material adverse effect on CIMA or any event or development that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on CIMA.

      CIMA’s obligation to complete the merger is subject to the satisfaction or written waiver by CIMA of the following additional conditions:

•	Cephalon’s representations and warranties contained in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date (except for representations and warranties that address matters as of another date, which must be true and correct as of that other date), except in general where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on Cephalon, and we must have received a certificate to that effect, dated the closing date, from the Chief Executive Officer or Chief Financial Officer of Cephalon; and

•	Cephalon must have performed or complied with in all material respects all obligations required to be performed or complied with by it under the merger agreement, and we must have received a certificate to that effect, dated the closing date, from the Chief Executive Officer or Chief Financial Officer of Cephalon.

Termination of the Merger Agreement

      Upon written notice to the other party, the merger agreement may be terminated and the merger abandoned at any time prior to completion of the merger, whether before or (except as restricted as described below) after our stockholders have adopted the merger agreement:

•	by mutual agreement of CIMA and Cephalon, approved by action of their respective boards of directors;

•	by CIMA or Cephalon, if there has been a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement:

—	that would result in a failure of the terminating party’s closing condition relating to the accuracy of the other party’s representations and warranties or the performance by the other party of its obligations under the merger agreement;

—	that cannot be cured prior to June 29, 2004; and

—	of which the terminating party gives the other party at least 30 days’ prior written notice, stating its intention to terminate the merger agreement, absent a cure, and the basis for the termination;

•	by Cephalon, if prior to the adoption of the merger agreement by our stockholders:

—	our board of directors withdraws or adversely modifies its recommendation of the merger agreement;

—	our board of directors approves or recommends to our stockholders an acquisition proposal other than the merger agreement;

—	our board of directors fails to recommend that our stockholders reject any tender or exchange offer for shares of CIMA common stock within ten business days after receipt of a request Cephalon to do so; or

—	we fail to call, hold or convene the stockholder meeting by June 22, 2004, except that this right to terminate the merger agreement is not available if we would be able to terminate the merger agreement under the material breach termination provision described above;

•	by CIMA or Cephalon, if our stockholders do not adopt the merger agreement at a duly convened stockholders meeting at which a vote to adopt the merger agreement was taken, except that this right to terminate the merger agreement is not available to a party if its failure to fulfill any of its obligations under the merger agreement has been the cause of, or materially contributed to, the failure of our stockholders to adopt the merger agreement;

•	by CIMA or Cephalon, if any governmental entity of competent jurisdiction issues an order, judgment, decision, opinion, decree or ruling or takes any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement, and such order, judgment, decision, opinion, decree, ruling or other action has become final and non-appealable, except that this right to terminate the merger agreement is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or materially contributed to, such action;

•	by CIMA, if prior to the adoption of the merger agreement by our stockholders:

—	our board of directors determines to accept a superior proposal after concluding in good faith, following the receipt of advice from outside legal counsel, that the failure to accept the superior proposal would result in a breach of its fiduciary duties under applicable law;

—	we are not in breach of our obligations described under “— No Solicitation Covenant” beginning on page 40 (excluding the obligations to call a stockholder meeting and use reasonable best efforts to cause our stockholders to adopt the merger agreement); and

—	we fulfill our obligation to pay a termination fee concurrently with the termination of the merger agreement (see “The Merger— Termination Fees” below); or

•	by CIMA or Cephalon, if the merger is not completed by June 29, 2004.

      The right to terminate the merger agreement if the merger is not completed by June 29, 2004 will not be available to CIMA or Cephalon if it has failed to fulfill any of its obligations under the merger agreement, and that failure has been the cause of, or materially contributed to, the failure of the merger to close prior to that date.

Termination Fees

      Each of CIMA and Cephalon has agreed to pay to the other a termination fee of $16.25 million upon the occurrence of a triggering event in relation to it as described below.

Termination Fee to be Paid by CIMA

      We have agreed to pay Cephalon a termination fee of $16.25 million if the merger agreement is terminated under any of the following circumstances:

•	if our stockholders fail to adopt the merger agreement at a special meeting called for such purpose or, prior to the adoption of the merger agreement by the CIMA stockholders, a tender or exchange offer for shares of CIMA common stock is commenced (other than by Cephalon or its affiliates) and our board of directors fails to recommend rejection of such offer within ten business days after receipt of Cephalon’s request to do so, and:

—	if, prior to the time of the special meeting of CIMA stockholders called for the purpose of stockholder adoption of the merger agreement, an acquisition proposal relating to CIMA had been publicly proposed or publicly announced; and

—	on or prior to the twelve-month anniversary of the termination of the merger agreement, we consummate, or enter into an agreement providing for, a competing transaction (as defined below).

•	if, before our stockholders adopt the merger agreement:

—	our board of directors withdraws or adversely modifies its recommendation of the merger agreement;

—	our board of directors approves or recommends to our stockholders an acquisition proposal other than the merger agreement; or

—	we fail to call, hold or convene the special meeting of stockholders by June 22, 2004 and we are not entitled to terminate the merger agreement due to a material breach of the merger agreement by Cephalon as described under “—Termination of the Merger Agreement” beginning on page 43.

•	if, before our stockholders adopt the merger agreement, our board of directors determines to accept a superior proposal after concluding in good faith, following the receipt of advice from its outside legal counsel, that the failure to accept the superior proposal would result in a breach of its fiduciary duties under applicable law.

      A “competing transaction” means any:

•	merger, consolidation, business combination or similar transaction involving us or any of our significant subsidiaries pursuant to which our stockholders immediately prior to such transaction would own less than 70% of the voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity);

•	sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise of assets of ours or our subsidiaries representing 30% or more of the consolidated assets of us and our subsidiaries;

•	issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or rights with respect to such securities) representing 30% or more of our voting power (other than a public offering of common stock not in connection with a merger, consolidation, business combination, share exchange, joint venture or similar transaction);

•	transaction (including a tender or exchange offer) in which any person acquires beneficial ownership, or the right to acquire beneficial ownership, or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of 30% or more of our outstanding voting capital stock (other than one or more bona fide underwriters in connection with a public offering of common stock not in connection with a merger, consolidation, business combination, share exchange, joint venture or similar transaction); or

•	combination of the foregoing (other than the merger pursuant to the merger agreement).

Termination Fee to be Paid by Cephalon

      Cephalon has agreed to pay CIMA a termination fee of $16.25 million if the merger agreement is terminated under any of the following circumstances:

•	if the merger is not completed by June 29, 2004 as a result of the failure of the regulatory conditions to be satisfied; or

•	if any governmental entity of competent jurisdiction issues an order, judgment, decision, opinion, decree or ruling or takes any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement, and such order, judgment, decision, opinion, decree, ruling or other action has become final and non-appealable.

      Except as described in this section and “The Merger— Other Expenses” below, neither party will have any liability to the other upon termination of the merger agreement unless it breaches its obligations with respect to confidentiality under the merger agreement or willfully breaches its representations, warranties, covenants or agreements under the merger agreement after giving effect to the material adverse effect standard for its representations and warranties.

Other Expenses

      If either CIMA or Cephalon terminates the merger agreement because of a breach by the other party of any of its representations, warranties, covenants or agreements contained in the merger agreement, the breaching party will pay the other party’s reasonable, documented, out-of-pocket expenses incurred in connection with the negotiation, preparation, execution and performance of the merger agreement and the transactions contemplated by the merger agreement up to an amount equal to $5.5 million. However, no party will be required to pay to the other party more than $16.25 million in termination fees and expense reimbursements combined (except potentially as described in the final paragraph of the preceding section). Otherwise, in the event that the merger is not completed, each party will bear all expenses incurred by it in connection with the merger agreement, except that CIMA and Cephalon have agreed to each pay one half of the expenses related to the costs (excluding fees and disbursements of representatives) incurred in connection with the preparation of this proxy statement and applications to governmental authorities for the approval of the merger filing fees for the HSR Act notices and any other fees paid for filings with governmental authorities.

Indemnification and Insurance

      The merger agreement provides that Cephalon will, or will cause surviving corporation to, indemnify, defend and hold harmless, and advance expenses to, all our present and former directors and officers and those of our subsidiaries to the fullest extent permitted by law, against all costs, expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or other liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions occurring at or before the completion of the merger. The agreement also provides that, for a period of six years following completion of the merger, Cephalon, or its subsidiaries (including the surviving corporation) will maintain in effect in the certificate of incorporation and by-laws of Cephalon, or any successor thereof, provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable to the intended beneficiaries as those presently contained in the certificate of incorporation and by-laws of Cephalon, to the extent permitted by law. In addition, for a period of six years following completion of the merger, Cephalon, or its subsidiaries (including the surviving corporation) will provide director’s and officer’s liability insurance for the benefit of our present and former officers and directors and those of our subsidiaries with respect to claims arising from facts or events occurring before the completion of the merger. This insurance must contain at least the same coverage (and no less than $15,000,000 of coverage with respect to CIMA) and amounts, and contain terms and conditions no less advantageous, as the coverage currently provided by Cephalon, subject to the limitation that Cephalon, or its subsidiaries (including the surviving corporation), will not be required to pay annual premiums in excess of $4,000,000 for this insurance.

Additional Agreements

      The merger agreement provides a number of additional covenants of the parties.

      Each of CIMA and Cephalon has agreed to use reasonable best efforts to take all actions and do all things necessary, proper or desirable, or advisable under applicable laws, to permit consummation of the merger as promptly as practicable and to enable the consummation of the transactions contemplated by the merger agreement, and to cooperate fully with, and furnish information to, the other party to that end.

      Accordingly, CIMA and Cephalon have agreed to as promptly as reasonably practicable make their respective filings under the HSR Act with respect to the merger, to use reasonable best efforts to cooperate with the other in determining which regulatory clearances are required and to prepare the documentation and timely make all filings with respect to those clearances. In particular, CIMA and Cephalon have agreed to use their reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the completion of the merger (including defending through litigation on the merits any claim asserted in any court by any party to the litigation), and to avoid or eliminate impediments under any antitrust, competition or trade regulation law that may be asserted by any governmental authority with respect to the merger. However, neither CIMA nor Cephalon will be required to license, sell, divest or dispose of any assets or business, or otherwise to take or commit to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any of its assets or businesses in order to satisfy the foregoing covenant, if any such action is not conditioned upon the consummation of the merger or would have a material adverse effect on CIMA after the merger or Cephalon after giving effect to the merger.

      Each of CIMA and Cephalon has also agreed to give any notices to non-governmental third parties and use reasonable best efforts to obtain any non-governmental third party consents that are necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, required to be disclosed in the disclosure letters provided by each party, or required to prevent a material adverse effect on CIMA or Cephalon from occurring prior to or after the completion of the merger.

Amendment; Extension and Waiver

      At any time prior to the completion of the merger, any provision of the merger agreement may be waived in writing by the party benefited by the provision, or amended or modified with the written agreement of all parties to the merger agreement. However, no amendment or waiver may be made after the CIMA stockholders have adopted the merger agreement.

      At any time prior to the completion of the merger, CIMA and Cephalon, by action taken or authorized by their respective boards of directors, may extend the time for performance of any obligations and waive any inaccuracies in representations and warranties or compliance with any agreements or conditions contained in the merger agreement. Any agreement to any of these extensions or waivers must be in writing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information known to CIMA with respect to beneficial ownership of CIMA common stock as of April 30, 2004, except as otherwise noted below, by (1) each stockholder known by CIMA to be the beneficial owner of more than 5% of CIMA common stock, (2) each director, (3) CIMA’s chief executive officer and three other most highly compensated executive officers during the year ended December 31, 2003 and (4) all executive officers and directors as a group.

	Number of Shares
	Beneficially	Percent of
Name of Beneficial Owner	Owned(1)	Shares(2)

Alpine Associates, A Limited Partnership(3)	1,190,246	8.1%
BNP Paribas, SA(4)	769,909	5.2%
Carlson Capital, L.P.(5)	744,669	5.1%
Steven B. Ratoff	115,405	*
John Hontz, Ph.D.	227,513 (6)	1.5%
James C. Hawley	12,669	*
David A. Feste(7)	10,000 (8)	*
John M. Siebert, Ph.D.(9)	321,429	2.2%
Terrence W. Glarner	86,207	*
Joseph R. Robinson, Ph.D.	47,631	*
John F. Chappell	26,750	*
Steven D. Cosler	25,250	*
All executive officers and directors as a group (9 persons)	872,854	5.7%

*	Less than 1%

(1)	Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Information in the table reflects options granted under CIMA’s 1994 Directors’ Stock Option Plan, Equity Incentive Plan, Non-Employee Directors’ Fee Option Grant Program and 2001 Stock Incentive Plan to the extent such options are or become exercisable within the 60-day period after April 30, 2004. It does not include options that will be canceled or become immediately exercisable in connection with the merger but that would not otherwise become exercisable within 60 days. Accordingly, the totals for these executive officers and directors and all executive officers and directors as a group include the following shares represented by options: Mr. Ratoff, 109,105 shares; Dr. Hontz, 202,563 shares; Mr. Hawley, 12,500 shares; Mr. Glarner, 80,767 shares; Dr. Robinson, 47,631 shares; Mr. Chappell, 23,750 shares; Mr. Cosler, 23,750 shares; and all executive officers and directors as a group, 500,066 shares. The totals for these executive officers and directors and all executive officers and directors as a group do not include the following shares represented by options that will be canceled or become immediately exercisable in connection with the merger: Mr. Ratoff, 6,250 shares; Dr. Hontz, 38,719 shares; Mr. Hawley, 37,500 shares; Mr. Glarner, 13,750 shares; Dr. Robinson, 13,750 shares; Mr. Chappell, 11,250 shares; Mr. Cosler, 11,250 shares; and all executive officers and directors as a group, 132,469 shares.

(2)	These calculations are based on an aggregate of 14,684,464 shares issued and outstanding as of April 30, 2004. Options to purchase shares held by a person that are exercisable or become exercisable within the 60-day period after April 30, 2004 are deemed to be outstanding for the purpose of calculating the percentage of outstanding shares owned by that person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person.

(3)	Based on the Schedule 13D filed by Alpine Associates, A Limited Partnership, Alpine Partners, L.P., Palisades Partners, L.P. and Alpine Associates Offshore Fund Ltd. with the SEC on November 14, 2003. The address of the foregoing entities is 100 Union Avenue, Cresskill, New Jersey 07626. This

Schedule 13D indicates that the following entities have sole dispositive power and sole voting power as to the following number of shares: Alpine Associates, A Limited Partnership — 1,000,000 shares; Alpine Partners, L.P. — 129,000 shares; Palisades Partners, L.P. — 48,025 shares; Alpine Associates Offshore Fund Ltd. — 13,221 shares. The Schedule 13D indicates that the foregoing entities may be deemed to be a “group” within the meaning of Rule 13d-5 promulgated under the Securities Exchange Act and that each of the foregoing entities disclaims beneficial interest in the others’ holdings.

(4)	Based on the Schedule 13G filed by BNP Paribas, SA with the SEC on December 15, 2003. The address of BNP Paribas, SA is 16 Boulevard des Italiens, 7509 Paris, France.

(5)	Based on a Schedule 13G filed by Carlson Capital, L.P., Asgard Investment Corp. and Clint D. Carlson with the SEC on February 17, 2004. The address of the foregoing entities and person is 2100 McKinney Avenue, Suite 1600, Dallas, Texas 75201.

(6)	Includes 24,950 shares owned jointly by Dr. Hontz and his spouse.

(7)	Mr. Feste ceased being an executive officer of CIMA on March 31, 2003 and ceased being an employee of CIMA on June 30, 2003.

(8)	Includes 500 shares owned jointly by Mr. Feste and his spouse and 1,000 shares owned by Mr. Feste’s children, over which Mr. Feste has shared investment power.

(9)	Dr. Siebert ceased being an executive officer of CIMA on April 30, 2003 and ceased being an employee of CIMA on December 31, 2003. Dr. Siebert is a director of CIMA.

COMPARATIVE STOCK PRICES AND DIVIDENDS

      CIMA common stock is listed for trading on the NASDAQ National Market under the symbol “CIMA.” The following table sets forth, for the periods indicated, the high and low intra-day sales prices per share of CIMA common stock on the NASDAQ National Market. We did not pay a dividend on shares of CIMA common stock during the periods covered by the following table.

	CIMA Common
	Stock

	High	Low

Fiscal Year 2000
First Quarter	$25.63	$11.38
Second Quarter	21.94	12.13
Third Quarter	52.38	20.50
Fourth Quarter	73.00	45.88
Fiscal Year 2001
First Quarter	73.69	41.75
Second Quarter	85.75	41.82
Third Quarter	82.64	46.40
Fourth Quarter	64.00	28.65
Fiscal Year 2002
First Quarter	36.92	19.00
Second Quarter	28.98	18.26
Third Quarter	25.48	15.30
Fourth Quarter	29.19	21.61
Fiscal Year 2003
First Quarter	28.10	17.35
Second Quarter	30.71	21.60
Third Quarter	30.32	21.81
Fourth Quarter	33.08	27.80
Fiscal Year 2004
First Quarter	33.27	30.25
Second Quarter (through May 17, 2004)	32.56	30.76

      On October 31, 2003, the last trading day before we announced the merger, the closing price of CIMA common stock on the NASDAQ National Market was $31.40 per share. On May 17, 2004, the last trading day prior to the date of this proxy statement, the closing price of CIMA common stock on the NASDAQ National Market was $31.35.

      The above tables show only historical comparisons. Because the market price of CIMA common stock will likely fluctuate prior to the merger, these comparisons may not provide meaningful information to CIMA stockholders in determining whether to adopt the merger agreement. Stockholders are encouraged to obtain current market quotations for CIMA common stock.

OTHER MATTERS

      As of the date of this proxy statement, our board of directors does not know of any matter that will be presented for consideration at the special meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

      CIMA and Cephalon file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that CIMA and Cephalon file with the SEC at the SEC’s public reference rooms at Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

      Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov.

      You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. This proxy statement is dated May 18, 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our stockholders does not create any implication to the contrary.

By order of the board of directors

James C. Hawley
Secretary

Eden Prairie, Minnesota

May 18, 2004

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of November 3, 2003

by and between

CEPHALON, INC.,

CIMA LABS INC.,

and

C MERGERCO, INC.

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER, dated as of November 3, 2003, is entered into by and between CEPHALON, INC., a Delaware corporation (“Cephalon”), CIMA LABS INC., a Delaware corporation (“CIMA”), and C MERGERCO, INC., a Delaware corporation and a direct, wholly owned subsidiary of Cephalon (“MergerCo”).

BACKGROUND STATEMENT

      A. The Proposed Transaction. The parties intend for Cephalon to acquire CIMA upon the terms and subject to the conditions of this Agreement. Specifically, upon the terms and subject to the conditions of this Agreement, MergerCo will be merged with and into CIMA (the “Merger”), with CIMA as the surviving corporation. As a result of the Merger, each share of CIMA Common Stock will be converted into the right to receive $34.00 in cash.

      B. Board Determinations. The respective Boards of Directors of CIMA, Cephalon and MergerCo have each approved the Merger in accordance with applicable law, upon the terms and subject to the conditions set forth herein. The respective Boards of Directors of CIMA, Cephalon and MergerCo have each determined that the Merger and the other transactions contemplated hereby are advisable and in the best interests of their respective stockholders and, therefore, have approved the Merger and this Agreement.

STATEMENT OF AGREEMENT

      The parties hereto agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

      1.01     Definitions. This Agreement uses the following definitions:

      “aaiPharma Merger Agreement,” has the meaning assigned in Section 5.03(bb).

      “Acquisition Proposal,” means any offer or proposal with respect to an Acquisition Transaction.

      “Acquisition Transaction,” with respect to CIMA, means any (i) merger, consolidation, business combination or similar transaction involving CIMA or any of its Significant Subsidiaries, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise of assets of CIMA or its Subsidiaries representing 15% or more of the consolidated assets of CIMA and its Subsidiaries, (iii) issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or Rights with respect to such securities) representing 15% or more of the voting power of CIMA (other than a public offering of common stock not in connection with a merger, consolidation, business combination, share exchange, joint venture or similar transaction), (iv) transaction (including a tender or exchange offer) in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership, or any “group” (as defined in Rule 13d-5(b)(1) under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding voting capital stock of CIMA (other than one or more bona fide underwriters in connection with a public offering of common stock not in connection with a merger, consolidation, business combination, share exchange, joint venture or similar transaction) or (v) any combination of the foregoing (other than the Merger).

      “Affiliate” means an “affiliate” within the meaning of Rule 12b-2 of the Exchange Act.

      “Agreement” means this Agreement, as amended or modified from time to time in accordance with its terms.

      “Benefit Arrangement” means with respect to CIMA, each:

(i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA);

(ii) stock purchase, stock option or other form of incentive compensation plan;

(iii) severance, parachute, change-in-control, fringe benefit, bonus, incentive, worker’s compensation, disability benefit, supplemental unemployment benefit, vacation benefit, retirement benefit, life, health, or accident benefit, or deferred compensation plan;

(iv) paid time off benefits arrangement; and

(v) other employee benefit plan, agreement, program, policy, commitment or other arrangement (whether written or oral), whether or not subject to ERISA, both:

(A) under which any of its current or former employees, the current or former employees of its Subsidiaries, or any of their respective ERISA Affiliates, or any of its current or former officers or directors or those of its Subsidiaries, or their respective ERISA Affiliates has any present or future right to benefits; and

(B) which is sponsored, maintained by or contributed to by it, any of its Subsidiaries, or any of their respective ERISA Affiliates, or under which it, any of its Subsidiaries, or any of their respective ERISA Affiliates has had or has any present or future liability or obligation to contribute.

      “Benefit Plan” and “Benefit Plans” have the meanings assigned in Section 5.03(u)(1).

      “Business Day” means any day on which banks are not required or authorized to close in the City of New York, New York.

      “Cephalon” has the meaning assigned in the preamble.

      “Certificate of Merger” has the meaning assigned in Section 2.03.

      “Change” has the meaning assigned in Section 6.02(e).

      “Change in the CIMA Recommendation” has the meaning assigned in Section 6.02(e).

      “CIMA” has the meaning assigned in the preamble.

      “CIMA Board” means the Board of Directors of CIMA.

      “CIMA Certificates” has the meaning assigned in Section 3.01(c).

      “CIMA Common Stock” means the common stock, par value $0.01 per share, of CIMA.

      “CIMA Insiders” means those officers and directors of CIMA who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

      “CIMA Meeting” has the meaning assigned in Section 6.02(e).

      “CIMA Preferred Stock” means the preferred stock, $0.01 par value per share, of CIMA.

      “CIMA Recommendation” has the meaning assigned in Section 6.02(e).

      “CIMA Rights” means rights to purchase shares of CIMA Stock issued under the CIMA Rights Agreement.

      “CIMA Rights Agreement” means the Amended and Restated Rights Agreement, dated as of June 26, 2001, between CIMA and Wells Fargo Bank Minnesota, N.A., as Rights Agent.

      “CIMA Stock” means the CIMA Common Stock and the CIMA Preferred Stock.

      “CIMA Stockholder Approval” has the meaning assigned in Section 5.03(f).

      “CIMA Stock Option” has the meaning assigned in Section 3.12.

      “CIMA Stock Plans” means the CIMA LABS INC. 2001 Stock Incentive Plan, as amended, the CIMA LABS INC. Equity Incentive Plan, as amended and restated, the CIMA LABS INC. 1994 Directors’ Stock Option Plan, as amended, the CIMA LABS INC. Non-Employee Directors’ Fee Option Grant Program as amended, and the CIMA Stock Purchase Plan.

      “CIMA Stock Purchase Plan” means the CIMA LABS INC. Employee Stock Purchase Plan.

      “Closing” has the meaning assigned in Section 2.02.

      “Closing Date” has the meaning assigned in Section 2.02.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Competing Transaction,” with respect to CIMA, means any (i) merger, consolidation, business combination or similar transaction involving such party or any of its Significant Subsidiaries pursuant to which the stockholders of such party immediately prior to such transaction would own less than 70% of the voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise of assets of such party or its Subsidiaries representing 30% or more of the consolidated assets of such party and its Subsidiaries, (iii) issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or Rights with respect to such securities) representing 30% or more of the voting power of such party (other than a public offering of common stock not in connection with a merger, consolidation, business combination, share exchange, joint venture or similar transaction), (iv) transaction (including a tender or exchange offer) in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership, or any “group” (as defined in Rule 13d-5(b)(1) under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 30% or more of the outstanding voting capital stock of such party (other than one or more bona fide underwriters in connection with a public offering of common stock not in connection with a merger, consolidation, business combination, share exchange, joint venture or similar transaction) or (v) any combination of the foregoing (other than the Merger).

      “Confidentiality Agreement” has the meaning assigned in Section 6.06(b).

      “Constituent Documents” means the articles or certificate of incorporation and by-laws of a corporation, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

      “Continued Employee” means each individual employed by CIMA or any of its Subsidiaries immediately before the Effective Time who continues to be employed by Surviving Corporation or any of its Subsidiaries immediately after the Effective Time.

      “Costs” has the meaning assigned in Section 6.10(a).

      “DGCL” means the General Corporation Law of the State of Delaware.

      “Disclosure Letter” has the meaning assigned in Section 5.01.

      “Dissenting Stockholders” means those holders of CIMA Common Stock that exercise appraisal rights pursuant to Section 262 of the DGCL, in accordance with Section 3.13.

      “DOJ” has the meaning assigned in Section 5.03(o)(6).

      “Effective Time” has the meaning assigned in Section 2.03.

      “Employee” and “Employees” have the meanings assigned in Section 5.03(u)(1).

      “Environmental Law” has the meaning assigned in Section 5.03(p)(3).

      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

      “ERISA Affiliate” means any entity which is or at any relevant time was a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliates service group” with, any Person, as defined in Section 414(b), (c), (m) or (o) of the Code, or under “common control” with it, within the meaning of Section 4001(b)(1) of ERISA.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

      “Exchange Agent” has the meaning assigned in Section 3.03(a).

      “Exchange Fund” has the meaning assigned in Section 3.03(a).

      “Expenses” means all reasonable, documented, out-of-pocket fees and expenses (including fees and expenses payable to all investment banking firms and other Persons, and their respective agents and counsel, for financial advice, fairness opinions or other advice with respect to the structuring of the transactions contemplated hereby, and all fees of counsel, accountants, experts and consultants to CIMA or Cephalon, as the case may be, all printing and advertising expenses, and all fees payable to Governmental Authorities or to third parties in connection with obtaining Requisite Regulatory Approvals or consents necessary or advisable in connection with the Merger) actually incurred by Cephalon or CIMA, as the case may be, or on their behalf, in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby.

      “Former Superior Proposal” has the meaning assigned in Section 6.03(d).

      “GAAP” means United States generally accepted accounting principles.

      “Governmental Authority” means any national, federal, regional, state, provincial, local, foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any industry self-regulatory authority.

      “Hazardous Substances” has the meaning assigned in Section 5.03(p)(4).

      “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

      “Indemnified Party” has the meaning assigned in Section 6.10(a).

      “Intellectual Property Rights” shall mean intellectual property rights arising from or in respect to the following: (i) fictional business names, trade names, trademarks and service marks, logos, Internet domain names, and general intangibles of a like nature (collectively, “Marks”); (ii) patents and applications therefor, including continuation, divisional, continuation-in-part, or reissue patent applications and patents issuing thereon (collectively, “Patents”); (iii) copyrights and registrations and applications therefor (collectively, “Copyrights”) and mask work rights; (iv) know-how, inventions, discoveries, concepts, methods, processes, designs, formulae, technical data, drawings, specifications, data bases and other proprietary and confidential information, including customer lists (collectively, “Trade Secrets”); and (v) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, databases and compilations, flow-charts and other work product used to design, plan, organize and develop any of the foregoing (collectively, “Software”).

      “Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

      “Lease” has the meaning assigned in Section 5.03(l)(1).

      “Leased Real Property” has the meaning assigned in Section 5.03(l)(1).

      “Liability” has the meaning assigned in Section 5.03(p)(2).

      “Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

      “Material Adverse Effect” means, with respect to Cephalon or CIMA, any change, event or effect that:

(a) is, or would reasonably be expected to be, material and adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, except, in each case, for any such change, event or effect resulting from or arising out of (i) changes or developments in (x) the specialty pharmaceutical industry generally, (y) the financial, banking, currency or capital markets or the economy in general, or (z) Laws of general applicability (or interpretations thereof by Governmental Authorities), which changes or developments in each case do not disproportionately affect such party in any material respect; (ii) the execution or public announcement of this Agreement and the transactions contemplated hereby; (iii) any reduction in such party’s stock price or trading volume, in and of itself, (iv) a stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement; (v) changes in GAAP or regulatory accounting requirements applicable to specialty pharmaceutical companies generally; (vi) actions or omissions of a party to this Agreement, taken with the prior written consent of the other party to this Agreement, in contemplation of the transactions contemplated hereby; or (vii) to the extent consistent with GAAP, any modifications or changes to valuation policies or practices, or restructuring charges, in each case taken with the prior written consent of the other party to this Agreement; or

(b) would be reasonably likely to prevent the Merger.

      “Material Contracts” has the meaning assigned in Section 5.03(r)(1).

      “Merger” has the meaning assigned in the Background Statement.

      “MergerCo” has the meaning assigned in the preamble.

      “Merger Consideration” has the meaning assigned in Section 3.01(a).

      “Nasdaq” shall mean the Nasdaq National Market tier of The Nasdaq Stock Market.

      “OIG” has the meaning assigned in Section 5.03(o)(6).

      “other party” means, with respect to Cephalon, CIMA; and with respect to CIMA, Cephalon.

      “Owned Intellectual Property” has the meaning assigned in Section 5.03(m).

      “Owned Real Property” has the meaning assigned in Section 5.03(k).

      “Pension Plan” has the meaning assigned in Section 5.03(u)(2).

      “Permits” has the meaning assigned in Section 5.03(q)(1).

      “Person” is to be interpreted broadly to include any individual, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

      “Previously Disclosed” means information or exceptions set forth by a party in its Disclosure Letter, provided that (i) such information or exceptions are set forth by specific subsection references, and (ii) any matter disclosed in any section of a party’s Disclosure Letter shall be considered disclosed for other sections of such Disclosure Letter, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of a party’s Disclosure Letter in light of the disclosure made in such section.

      “Proxy Statement” has the meaning assigned in Section 6.02(a).

      “Qualifying Amendment” has the meaning assigned in Section 6.02(d).

      “Regulatory Filings” has the meaning assigned in Section 5.03(h)(1).

      “Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal, accounting or financial advisors, agents or any representatives of such legal, accounting or financial advisors.

      “Requisite Regulatory Approvals” has the meaning assigned in Section 6.09(a)(2).

      “Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, warrants, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first Person.

      “SEC” means the United States Securities and Exchange Commission.

      “Secretary of State” means the Secretary of State of the State of Delaware.

      “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

      “Subsidiary” and “Significant Subsidiary” have the meanings assigned to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

      “Superior Proposal,” with respect to CIMA, means an unsolicited, bona fide written offer or proposal (on its most recently amended or modified terms, if amended or modified) made by a Person (other than Cephalon and its Affiliates): (i) to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation, business combination, asset acquisition, stock issuance or other similar transaction, all or substantially all of the assets of such party or a majority of the total outstanding voting securities of such party, (ii) on terms that the Board of Directors of such party concludes in good faith to be more favorable to its stockholders than the Merger and the other transactions contemplated by this Agreement (including any revisions hereto), in each case (A) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (B) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (C) after taking into account all legal (after receiving the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law, and (iii) that is, in the good faith judgment of the Board of Directors of such party, reasonably likely to be completed and financed.

      “Superior Proposal Notice” has the meaning assigned in Section 6.03(c)(4).

      “Surviving Corporation” has the meaning assigned in Section 2.01.

      “Takeover Laws” has the meaning assigned in Section 5.03(z).

      “Takeover Provisions” has the meaning assigned in Section 5.03(z).

      “Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether disputed or not or arising before, on or after the Effective Time.

      “Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

      “Termination Date” has the meaning assigned in Section 8.01(f).

      “Treasury Regulations” means the regulations promulgated under the Code.

      1.02     Interpretation.

      (a) In this Agreement, except as the context may otherwise require, references:

(1) to the Preamble, Background Statement, Sections, Exhibits, Annexes or Schedules are to the Preamble to, the Background Statement or Section of, or Exhibit, Annex or Schedule to, this Agreement;

(2) to this Agreement are to this Agreement, and the Exhibits, Annexes and Schedules to it, taken as a whole;

(3) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms hereof); and to any section of any statute or regulation are to any successor to the section;

(4) to the “transactions contemplated hereby” includes the transactions provided for in this Agreement (including the Annexes to it); and

(5) to any Governmental Authority includes any successor to that Governmental Authority.

      (b) The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

      (c) The words “include,” “includes” or “including” are to be deemed followed by the words “without limitation.”

      (d) The words “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

      (e) This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly against either Cephalon or CIMA.

ARTICLE II

THE MERGER

      2.01     The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, MergerCo shall be merged with and into CIMA; and following the Merger, the separate corporate existence of MergerCo shall cease and CIMA shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and as a wholly owned Subsidiary of Cephalon.

      2.02     Closing. The closing of the Merger (the “Closing”) shall take place in the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103 at 10:00 a.m. on the third Business Day after satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VII, other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the fulfillment or waiver of those conditions, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual date of the Closing, the “Closing Date”).

      2.03     Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State a certificate of merger with respect to the Merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The parties shall make all other filings required under the DGCL, and the Merger shall become effective at the time of filing of the Certificate of Merger, or such later date and time as Cephalon and CIMA shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

      2.04     Effects of the Merger. The Merger shall have the effects prescribed in the applicable provisions of the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) all the property, rights, privileges, powers and franchises of CIMA and MergerCo shall be vested in Surviving Corporation, and (b) all debts, liabilities and duties of CIMA and MergerCo shall become the debts, liabilities and duties of Surviving Corporation.

      2.05     Certificates of Incorporation and By-laws.

      (a) The certificate of incorporation of CIMA, as in effect immediately before the Effective Time, shall be amended in the Merger to read in its entirety as specified in Annex 1 and, as so amended, shall be the certificate of incorporation of Surviving Corporation as of the Effective Time until thereafter changed or amended as provided therein or by applicable Law.

      (b) The by-laws of CIMA, as in effect immediately before the Effective Time, shall be amended in the Merger to read in their entirety as set forth in Annex 2 until thereafter changed or amended as provided therein or by applicable Law. Such bylaws shall not be inconsistent with Section 6.10(b).

      2.06     Board of Directors and Officers. The Board of Directors of Surviving Corporation shall be the Board of Directors of MergerCo immediately prior to the Effective Time and the officers of Surviving Corporation shall be the officers of MergerCo immediately prior to the Effective Time, in each case, until the earlier of their respective resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

      3.01     Consideration; Effect on Capital Stock of CIMA and MergerCo. At the Effective Time, by virtue of the Merger and without any action on the part of CIMA, MergerCo or any holder of CIMA Common Stock or MergerCo Common Stock:

(a) Each share of CIMA Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of CIMA Common Stock held by CIMA or owned by Cephalon or MergerCo, all of which shall be canceled as provided in Section 3.01(b), and shares of CIMA Common Stock held by Dissenting Stockholders) shall be converted into the right to receive $34.00, without interest, in cash (the “Merger Consideration”).

(b) Each share of CIMA Common Stock held by CIMA or owned by Cephalon or MergerCo immediately prior to the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled, and no Merger Consideration or other consideration shall be delivered in exchange therefor.

(c) All shares of CIMA Common Stock outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented any such shares of CIMA Common Stock (“CIMA Certificates”) shall thereafter cease to have any rights with respect to such shares of CIMA Common Stock, except as provided herein or by Law, and each CIMA Certificate previously representing such shares shall thereafter represent the right to receive the Merger Consideration payable in respect of such shares of CIMA Common Stock.

(d) Each share of MergerCo Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of Surviving Corporation.

      3.02     Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of CIMA Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration shall be correspondingly adjusted to provide to the holders of CIMA Common Stock and CIMA Stock Options the same economic effect as contemplated by this Agreement prior to such event.

      3.03     Exchange Procedures.

      (a) As of the Effective Time, Cephalon shall deposit, or cause to be deposited, with U.S. Bank National Association or, in the event U.S. Bank National Association is unwilling or unable to serve as the exchange agent, such other commercial bank or trust company of recognized standing reasonably acceptable to CIMA and Cephalon (in such capacity, the “Exchange Agent”), for the benefit of the holders of the CIMA Certificates, for exchange, in accordance with this Article III, through the Exchange Agent, cash representing the Merger Consideration payable to the holders of CIMA Certificates pursuant to Section 3.01. Cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver out of the Exchange Fund the Merger Consideration contemplated to be paid for shares of CIMA Common Stock pursuant to this Agreement. The Exchange Fund shall not be used for any other purpose.

      (b) Promptly after the Effective Time, Cephalon shall cause the Exchange Agent to mail to each holder of record of a CIMA Certificate:

(1) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the CIMA Certificates shall pass, only upon proper delivery of the CIMA Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Cephalon may reasonably specify (such letter to be reasonably acceptable to CIMA prior to the Effective Time); and

(2) instructions for effecting the surrender of the CIMA Certificates in exchange for the Merger Consideration. Upon surrender of a CIMA Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such CIMA Certificate shall be entitled to receive in exchange therefor a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article III. No interest will be paid or will accrue on any cash deliverable pursuant to this Article III. In the event of a transfer of ownership of CIMA Common Stock which is not registered in the transfer records of CIMA, a check in the proper amount of cash representing the Merger Consideration may be issued with respect to such CIMA Common Stock to such a transferee if the CIMA Certificates formerly representing such shares of CIMA Common Stock are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.03(b), each CIMA Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of CIMA Common Stock formerly represented by such CIMA Certificate or the right, if any, to receive payment from the Surviving Corporation of the “fair value” of such shares of CIMA Common Stock as determined in accordance with Section 262 of the DGCL.

      3.04     Further Ownership Rights. All cash paid upon conversion of shares of CIMA Common Stock in accordance with the terms of Article II and this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of CIMA Common Stock.

      3.05     Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of CIMA Certificates for six months after the Effective Time shall be delivered to Surviving Corporation or otherwise on the instruction of Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to Cephalon for the Merger Consideration payable with respect to the shares of CIMA Common Stock formerly represented thereby to which such holders are entitled pursuant to this Article III without any interest thereon. Any such portion of the Exchange Fund remaining unclaimed by holders of Certificates five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by Law, become the property of Cephalon free and clear of any claims or interest of any Person previously entitled thereto.

      3.06     No Liability. None of Cephalon, CIMA, MergerCo, Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

      3.07     Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Cephalon on a daily basis; provided that no such gain or loss thereon shall affect the amounts payable to the CIMA stockholders pursuant to Article II and the other provisions of this Article III. Any interest and other income resulting from such investments shall promptly be paid to Cephalon. In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Cephalon shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

      3.08     Lost Certificates. If any CIMA Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such CIMA Certificate to be lost, stolen or destroyed and, if required by Cephalon, the posting by such Person of a bond, in such reasonable amount as Cephalon may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed CIMA Certificate the applicable Merger Consideration payable with respect to the shares of CIMA Common Stock formerly represented thereby without any interest thereon.

      3.09     Withholding Rights. Each of Surviving Corporation, Cephalon and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of CIMA Common Stock or any holder of CIMA Stock Options or any other equity rights in CIMA, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the Treasury Regulations or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Surviving Corporation, Cephalon or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of CIMA Common Stock or the holder of CIMA Stock Options or any other equity rights in CIMA, as applicable, in each case, in respect of which such deduction and withholding was made by Surviving Corporation, Cephalon or the Exchange Agent, as the case may be.

      3.10     Further Assurances. After the Effective Time, the officers and directors of Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of CIMA or MergerCo, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of CIMA or MergerCo, any other actions and things to vest, perfect or confirm of record or otherwise in Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Surviving Corporation as a result of, or in connection with, the Merger.

      3.11     Stock Transfer Books. The stock transfer books of CIMA shall be closed immediately upon the Effective Time; and thereafter, there shall be no further registration of transfers of shares of CIMA Common Stock outstanding as of the Effective Time on the records of CIMA. On or after the Effective Time, any CIMA Certificates presented to the Exchange Agent, Cephalon or Surviving Corporation for any reason shall be converted into the right to receive the Merger Consideration with respect to the shares of CIMA Common Stock formerly represented thereby or the right, if any, to receive payment from the Surviving Corporation of the “fair value” of such shares of CIMA Common Stock as determined in accordance with Section 262 of the DGCL.

      3.12     CIMA Stock Options. Each option to purchase CIMA Common Stock (a “CIMA Stock Option”) that was granted pursuant to the CIMA Stock Plans prior to the Effective Time, whether or not then exercisable or vested at the Effective Time, and which remains outstanding immediately prior to the Effective Time, shall cease to represent a right to acquire shares of CIMA Common Stock and shall, at the Effective Time, be converted into the right to receive an amount in cash equal to $34.00, less an amount equal to (a) the exercise price for such CIMA Stock Option plus (b) any applicable tax withholding amounts. Notwithstanding the preceding sentence, any CIMA Stock Option with respect to which the applicable exercise price per share is greater than or equal to $34.00 shall be fully exercisable prior to the Effective Time in accordance with the terms of the CIMA Stock Plans, and any such CIMA Stock Option that is not exercised prior to the Effective Time shall be canceled as of the Effective Time and holders of such CIMA Stock Options shall not receive any consideration for the cancellation of such CIMA Stock Options. Cephalon or the Surviving Corporation shall pay the cash consideration to be paid for the CIMA Stock Options, via check, as promptly as practicable but, in any event, within ten Business Days after the Effective Time.

      3.13     Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, if any holder of CIMA common stock shall demand to be paid the “fair value” of such holder’s shares of CIMA Common Stock, as provided in Section 262 of the DGCL, such shares shall not be converted into or exchangeable for the right to receive the Merger Consideration except as provided in this Section 3.13, and CIMA shall give Cephalon notice thereof and Cephalon shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither CIMA nor the Surviving Corporation shall, except with the prior written consent of Cephalon, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of CIMA Common Stock held by such Dissenting Stockholder shall thereupon be treated as though such shares had been converted into the Merger Consideration pursuant to Section 3.01.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

      4.01     CIMA Forbearances. CIMA agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement, as required by applicable Law or as Previously Disclosed, without the prior written consent of the Chief Executive Officer of Cephalon (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. (1) Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course in substantially the same manner as heretofore conducted, (2) fail to use commercially reasonable efforts to preserve intact their business organizations, assets (including Intellectual Property Rights) and goodwill, maintain their rights, licenses, franchises and authorizations and their existing relations with customers, suppliers, licensees, licensors and business associates having material business relationships with them and keep available the services of their current employees, officers and other managers; provided, that the foregoing shall not preclude the termination of employees in the ordinary course of business, or (3) take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b) Operations. Enter into any new material line of business.

(c) Capital Stock. Issue, authorize for issuance, sell, or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock or any Rights related thereto or any other securities in respect of or in substitution for shares of its capital stock, other than pursuant to Rights outstanding on the date of this Agreement pursuant to written agreements or plans.

(d) Dividends, Distributions, Repurchases. (1) Make, declare, pay or set aside for payment any dividend payable in cash, stock or property on, or in respect of, or declare or make any distribution on, any shares of its capital stock (other than dividends and distributions from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) or (2) directly or indirectly, adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock or any Rights related thereto.

(e) Dispositions; Licenses. Sell, transfer, mortgage, encumber, lease, license or otherwise dispose of or discontinue any of its assets (including Intellectual Property Rights), business or properties, except for sales, transfers, mortgages, encumbrances, licenses or other dispositions or discontinuances (1) in the ordinary course of business consistent with past practice or its current strategic plans as disclosed to Cephalon prior to the date hereof, including sales of inventory and other current assets and licenses of

Intellectual Property Rights, (2) in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, (3) transactions between it and any of its respective direct or indirect wholly owned Subsidiaries or between such wholly owned Subsidiaries, or (4) pursuant to Section 6.09(b).

(f) Acquisitions. Acquire (1) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or Person or division thereof, or (2) any assets, except in the case of each of clause (1) and (2) above, (x) acquisitions of inventory, Intellectual Property Rights and other items in the ordinary course of business consistent with past practice, or (y) acquisitions the total consideration for which does not exceed $10,000,000 individually and $20,000,000 in the aggregate (excluding contingent milestone and royalty payments not required to be reflected on a balance sheet as of the date of such acquisition prepared in accordance with GAAP), provided that any such acquisitions do not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain in any material respect.

(g) Constituent Documents. Amend, alter or modify its Constituent Documents (or similar governing documents).

(h) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP (as advised by its regular independent accountants) or applicable regulatory accounting requirements.

(i) [Intentionally Omitted]

(j) Indebtedness and Investments. (1) Incur any indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee or otherwise become contingently liable for any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business consistent with past practice and except for intercompany indebtedness between it and any of its respective direct or indirect wholly owned Subsidiaries or between such wholly owned Subsidiaries, or (2) make any loans, advances or capital contributions to, or investments in, any other Person, other than between it and any of its direct or indirect wholly owned Subsidiaries or between such Subsidiaries, and other than investments made in the ordinary course of business consistent with past practice.

(k) Noncompetes; Exclusivity Arrangements. Other than in the ordinary course of business consistent with past practice or its current strategic plans as disclosed to the other party prior to the date hereof, enter into any agreement or arrangement that (1) limits or otherwise restricts it or its respective Affiliates or any successor thereto, from engaging or competing in any line of business, field or geographic area or with respect to the development, license or supply of any pharmaceutical product or delivery device or (2) provides exclusive rights or licenses to a third Person with respect to Intellectual Property Rights.

(l) Capital Expenditures. Make or agree to make any new capital expenditure or expenditures in the aggregate in excess of the amount Previously Disclosed.

(m) Contracts. (1) Other than in the ordinary course of business, enter into any agreement or agreements involving aggregate payments by it and its Subsidiaries that are material to it and its Subsidiaries taken as a whole, or (2) terminate or materially and adversely amend, modify or change any Material Contract or waive, release, transfer or assign any material rights or claims thereunder, other than in the ordinary course of business consistent with past practice, or (3) enter into any agreement with respect to the voting of its capital stock or any securities held by it or any of its Subsidiaries.

(n) Taxes. Make any tax election or amend any Tax Return that, individually or in the aggregate, is reasonably likely to have a material adverse effect on the tax liability of the Person making the election, or settle or compromise any material income tax liability.

(o) Litigation. Waive, release, assign, settle, discharge, pay, satisfy or compromise any material rights or claims, or any material litigation or arbitration in a manner that is materially adverse to it.

(p) Standstill. Modify, amend or terminate, or waive, release or assign, any material rights or claims with respect to any confidentiality or standstill agreement to which it is a party and which relates to a business combination; provided that if it receives an Acquisition Proposal and its Board of Directors concludes in good faith, after consultation with a nationally recognized financial advisor and its outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal (and continues to constitute a Superior Proposal after taking into account any amendment or modification to this Agreement proposed by the other party hereto during any three Business Day period referenced in Section 6.03(d)), or its Board of Directors concludes in good faith, after consultation with a nationally recognized financial advisor and its outside legal counsel, that there is a reasonable likelihood that such Acquisition Proposal would reasonably be expected to result in a Superior Proposal, then it may waive material rights under any standstill provision with the Person making such Acquisition Proposal to the extent necessary to permit such Person to engage in discussions or negotiations with it with respect to such Acquisition Proposal.

(q) Affiliate Transactions. Other than in the ordinary course of business consistent with past practice, engage in any transactions, or enter into any contract, agreement or arrangement, except as disclosed in filings with the SEC prior to the date of this Agreement, with any Affiliate (other than any Subsidiary) or amend, waive or relinquish any rights relating to any such transaction, contract, agreement or arrangement.

(r) Benefit Arrangements. Except as required by law or contemplated hereby, enter into, adopt or amend in any material respect or terminate any Benefit Arrangement, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan, or change the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined.

(s) Employee Benefits. (1) Except for normal increases in the ordinary course of business that, in the aggregate, do not materially increase benefits or compensation expenses, or except as expressly contemplated hereby, increase the compensation of any director, officer or other key employee or pay or vest any benefit or amount not expressly required to be paid or vested by a Benefit Arrangement as in effect on the date of this Agreement to any such Person or (2) enter into any agreement with respect to, or pay (except as required pursuant to Benefits Arrangements (including employment contracts) in effect as of the date of this Agreement), any severance, termination, parachute, change-in-control, stay bonus or similar compensation or benefit.

(t) Takeover Statutes. Take any action to render inapplicable, or to exempt any third party from, (1) the provisions of Section 203 of the DGCL, or (2) any other state Takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares.

(u) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

      4.02     CIMA and Cephalon Forbearances. Except as required by applicable Law, CIMA and Cephalon shall not, and shall not permit any of their respective Subsidiaries to, voluntarily take any action that would, or that would reasonably be expected to, (i) result in any of the conditions to the consummation of the Merger not being satisfied, (ii) materially impair, materially delay or prevent the consummation of the Merger and the other transactions contemplated hereby or (iii) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

      5.01     Disclosure Letters. Before entry into this Agreement, CIMA delivered to Cephalon a disclosure letter, and Cephalon delivered to CIMA a disclosure letter (respectively, each disclosure letter a “Disclosure Letter”), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 (with respect to CIMA); Section 5.04 (with respect to Cephalon); and Section 5.05 (with respect to MergerCo), as the case may be, or to one or more of its covenants contained in Articles IV and VI; provided that the mere inclusion of an item in a Disclosure Letter as an exception to representation or warranty will not be deemed an admission by a party that such item is material or was required to be disclosed therein.

      5.02     Standard. For all purposes of this Article V, no representation or warranty of CIMA, Cephalon or MergerCo contained in Section 5.03, Section 5.04 or Section 5.05 (other than the representations and warranties contained in Sections 5.03(b) and 5.05(a), which shall be true in all material respects) will be deemed untrue, and no party will be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03, Section 5.04 or Section 5.05 (read for this purpose without regard to any individual reference to “materiality” or “material adverse effect”), has had or is reasonably likely to have a Material Adverse Effect with respect to CIMA or Cephalon, as the case may be.

      5.03     Representations and Warranties of CIMA. Except as Previously Disclosed, CIMA hereby represents and warrants to Cephalon, as follows:

(a) Organization, Standing and Authority. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It is duly qualified or licensed to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(b) CIMA Stock.

(1) The authorized capital stock of CIMA consists of 60,000,000 shares of CIMA Common Stock and 5,000,000 shares of CIMA Preferred Stock. As of October 31, 2003, (i) 14,522,740 shares of CIMA Common Stock and no shares of CIMA Preferred Stock were outstanding, (ii) 1,739,843 shares of CIMA Common Stock were subject to CIMA Stock Options under the CIMA Stock Plans, (iii) 4,725,617 shares of CIMA Common Stock were reserved for issuance under the CIMA Stock Plans, (iv) 619,425 shares of CIMA Common Stock were held in the treasury of CIMA and (v) 5,000,000 shares of CIMA Preferred Stock were designated as Series A Junior Participating Preferred Stock, none of which were outstanding. The outstanding shares of CIMA Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). CIMA has heretofore furnished Cephalon complete and correct copies of the Constituent Documents of CIMA and such Constituent Documents are in full force and effect. CIMA is not in violation of any of the provisions of its Constituent Documents.

(2) Except as set forth above, and except for CIMA Stock Options issued and outstanding, CIMA Rights under the CIMA Rights Agreement and outstanding purchase rights under the CIMA Stock Purchase Plan, as of the date of this Agreement, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating CIMA to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of CIMA Common Stock or obligating CIMA or to grant, extend or enter into any such agreement or commitment. As of the date hereof, there are no obligations, contingent or otherwise, of CIMA to

(i) repurchase, redeem or otherwise acquire any shares of CIMA Common Stock except in connection with the exercise of CIMA Stock Options issued and outstanding or (ii) provide material funds (in the form of a loan, capital contribution or other investment) to, or make any material investment in (in the form of a loan, capital contribution or other investment), or provide any material guarantee with respect to the obligations of, any Person. There are no outstanding stock appreciation rights or similar derivative securities or Rights of CIMA. There are no bonds, debentures, notes or other indebtedness of CIMA having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of CIMA may vote. There are no voting trusts, irrevocable proxies or other agreements or understandings to which CIMA is a party or is bound with respect to the voting of any shares of CIMA Common Stock. CIMA has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person or entity (except rights which have terminated or expired). CIMA has no outstanding obligations in respect of prior acquisitions of businesses to pay, in the form of securities, cash or other property, any portion of the consideration payable to the seller or sellers in such transaction. As of the date hereof, CIMA has no Subsidiaries.

(3) CIMA has previously made available to Cephalon complete and correct copies of the CIMA Stock Plans, the CIMA Stock Purchase Plan, and the CIMA Rights Agreement, including, in each case, all amendments thereto. CIMA has previously made available to Cephalon a complete and correct list setting forth as of October 28, 2003, (i) the number of CIMA Stock Options outstanding (listing grantee and exercise price), and (ii) the weighted average exercise price for all outstanding CIMA Stock Options, and complete and correct copies of the relevant written agreements, including amendments thereto, evidencing the grant of outstanding CIMA Stock Options.

(c) [Intentionally Omitted]

(d) Subsidiaries.

(1) (A) It owns, directly or indirectly, all the outstanding equity securities of each of its Subsidiaries free and clear of any Liens, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights. It has no investment in any other entity other than its Subsidiaries.

(2) Each of its Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified.

(3) Each of its direct and indirect Subsidiaries in existence on the date hereof is listed on Section 5.03(d)(3) of its Disclosure Letter.

(e) Power. It and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own, lease and operate all its properties and assets; and it has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(f) Authority. It has duly authorized and validly executed and delivered this Agreement. This Agreement and the transactions contemplated hereby have been approved by the CIMA Board, and duly and validly authorized by all necessary respective corporate action applicable to it, subject only to receipt of the affirmative vote of the holders of a majority of the outstanding shares of CIMA Common Stock to adopt this Agreement (the “CIMA Stockholder Approval”). This Agreement is its valid and legally binding obligation, enforceable in accordance with the terms hereof (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). CIMA represents to Cephalon that the CIMA Stockholder Approval is the only vote of the holders of any class or series of capital stock of CIMA required to adopt this Agreement.

(g) Regulatory Approvals; No Defaults.

(1) No consents or approvals of, or filings or registrations with, or notice to, or authorizations, permits or declarations of, any Governmental Authority or with any other Person are required to be made or obtained by it or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the Merger except for (A) filing of notices, and expiration of the related waiting period, under the HSR Act, (B) filings of applications and notices with, and receipt of approvals or nonobjections from, the SEC and state securities authorities, the National Association of Securities Dealers, Inc. and Nasdaq, (C) filings under the Exchange Act, (D) receipt of the CIMA Stockholder Approval and (E) the filing of the Certificate of Merger.

(2) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under (or an event which with notice or lapse of time or both would become a default), result in any loss of any benefit under, give rise to any Lien, any acceleration of remedies or any penalty, increase any benefit or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture, note, mortgage, lease or other contract, commitment, agreement or instrument to which it or of any of its Subsidiaries or its or their properties is subject or bound, (B) conflict with, constitute a breach or violation of, or a default under, its Constituent Documents or those of any of its Subsidiaries or (C) assuming that the regulatory consents, approvals, authorizations, permits and declarations described in Section 5.03(g)(1) have been obtained and all filings and notifications described in Section 5.03(g)(1) have been made and the expiration or termination of related waiting periods, conflict with, violate or require any consent or approval under any such Law applicable to it or its Subsidiaries or by which any of its or its Subsidiaries’ property or assets is bound.

(3) As of the date hereof, it is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger.

(h) Financial Reports and Regulatory Documents.

(1) It has timely filed its Annual Reports on Form 10-K for the fiscal years ended December 31, 2000, 2001 and 2002, and all other reports, registration statements, prospectuses, forms, definitive proxy statements, schedules and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it or any of its Subsidiaries subsequent to December 31, 2000 under the Securities Act or the Exchange Act (collectively, its “Regulatory Filings”). Each of its Regulatory Filings, as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, none of its Subsidiaries is subject to the periodic reporting requirements of the Exchange Act.

(2) Each of the consolidated financial statements (including the notes and schedules thereto) contained in the Regulatory Filings were prepared in accordance with GAAP as in effect on the date of such report applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and each fairly presented in all material respects the consolidated financial position, results of operations and cash flows of it and its consolidated

Subsidiaries as at the respective dates thereof for the periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on it or its Subsidiaries, taken as a whole). Its books and records and those of its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(3) As of the date hereof, except as and to the extent set forth on its and its consolidated Subsidiaries’ consolidated balance sheet as of December 31, 2002 included in its Annual Report on Form 10-K for the year ended December 31, 2002 (including the notes thereto), or as set forth on a consolidated balance sheet (including the notes thereto) included in Regulatory Filings filed with the SEC after December 31, 2002 and prior to the date of this Agreement, neither it nor any of its Subsidiaries has any Liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for (i) Liabilities incurred in the ordinary course of business since December 31, 2002, (ii) Liabilities which are accrued or reserved against and reflected in the Company’s consolidated financial statements as of December 31, 2002, and (iii) Liabilities incurred in connection with this Agreement.

(i) Absence of Certain Changes or Events. From December 31, 2002 to the date hereof (except as disclosed in its Annual Report on Form 10-K for the year ended December 31, 2002 or in its other Regulatory Filings (including the notes thereto) filed after December 31, 2002 and prior to the date of this Agreement), it and its Subsidiaries have conducted their businesses in the ordinary course of business consistent with past practice and, since December 31, 2002, there has not been (1) any change, event, or development that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect with respect to it and its Subsidiaries, taken as a whole, (2) any change, event or development that would, individually or in the aggregate, reasonably be expected to prevent it from performing its obligations under this Agreement or consummating the transactions contemplated hereby, (3) any declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions by any of its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries, any sale, transfer, mortgage, pledge or other disposition of (or grant of permission for any of the foregoing), or encumbrance on, any assets or properties, real, personal or mixed, material to it and its Subsidiaries taken as a whole, (5) any increase in any manner of the compensation of any of its or any of its Subsidiaries’ officers, directors or Employees, or entrance into, establishment, amendment or termination of any Benefits Arrangement with, for or in respect of, any officer, director, or Employee of it or any of its Subsidiaries other than pursuant to the terms of agreements in effect prior to December 31, 2002 or in the ordinary course of business consistent with past practice, or (6) the entering into of any agreement or commitment to do any of the foregoing.

(j) Litigation. Except as Previously Disclosed or set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 or Regulatory Filings filed with the SEC since December 31, 2002 and prior to the date hereof, there is no suit, action, audit, claim, investigation or proceeding pending or, to its knowledge, threatened in writing against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action, audit, claim, investigation, or proceeding) that, individually or in the aggregate, is reasonably likely to (1) be material to it and its Subsidiaries, taken as a whole, or (2) prevent or delay it in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement. Except as Previously Disclosed, to its knowledge, as of the date hereof, none of its officers or directors or the officers and directors of any of its Subsidiaries is a defendant in any claim, action, suit or proceeding commenced by any of its stockholders or any stockholder (or comparable equity owner) of its Subsidiaries with respect to the performance of his or her duties in such capacity, nor is it aware of any demand by any of its stockholders that it commence any claim, action, suit or proceeding against any of its officers or directors.

(k) Owned Real Property. Section 5.03(k) of its Disclosure Letter sets forth a complete and accurate list of the real property owned by it or any of its Subsidiaries (the “Owned Real Property”). It or one of its Subsidiaries has good fee simple title (or other similar title in jurisdictions outside the United States) to the Owned Real Property free and clear of any Liens or defects.

(l) Leases.

(1) Section 5.03(l) of its Disclosure Letter sets forth a list of all material leases, subleases and occupancy agreements, together with all amendments and supplements thereto, with respect to all real properties in which it or any of its Subsidiaries has a leasehold interest, whether as lessor or lessee (each, a “Lease” and collectively, the “Leases”; the property covered by Leases under which it or such Subsidiary is a lessee is referred to herein as the “Leased Real Property”).

(2) Each Lease is in full force and effect. Neither it nor any of its Subsidiaries is in default under any Lease and, to its knowledge, no other Person party to a Lease is in default.

(m) Intellectual Property. Section 5.03(m) of the Disclosure Letter sets forth an accurate and complete list of: (i) all registered Marks, and all pending applications for registration of any Marks anywhere in the world, owned by it or its Subsidiaries; (ii) all Patents and application for Patents, anywhere in the world, owned by it or its Subsidiaries; (iii) all registered Copyrights and pending applications for registration of any Copyrights anywhere in the world owned by it or its Subsidiaries; and (iv) all Software owned by it or its Subsidiaries that is material to the operation of its business as presently conducted, but excluding off-the-shelf and in-licensed Software (collectively, “Owned Intellectual Property”). Except as set forth in Section 5.03(m) of the Disclosure Letter, it and its Subsidiaries own all right, title, and interest in the Owned Intellectual Property. It or its Subsidiaries own, or are licensed or otherwise possess legal enforceable rights to use the Intellectual Property Rights that are used in its businesses, and the businesses of its Subsidiaries, as currently conducted. To its knowledge, all material patents, trademarks, trade names, service marks and copyrights held by it or its Subsidiaries are valid and subsisting. To its knowledge, it and its Subsidiaries are not infringing any intellectual property rights of any other Person. To its knowledge, no claim is pending or, to its knowledge, threatened with respect to the ownership, validity, license or use of, or any infringement resulting from, the Intellectual Property Rights. To its knowledge, the Intellectual Property Rights are not being infringed or misappropriated by any other Person. There are no restrictions on the direct or indirect transfer of the Intellectual Property Rights that would be triggered by the transactions contemplated hereby. To its knowledge, it and its Subsidiaries have taken reasonable precautions in accordance with standard industry practice to protect the secrecy, confidentiality and value of all material Trade Secrets of it or its Subsidiaries, including requiring their employees and officers to execute and deliver confidentiality, assignment of rights and non-disclosure agreements. To its knowledge, no employee of it or its Subsidiaries is in violation of any material term of any confidentiality or nondisclosure agreement.

(n) Insurance. All material insurance policies carried by or covering it and its Subsidiaries with respect to their businesses, assets and properties are in full force and effect, and, to its knowledge, no notice of cancellation has been given with respect to any such policy. Neither it nor any of its Subsidiaries has assigned, pledged or transferred any rights under any such insurance policies. There are no claims by it or any Subsidiary under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause (other than a customary reservation of rights clause). All necessary notifications of claims have been made by it or its Subsidiaries to insurance carriers.

(o) Regulatory Matters.

(1) To its knowledge, all manufacturing, processing, distribution, labeling, storage, testing, specifications, sale or marketing of products performed by or on behalf of it and its Subsidiaries are in compliance with all applicable laws, rules, regulations, guidances or orders administered or issued by the Food and Drug Administration, the Drug Enforcement Agency and any other Governmental Authority.

(2) To its knowledge, all pre-clinical and clinical investigations conducted or sponsored by it or any of its Subsidiaries are being conducted in compliance with all recommendations of the Food and Drug Administration and all applicable laws, rules, regulations and guidances, including Good Laboratory Practices, investigational new drug requirements, Good Clinical Practice requirements (including informed consent and institutional review boards designed to ensure the protection of the rights and welfare of human subjects), and federal and state laws, rules, regulations and guidances restricting the use and disclosure of individually identifiable health information. To its knowledge, neither it nor any of its Subsidiaries has received any information which could reasonably be expected to lead to the denial of any application for approval currently pending before the Food and Drug Administration.

(3) Neither it nor any of its Subsidiaries has received any oral or written communication (including any warning letter, untitled letter, Form 483s or similar notices), or is otherwise aware of any action or proceeding pending or, to its knowledge, threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that it or any of its Subsidiaries is not currently in compliance with any and all applicable laws, regulations or orders implemented by the Food and Drug Administration, the Drug Enforcement Agency, or any other Governmental Authority responsible for regulating the pharmaceutical industry. To its knowledge, none of its Employees is or has been the subject of any similar pending or threatened action or proceeding.

(4) Neither it nor any of its Subsidiaries has received any correspondence from the Food and Drug Administration regarding, or is aware of, any pending or threatened action or proceeding against it, any of its Subsidiaries or any of its Employees regarding any debarment action or investigation undertaken pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C. Sections 335(a), (b) and (c), or any other similar regulation of the Food and Drug Administration.

(5) To its knowledge, no data generated by it or any of its Subsidiaries that has been provided to its clients is the subject of any regulatory or other action, either pending or threatened, by the Food and Drug Administration or other Governmental Authority relating to the truthfulness or scientific adequacy of such data.

(6) To its knowledge, neither it nor any of its Subsidiaries is the subject, officially or otherwise, of any pending or threatened investigation by the Food and Drug Administration pursuant to its Fraud, Untrue, Material Facts, Bribery, and Illegal Gratuities Final Policy or by the Department of Health and Human Services Office of Inspector General (“OIG”) or United States Department of Justice (“DOJ”) pursuant to the Federal Anti-Kickback Statute 42 U.S.C.

(7) Section 1320a-7(b) and the Civil False Claims Act (31 U.S.C. Section 3729 et seq.) and the regulations promulgated pursuant to such statutes. To its knowledge, neither it nor any of its Subsidiaries nor any of its Employees has knowingly committed any act, made any statement, or failed to make any statement, that would reasonably be expected to provide a basis for the Food and Drug Administration to invoke its Fraud, Untrue, Material Facts, Bribery, and Illegal Gratuities Final Policy or that would reasonably be expected to provide a basis for liability under the Federal Anti-Kickback Statute or the Civil False Claims Act and any regulations promulgated thereunder.

(p) Environmental.

(1) It and its Subsidiaries are in compliance with all, and have no Liability under any, applicable Environmental Laws. There is no claim with respect to Environmental Laws pending or, to its knowledge, threatened against it or any of its Subsidiaries and, to its knowledge, there are no facts or circumstances that could give rise to such a claim that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither it nor any of its Subsidiaries has either assumed or undertaken, or agreed to assume or undertake, responsibility for any Liability or obligation of any other Person, arising under or relating to Environmental Laws, including any obligation for investigation or corrective or remedial action, other than an assumption by operation of law as the result of the merger of a Person with and into it or any of its Subsidiaries.

(2) “Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

(3) “Environmental Law” means any federal, state, local, provincial, foreign, civil and criminal Law, statute, ordinances, common law, rules, regulations, policies and guidance documents with the effect of law, now in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution, health, worker health and safety or protection of the environment, including those relating to the use, handling, transportation, treatment, storage, disposal, release, exposure or discharge of Hazardous Substances.

(4) “Hazardous Substances” means (i) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (ii) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

(q) Compliance with Laws. Each of it and its Subsidiaries:

(1) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with (the “Permits”), all Governmental Authorities (including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended and the regulations of the United States Food and Drug Administration promulgated thereunder) that are required for it to own or lease and operate its properties or other assets and to conduct its business in the manner described in the Regulatory Filings prior to the date hereof and as it is presently conducted, and all such Permits are valid and in full force and effect and, to its knowledge, no event has occurred which permits, or upon the giving of notice or passage of time or both, would permit revocation, non-renewal, modification, suspension, limitation or termination of any Permit;

(2) conducts its business in compliance with all applicable Laws, and is not in conflict with, or in default or violation of, any Law applicable to it or by which any of its property or assets is bound, or any Permits; and

(3) has received, since December 31, 2000, no written notification from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any Law which such Governmental Authority enforces or (B) threatening to revoke any Permit.

(r) Material Contracts; Defaults.

(1) As of the date hereof, except as filed as exhibits to its Regulatory Filings prior to the date of this Agreement, neither it nor any of its Subsidiaries is a party to, and none of their respective assets, businesses or operations is bound by, any contract, agreement, commitment, arrangement, lease or other instrument (whether written or oral) that (a) is a “material contract” (as such term is defined in Item 601(a)(10) of Regulation S-K promulgated under the Securities Act), (b) relates to any indebtedness in excess of $10,000,000, (c) provides for aggregate payments from it or any of its Subsidiaries in excess of $10,000,000, has an unexpired term exceeding six months and cannot be terminated without penalty upon not more than 30 days’ prior written notice, or (d) materially limits its freedom or the freedom of any of its Subsidiaries to compete in any line of business or with any Person or in any geographical area or which would so materially limit its freedom or the freedom of any of its Subsidiaries so to compete after the Effective Time (collectively, its “Material Contracts”). Each of its Material Contracts is valid and binding on it or its Subsidiary party thereto and, to its knowledge, each other Person thereto, and is in full force and effect and enforceable against it or such Subsidiary, as the case may be, in accordance with its terms, (except as enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles and (ii) to the extent applicable, securities laws limitations on the enforceability of provisions regarding indemnification in connection with the sale or issuance of securities). No customer party to a Material Contract has given notice of termination or notice of election to self manufacture products currently manufactured by CIMA.

(2) Neither it nor any of its Subsidiaries is in violation, breach or default under any of its Material Contracts, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a violation, breach or default.

(s) Customers. Since December 31, 2002, neither it nor any of its Subsidiaries has received written notice that any material customer intends to cancel, terminate or otherwise modify any relationship with it or any of its Subsidiaries.

(t) Employees; Labor Relations. Neither it nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contract or understanding with a labor union or labor organization. There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to its knowledge, threatened against it or any of its Subsidiaries, (ii) to its knowledge, activity or proceeding by a labor union or representative thereof to organize any of its employees or any employees of any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or to its knowledge threats thereof by or with respect to such employees.

(u) Employee Benefit Plans.

(1) All Benefits Arrangements covering its current employees or former employees and those of its Subsidiaries (collectively, “Employees”, and each individually, an “Employee”) and its current or former directors and those of its Subsidiaries, including: (i) “employee benefit plans” within the meaning of Section 3(3) of ERISA; and (ii) deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (collectively, “Benefit Plans” and each individually, a “Benefit Plan”), are Previously Disclosed. True and complete copies of all Benefit Plan Documents, including any trust instruments and insurance contracts forming a part of any Benefit Plan Documents, and all amendments thereto, have been made available to the other party.

(2) All of its Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and which is intended to be qualified under Section 401(a) of the Code, is so qualified, and has received a favorable determination letter from the Internal Revenue Service, or the remedial amendment period under applicable Internal Revenue Service guidance in which to apply for such letter and make any amendments that are necessary to obtain a favorable determination as to the current qualified status of such Pension Plan has not yet expired, and it is not aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter. Each Benefit Plan which is intended to be part of or funded through a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code has (i) received an opinion letter from the Internal Revenue Service recognizing its exempt status under Section 501(c)(9) of the Code and (ii) filed a timely notice with the Internal Revenue Service pursuant to Section 505(c) of the Code, and it is not aware of circumstances likely to result in the loss of the exempt status of such Benefit Plan under Section 501(c)(9) of the Code. There is no material pending or, to the knowledge of CIMA, threatened litigation relating to its Benefit Arrangements (other than a claim for benefits in the ordinary course). Neither it, nor to the knowledge of CIMA, any plan fiduciary of any Benefit Arrangement, has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. It has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Benefit Arrangement and has not been assessed any civil penalty under Section 502(l) of ERISA.

(3) No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by it, any of its Subsidiaries, or any of their respective ERISA Affiliates with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them. None of it, any of its Subsidiaries, or any of their respective ERISA Affiliates has contributed to a “multiemployer plan,” within the meaning of Section 3(37) of ERISA, at any time on or after September 26, 1980. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Benefit Arrangement which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA within the 12-month period ending on the date hereof.

(4) All contributions required to be made under the terms of any of its Benefit Arrangements have been timely made or have been reflected on its consolidated financial statements included in its Regulatory Filings. No Benefit Arrangement has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and neither it, nor any of its Subsidiaries or their respective ERISA Affiliates has an outstanding funding waiver. Neither it nor any of its Subsidiaries or their respective ERISA Affiliates has provided, or is required to provide, security to any of its Benefit Arrangements pursuant to Section 401(a)(29) of the Code.

(5) There has been no amendment to, announcement by it or any of its Subsidiaries relating to, or change in Employee participation or coverage under, any Benefit Plan that would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred therefor for the most recently completed fiscal year. Neither its execution of this Agreement, the performance of its obligations hereunder, the consummation of the transactions contemplated by this Agreement, the termination of the employment of any of its employees within a specified time of the Effective Time nor stockholder approval of the transactions covered by this Agreement, will (x) limit its right, in its sole discretion, to administer or amend in any respect or terminate any of its Benefit Plans or any related trust, (y) entitle any of its Employees to severance pay or any increase in severance pay, or (z), except as expressly contemplated hereby, accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Plans. Without limiting the foregoing, as a result of the consummation of the transactions contemplated by this Agreement (including, as a result of the termination of the employment of any of its employees within a specified time of the Effective Time) neither it nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(v) Related Party Transactions. Except as disclosed in Regulatory Filings filed prior to the date of this Agreement, since December 31, 2002, neither it nor any of its Subsidiaries has entered into any relationship or transaction of the sort that would be required to be disclosed by it pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

(w) Taxes. (1) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to it and its Subsidiaries have been duly and timely filed, and all such Tax Returns are complete and accurate in all material respects, (2) all Taxes shown to be due on the Tax Returns referred to in clause (1) or that are otherwise due and payable have been paid in full, except for Taxes which are being contested in good faith and for which adequate reserves have been established on the balance sheets contained in the financial statements contained in the Regulatory Filings filed prior to the date hereof, (3) all Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any Employee, creditor or third party have been paid over to the proper

Governmental Authority in a timely manner, to the extent due and payable, and (4) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its U.S. federal income taxes or those of its Subsidiaries. Its unpaid Taxes and those of its Subsidiaries did not, as of the dates of the most recent financial statements contained in the Regulatory Filings filed before the date hereof, exceed the reserve for Liabilities for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in such financial statements. Since December 31, 2002, neither it nor any of its Subsidiaries has incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice, (y) changed its Tax elections or the Tax elections of any of its Subsidiaries or any accounting method used by it or any of its Subsidiaries for Tax purposes, where such Tax election or change in accounting method has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, or (z) settled or compromised any material liability for income Taxes of it and its Subsidiaries taken as a whole. It has delivered or made available to the other party complete and accurate copies of its federal, state and local Tax Returns and those of its Subsidiaries and each of their predecessors for the years ended December 31, 1999, 2000 and 2001, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of it and its Subsidiaries or any predecessors since December 31, 1999. There are no pending or, to its knowledge, threatened audits, assessments or other actions for or relating to any Liability in respect of Taxes (including any deficiencies for Taxes) of any of it or its Subsidiaries, and there are no matters under discussion with Governmental Authorities, or known to it, with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to any of it and its Subsidiaries. No Liens for Taxes exist with respect to any of its assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent or that are being contested in good faith and reserved for in accordance with GAAP. Neither it nor any of its Subsidiaries has been a party to any distribution as either a “distributing corporation” or a “controlled corporation” in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied (i) in the two (2) years prior to the date of this Agreement, or (ii) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger. Except for the affiliated group of which it is the common parent, each of it and its Subsidiaries is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return. Neither it nor any of its Subsidiaries has liability for the Taxes of any Person (including an individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Authority) other than it and its Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise. Neither it nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2) or 301.6111-2(b)(2). If either it or any of its Subsidiaries has entered into any transaction such that, if the treatment claimed by it or its Subsidiaries were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then it believes that it has either (x) substantial authority for the tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

(x) Books and Records; Internal Controls. It maintains a system of internal controls for financial reporting sufficient to provide reasonable assurance (i) that records are maintained in reasonable detail that accurately and fairly reflect the transactions and dispositions of its assets; (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that its receipts and expenditures are being made only in accordance with authorizations of its management and directors; and (iii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements.

(y) Marketable Investments. Section 5.03(y) of its Disclosure Letter lists by amount and type each available-for-sale security owned by it or any of its Subsidiaries as of a recent date. There are no restrictions of any kind which prevent or restrict the sale of such available-for-sale securities.

(z) Takeover Laws and Provisions. It has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state (collectively, “Takeover Laws”), other than Section 203 of the DGCL. The action of its Board of Directors in approving this Agreement (and the transactions provided for herein) is sufficient to render inapplicable to this Agreement (and the transactions provided for herein) the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any Articles, Sections or provisions of its Constituent Documents concerning “business combination”, “fair price”, “voting requirement”, “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

(aa) Financial Advisors, Etc. None of it, its Subsidiaries or any of their officers, directors or Employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, it has retained Deutsche Bank Securities Inc. as its financial advisor with respect to the transactions contemplated by this Agreement, the arrangements with which have been disclosed to the other party prior to the date hereof. As of the date hereof, the CIMA Board has received a written opinion of Deutsche Bank Securities Inc. to the effect that, as of the date of such opinion, the Merger Consideration is fair from a financial point of view to the holders of CIMA Common Stock.

(bb) Recommendation of CIMA Board. The CIMA Board, by resolutions adopted unanimously (which resolutions have not been rescinded or amended) at one or more meetings, each of which were duly called and held, and at which a quorum was present and acting throughout, has (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to, and in the best interests of, CIMA and the stockholders of CIMA, (ii) approved this Agreement and transactions contemplated hereby, and any other matters required to be approved or adopted in order to effect the Merger and other transactions contemplated by this Agreement, which approval has not been rescinded or modified, (iii) resolved to recommend approval and adoption of this Agreement by its stockholders, (iv) directed that this Agreement be submitted to its stockholders for consideration in accordance with the terms of this Agreement, and (v) resolved that this Agreement and the transactions contemplated hereby, including the Merger, constitute a “Superior Proposal” as such term is defined in the Agreement and Plan of Merger, dated as of August 5, 2003, by and between aaiPharma Inc., CIMA, Scarlet Holding Corporation, Scarlet MergerCo, Inc. and Crimson MergerCo, Inc. (the “aaiPharma Merger Agreement”). The aaiPharma Merger Agreement has been terminated in accordance with the terms thereof.

(cc) CIMA Rights Agreement. CIMA has amended the CIMA Rights Agreement to ensure that (i) none of a “Distribution Date” or a “Shares Acquisition Date” (in each case as defined in the CIMA Rights Agreement) will occur, and none of Cephalon or any of its stockholders or any of their “Affiliates” or “Associates” as of the date hereof (including MergerCo) will be deemed to be an “Acquiring Person” (in each case as defined in the CIMA Rights Agreement) by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; and (ii) the Rights will expire immediately prior to the Effective Time. No “Distribution Date” or “Shares Acquisition Date” has occurred.

      5.04 Representations and Warranties With Respect to Cephalon. Except as Previously Disclosed, Cephalon hereby represents and warrants to CIMA, as follows:

(a) Organization, Standing and Authority. Each of Cephalon and MergerCo is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Cephalon and MergerCo is duly qualified or licensed to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(b) Power. Each of Cephalon and MergerCo has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate all its properties and assets; and each of Cephalon and MergerCo has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(c) Authority. Each of Cephalon and MergerCo has duly authorized and validly executed and delivered this Agreement. This Agreement and the transactions contemplated hereby have been approved by its and MergerCo’s Board of Directors and duly and validly authorized by all necessary respective corporate action applicable to it. This Agreement is its and MergerCo’s valid and legally binding obligation enforceable in accordance with the terms hereof (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d) Regulatory Approvals; No Defaults.

(1) No consents or approvals of, or filings or registrations with, or notice to, or authorizations, permits or declarations of, any Governmental Authority or with any other Person are required to be made or obtained by it or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the Merger except for (A) filing of notices, and expiration of the related waiting period, under the HSR Act, (B) filings of applications and notices with, and receipt of approvals or nonobjections from, the SEC and state securities authorities, the National Association of Securities Dealers, Inc. and Nasdaq, (C) filings under the Exchange Act, (D) the filing of the Certificate of Merger.

(2) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under (or an event which with notice or lapse of time or both would become a default), result in any loss of any benefit under, give rise to any Lien, any acceleration of remedies or any penalty, increase any benefit or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture, note, mortgage, lease or other contract, commitment, agreement or instrument to which it or any of its Subsidiaries or its or their properties is subject or bound, (B) conflict with, constitute a breach or violation of, or a default under, its Constituent Documents or those of any of its Subsidiaries or (C) assuming that the regulatory consents, approvals, authorizations, permits and declarations described in Section 5.04(d)(1) have been obtained and all filings and notifications described in Section 5.04(d)(1) have been made and the expiration or termination of related waiting periods, conflict with, violate or require any consent or approval under any such Law applicable to it or its Subsidiaries or by which any of its or its Subsidiaries’ property or assets is bound.

(e) Financing. Cephalon and MergerCo has sufficient cash available to pay the Merger Consideration for all shares of CIMA Common Stock.

(f) Financial Advisors, Etc. None of it, its Subsidiaries or any of their officers, directors or Employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, it has retained J.P. Morgan Securities Inc. as its financial advisor with respect to the transactions contemplated by this Agreement, the arrangements with which have been disclosed to the other party prior to the date hereof. As of the date hereof, the Cephalon Board has received a written opinion of J.P. Morgan Securities Inc. to the effect that, as of the date of such opinion, the Merger Consideration is fair from a financial point of view to Cephalon.

      5.05 Representations and Warranties With Respect to MergerCo. Except as Previously Disclosed, Cephalon hereby represents and warrants to CIMA, as follows:

(a) Capital Stock of MergerCo. The authorized capital stock of MergerCo consists of 1,000 shares of MergerCo Common Stock, of which 100 shares are outstanding, all of which outstanding shares are held of record and beneficially by Cephalon.

(b) No Business Activities. MergerCo has not conducted any activities or incurred any Liabilities other than in connection with its organization and maintenance of good standing, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. MergerCo has no Subsidiaries.

ARTICLE VI

COVENANTS

      6.01     Reasonable Best Efforts.

      (a) Subject to the terms and conditions of this Agreement, Cephalon and CIMA will use all reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with, and furnish information to, the other party to that end.

      (b) As soon as reasonably practicable following the execution of this Agreement, Cephalon, as the holder of all of the outstanding shares of MergerCo Common Stock, will approve and adopt this Agreement.

      6.02     Proxy Statement; Stockholder Approval.

      (a) As promptly as reasonably practicable and in any event not later than the twenty days following the date hereof, CIMA shall prepare and file with the SEC the proxy materials relating to the CIMA Meeting (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”). Cephalon agrees to cooperate, and to cause its Subsidiaries to cooperate, with CIMA, its counsel and its accountants, in the preparation of the Proxy Statement. CIMA shall provide Cephalon with a reasonable opportunity to review and comment on the Proxy Statement prior to filing such with the SEC, and will promptly provide Cephalon with a copy of all such filings made with the SEC. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. CIMA shall use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the date hereof. CIMA shall, as promptly as practicable after receipt thereof, provide Cephalon copies of any written comments and advise the Cephalon of any oral comments with respect to the Proxy Statement received from the SEC. CIMA shall provide Cephalon with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will promptly provide Cephalon with a copy of all such filings made with the SEC. CIMA shall mail the Proxy Statement to its stockholders as soon as reasonably practicable after the Proxy Statement shall have been cleared by the SEC; provided, however, that CIMA shall consult and cooperate with Cephalon in determining the appropriate time for mailing the Proxy Statement in light of the date set for the CIMA Meeting. Each of Cephalon and MergerCo shall furnish all information concerning it and the holders of its capital stock as CIMA may reasonably request in connection with such actions and the preparation of the Proxy Statement.

      (b) CIMA will advise Cephalon, promptly after it receives notice thereof, of the time when the Proxy Statement has been cleared or any request by the SEC for amendment or supplement of the Proxy Statement.

      (c) Cephalon, CIMA and MergerCo each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the CIMA Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. If, at any time prior to the Effective Time, any information relating to CIMA, Cephalon, MergerCo or any of their Subsidiaries, or any of their respective Affiliates, officers or directors, should be discovered by CIMA, Cephalon or MergerCo that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of CIMA.

      (d) Notwithstanding any other provision in this Agreement to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement shall be made without the approval of both Cephalon and CIMA, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; provided, further, that CIMA, in connection with a Change in the CIMA Recommendation (as defined in Section 6.02(e)), may amend or supplement the Proxy Statement (including by incorporation by reference) pursuant to a Qualifying Amendment (as defined below) to effect such a Change, and in such event, the right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors’ deliberations and conclusions accurately described. A “Qualifying Amendment” means an amendment or supplement to the Proxy Statement (including by incorporation by reference) to the extent it contains (i) a Change in the CIMA Recommendation, (ii) a statement of the reasons of the CIMA Board for making such Change in the CIMA Recommendation and (iii) additional information reasonably related to the foregoing.

      (e) Prior to the termination of this Agreement, CIMA shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders (the “CIMA Meeting”) as soon as reasonably practicable following the date the Proxy Statement is cleared by the SEC and after coordination with Cephalon for the purpose of obtaining the CIMA Stockholder Approval; provided that, subject to applicable Law, so long as the Proxy Statement is cleared by the SEC not later than thirty Business Days prior to the Termination Date, the CIMA Meeting shall be held not later than five Business Days prior to the Termination Date. In connection with the CIMA Meeting and the transactions contemplated hereby, CIMA will (i) subject to applicable Law and this Section 6.02(e), use its reasonable best efforts (including postponing or adjourning the CIMA Meeting to obtain a quorum or to solicit additional proxies) to obtain the necessary approvals by its stockholders of this Agreement and (ii) otherwise comply with all legal requirements applicable to the CIMA Meeting. The CIMA Board shall recommend adoption of this Agreement by the stockholders of CIMA as set forth in Section 5.03(bb) (the “CIMA Recommendation”), and shall not Change in any manner adverse to Cephalon such recommendation or take any action or make any statement in connection with the CIMA Meeting inconsistent with such recommendation (collectively, a “Change in the CIMA Recommendation”); provided that the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the CIMA Recommendation) of factual information regarding the business, financial condition or results of operations of CIMA or Cephalon or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided that the CIMA Board does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Cephalon the CIMA Recommendation) in the Proxy Statement or otherwise, to the extent such information, facts, identity or terms is required to be disclosed under applicable Law; and, provided further, that the CIMA Board may make a Change in the CIMA Recommendation pursuant to Section 6.03(e) hereof. Notwithstanding any Change in the CIMA Recommendation, this Agreement shall be submitted to the stockholders of CIMA at the CIMA Meeting for the purpose of adopting this Agreement and approving the Merger; provided that this Agreement shall not be required to be submitted to the stockholders of CIMA at the CIMA Meeting if this Agreement has been terminated pursuant to Section 8.01 hereof. For purposes of this Agreement, a Change in the CIMA Recommendation shall be deemed to include a recommendation by the CIMA Board of a third party Acquisition Proposal with respect to CIMA.

      (f) Nothing in this Section 6.02 shall permit either party to terminate this Agreement (except as specifically provided in Article VIII).

      6.03     Acquisition Proposals.

      (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, CIMA agrees that neither it nor any of its Subsidiaries nor any of the officers, directors or employees of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) initiate, solicit, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal (except to notify such Person as to the existence of these provisions or to the extent specifically permitted pursuant to this Section 6.03), (iii) accept, approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to this Section 6.03), or (iv) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal or a transaction contemplated thereby (except for confidentiality agreements specifically permitted pursuant to Section 6.03(c)(3)). CIMA and its officers, directors and employees will immediately cease and cause to be terminated, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives to immediately cease and terminate, any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Cephalon with respect to any Acquisition Proposal, and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any such Acquisition Proposal.

      (b) CIMA will as promptly as practicable (and in no event later than within one Business Day after receipt thereof) notify Cephalon in writing following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal. Such notice shall set forth in reasonable detail the substance and material terms of such Acquisition Proposal, request or inquiry (including the identity of the Person making such Acquisition Proposal, request or inquiry). CIMA will keep Cephalon apprised of any related developments, discussions and negotiations (including any material changes or modifications to the terms and conditions of the Acquisition Proposal, request or inquiry) on a current basis, and provide to Cephalon, as soon as reasonably practicable, copies of all written materials provided or made available in connection with such Acquisition Proposal, request or inquiry (including the form of any merger agreement or acquisition agreement, as the case may be, in connection with any such Acquisition Proposal). CIMA shall provide Cephalon with forty-eight (48) hours’ prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of the CIMA Board at which such Board of Directors is reasonably expected to consider any Acquisition Proposal.

      (c) Notwithstanding anything in this Agreement to the contrary, CIMA shall be permitted to engage in discussions or negotiations with, and provide nonpublic information to, any Person that has made an unsolicited bona fide written Acquisition Proposal with respect to it, if and only to the extent that:

(1) the CIMA Stockholder Approval shall not have been obtained;

(2) (x) the CIMA Board has concluded in good faith, after consultation with a nationally recognized financial advisor and its outside legal counsel, such Acquisition Proposal constitutes a Superior Proposal (and continues to constitute a Superior Proposal after taking into account any amendment or modification to this Agreement proposed by the other party hereto during any three Business Day period referenced below in Section 6.03(d)), or (y) the CIMA Board concludes in good faith, after consultation with a nationally recognized financial advisor and its outside legal counsel, that there is a reasonable likelihood that such Acquisition Proposal would reasonably be expected to result in a Superior Proposal;

(3) prior to providing any nonpublic information to any Person, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement; and

(4) prior to providing any nonpublic information to any Person or entering into discussions or negotiations with any Person, it has notified Cephalon promptly of such Acquisition Proposal (a “Superior Proposal Notice”) and has otherwise complied with its obligations under Section 6.03(b).

      (d) For a period of not less than three Business Days after CIMA’s delivery of any Superior Proposal Notice to Cephalon, it shall, if requested by Cephalon, negotiate in good faith with Cephalon to revise this Agreement so that the Acquisition Proposal that constituted a Superior Proposal no longer constitutes a Superior Proposal (a “Former Superior Proposal”). The terms and conditions of this Section 6.03 shall again apply to any inquiry or proposal made by any Person who withdraws a Superior Proposal or who made a Former Superior Proposal (after withdrawal or after such time as such proposal is a Former Superior Proposal).

      (e) Notwithstanding anything in this Agreement to the contrary, CIMA shall be permitted to effect a Change in the CIMA Recommendation if and only to the extent that:

(1) the CIMA Stockholder Approval shall not have been obtained;

(2) it shall have (x) provided written notice to Cephalon stating that it intends to change its recommendation and the manner in which it intends to do so, and (y) complied with its obligations under Sections 6.03(b) and (d); and

(3) the CIMA Board has concluded in good faith, after receipt of advice of its outside legal counsel, that the failure of the Board of Directors to effect a Change in the CIMA Recommendation would result in a breach of its fiduciary obligations to its stockholders under applicable Law.

      (f) Nothing contained in this Agreement shall prohibit CIMA or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, CIMA shall not effect a Change in the CIMA Recommendation unless specifically permitted pursuant to the terms of Section 6.03(e).

      (g) CIMA shall not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so, prior to termination of this Agreement.

      (h) CIMA agrees that it will use reasonable best efforts to promptly inform its Representatives of the obligations undertaken in this Section 6.03.

      6.04     [Intentionally Omitted]

      6.05     Press Releases; Public Announcements. Cephalon and CIMA shall consult with each other before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release, written employee communication or other written stockholder communication with respect to the Merger or this Agreement and shall not issue, or allow any of their respective Subsidiaries to issue, any such communication or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such communication or make a Regulatory Filing or other public statement that may be required by applicable Law or securities exchange rules on which the CIMA Common Stock or any security of Cephalon is listed, as applicable; provided, further, that a party may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by CIMA and Cephalon and do not reveal any non-public information regarding the other party.

Cephalon and CIMA shall cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

      6.06     Access; Information.

      (a) Each of Cephalon and CIMA agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall (and shall cause its Subsidiaries to) afford the other party, and the other party’s Representatives, such access during normal business hours, upon reasonable notice, throughout the period before the Effective Time to the books, records (including Tax Returns and work papers of independent accountants), properties, personnel and to such other information as any party may reasonably request and, during such period, it will furnish promptly to such other party all information concerning the business, properties and personnel of it as the other may reasonably request; provided that such investigation shall not unreasonably disrupt the furnishing party’s operations. Neither party nor any of its Subsidiaries shall be required to afford access or disclose information that would jeopardize attorney-client privilege or contravene any binding agreement with any third party. The parties shall make appropriate substitute arrangements in circumstances where the previous sentence applies.

      (b) Each party agrees that it shall hold as confidential any information that is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement, dated as of October 1, 2003, between Cephalon and CIMA (the “Confidentiality Agreement”). Notwithstanding anything to the contrary set forth in this Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, including the Confidentiality Agreement, the parties hereto acknowledge and agree that any obligations of confidentiality contained herein and therein shall not apply to the Tax treatment and Tax structure of the Merger upon the earlier to occur of (i) the date of the public announcement of discussions relating to the Merger, (ii) the date of the public announcement of the Merger, or (iii) the date of the execution of the Agreement, all within the meaning of Treasury Regulations Section 1.6011-4; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the Merger, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Code, is not intended to be affected by the foregoing.

      (c) No investigation by either party of the business and affairs of the other party, pursuant to this Section 6.06 or otherwise, shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

      6.07     Takeover Laws and Rights Plans.

      (a) No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. No party shall take any action that would cause the transactions contemplated by this Agreement not to comply with any Takeover Provisions, and each of them shall take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

      (b) The CIMA Board shall not, without the prior written consent of Cephalon, (i) amend the CIMA Rights Agreement or (ii) take any action to, or make any determination under, the CIMA Rights Agreement, including a redemption of the CIMA Rights, except upon the termination of this Agreement pursuant to Section 8.01(i).

      6.08     [Intentionally Omitted]

      6.09     Regulatory and Third Party Approvals.

      (a) Subject to the terms and conditions herein provided, CIMA and Cephalon shall:

(1) as promptly as reasonably practicable make their respective filings under the HSR Act with respect to the Merger, and thereafter promptly make any other required submissions under the HSR Act;

(2) use their reasonable best efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby (the “Requisite Regulatory Approvals”) and (B) timely making all such filings in respect of those Requisite Regulatory Approvals and timely seeking all such Requisite Regulatory Approvals;

(3) use their reasonable best efforts to prepare and file, as applicable, as soon as is reasonably practical, all documentation to effect and obtain all Requisite Regulatory Approvals;

(4) promptly notify each other as soon as is reasonably practicable of any material communication concerning this Agreement or the transactions contemplated hereby (including the Merger) to that party or its Subsidiaries from any Governmental Authority and permit the other party to review in advance any proposed communications concerning this Agreement or the transactions contemplated hereby (including the Merger) to any Governmental Authority;

(5) to the extent reasonably practicable, not agree to participate in any meeting or discussion with any Governmental Authority in respect of any filings, investigation or other inquiry concerning this Agreement or the transactions contemplated hereby (including the Merger) unless it consults with the other party in advance and, to the extent reasonably practicable and permitted by such Governmental Authority, gives the other party the opportunity to attend and participate in the meeting or discussion;

(6) furnish the other party with copies of all material correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives on the one hand, and any Governmental Authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger;

(7) furnish the other party with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Authority, including any filings necessary or appropriate under the provisions of the HSR Act; and

(8) not voluntarily extend any waiting period under the HSR Act and/or enter into any agreement with a Governmental Authority to delay or not to consummate the Merger except with the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed (which reasonableness shall be determined in light of CIMA’s and Cephalon’s obligation to consummate the Merger as promptly as reasonably practicable following the date of this Agreement).

      CIMA, Cephalon and their respective Subsidiaries may designate any competitively sensitive information provided to the other under this Section 6.09(a) as “outside counsel only.” Such information shall be given only to outside counsel of the recipient. In addition, CIMA, Cephalon and their respective Subsidiaries may redact any competitively sensitive information from such documents shared with the other party or its counsel that is not pertinent to the subject matter of a Requisite Regulatory Approval.

      (b) Without limiting Section 6.09(a), CIMA and Cephalon shall:

(1) each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including defending through litigation on the merits any claim asserted in any court by any party; and

(2) each use its reasonable best efforts to avoid or eliminate impediments under any antitrust, competition or trade regulation law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event prior to the Termination Date), provided that nothing in this Section 6.09 shall require either CIMA or Cephalon to (i) license, sell, divest or dispose of any assets or businesses of CIMA or Cephalon or any of their respective Subsidiaries or (ii) otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the assets or businesses of CIMA or Cephalon or any of their respective Subsidiaries if, any such sale, divestiture, disposition or action (x) is not conditioned upon the consummation of the Merger or (y) would, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or Cephalon after giving effect to the Merger.

      (c) Each of CIMA and Cephalon shall give (or shall cause their respective Subsidiaries to give) any notices to non-governmental third parties, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain any non-governmental third party consents with respect to it, (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be disclosed in Section 5.03(g) of the CIMA Disclosure Letter or (iii) required to prevent a CIMA Material Adverse Effect or a Cephalon Material Adverse Effect from occurring prior to or after the Effective Time. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 6.09(c), such party shall use reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon CIMA and Cephalon, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent; provided that no obligation to make a material payment or to grant a material right shall be imposed by this Section 6.09(c).

      6.10     Indemnification.

      (a) Following the Effective Time, Cephalon and Surviving Corporation will indemnify, defend and hold harmless, and provide advancement of expenses to, the present and former directors and officers of CIMA or any of its Subsidiaries (each, an “Indemnified Party”), to the fullest extent permitted by Law, against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or before the Effective Time (including the transactions contemplated by this Agreement).

      (b) For a period of six years following the Effective Time, Surviving Corporation shall cause to be maintained in effect in the Constituent Documents of it or any successor of it, provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable to the intended beneficiaries as those presently contained in the Constituent Documents of CIMA to the extent permitted by Law.

      (c) For a period of six years following the Effective Time, Cephalon shall, or shall cause Surviving Corporation to, provide director’s and officer’s liability insurance for the benefit of the present and former officers and directors of CIMA or any of its Subsidiaries with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement), which insurance will contain at least the same coverage (and not less than $15,000,000 of coverage with respect to CIMA) and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided to such Indemnified Party by CIMA; provided, however, that Cephalon or Surviving Corporation shall not be required to pay annual premiums in excess of $4,000,000, in which case Cephalon or Surviving Company shall obtain in the aggregate as much comparable insurance as is reasonably available for such amount to provide, to the extent practicable, the same amount of coverage with respect to the present and former officers and directors of CIMA and any of its Subsidiaries as coverage with respect to the present and former officers and directors of Cephalon and any of its Subsidiaries; and provided, further, that an Indemnified Party may be required to make application and provide customary representations and warranties to Cephalon’s or Surviving Corporation’s, as applicable, insurance carrier for the purpose of obtaining such insurance.

      (d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Constituent Documents of CIMA, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 6.10 shall survive the consummation of the Merger.

      (e) If Cephalon or Surviving Corporation or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Cephalon or Surviving Corporation, as applicable, will cause proper provision to be made so that the successors and assigns of Cephalon or Surviving Corporation, as applicable, shall assume the obligations set forth in this Section 6.10.

      (f) The provisions of this Section 6.10 are expressly intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives.

      6.11     Benefit Plans.

      (a) From and after the Effective Time, Cephalon shall, and shall cause its Subsidiaries (including Surviving Corporation), to cause the Benefit Arrangements maintained by any one of them after the Effective Time to recognize, at the least, each Continued Employee’s years of service and employment and level of seniority with any one of them prior to the Effective Time for purposes of eligibility, vesting, benefit accrual and benefit determination under such Benefit Arrangements (other than benefit accruals under any defined benefit pension plan) maintained by any one of them after the Effective Time to the same extent that such years of service and employment and level of seniority were recognized by the Continued Employee’s employer’s substantially similar Benefit Arrangement immediately prior to the Effective Time. Moreover, from and after the Effective Time, Cephalon shall, and shall cause its Subsidiaries (including Surviving Corporation) to, cause each Benefit Plan maintained by any one of them after the Effective Time that a Continued Employee may be eligible to participate in on or after the Effective Time to waive any preexisting condition exclusion with respect to participation and coverage requirements applicable to Continued Employees to the extent that such exclusion did not apply to the Continued Employee prior to the Effective Time under any similar Benefit Plan in which the Continued Employee participated immediately prior to the Effective Time. If after the Effective Time, Cephalon or any of its Subsidiaries (including Surviving Corporation) provides coverage under a group health plan for Continued Employees (including their eligible dependents) that is different from the group health plan in which the Continued Employees participated immediately prior to the Effective Time, then Cephalon shall cause, or shall cause the plan sponsor to cause, such group health plan to credit such Continued Employees, for the current year, with any deductibles and co-payments already incurred during such year under the group health plan in which the Continued Employees participated immediately prior to the Effective Time.

      (b) From and after the Effective Time, Cephalon shall honor, fulfill and discharge and shall cause Surviving Corporation to honor, fulfill and discharge, in accordance with its terms, each Benefit Arrangement and each employment and termination agreement between CIMA and any officer, director or employee of CIMA, in each case in place immediately prior to the Effective Time, including (A) all legal and contractual obligations pursuant to outstanding retirement plans, salary and bonus deferral plans, vested and accrued benefits and similar employment and benefit arrangements and agreements (specifically including all of the “change in control” provisions under Benefit Arrangements of CIMA) and (B) all vacation, personal and sick days accrued by Employees as of the Effective Time. From and after the Effective Time, until the second anniversary of the Effective Time, Cephalon and Surviving Corporation shall not adopt or modify any Benefit Arrangement that would create or enhance any disparity in the aggregate compensation and benefits between similarly situated regular, full time employees of Cephalon on the one hand and of Surviving Corporation on the other hand, other than to reflect local and competitive employment market conditions. However, nothing contained in any of the foregoing provisions of this Section 6.11(b) or elsewhere in this Agreement shall (x) require Cephalon or its Subsidiaries (including Surviving Corporation) to continue (A) any particular compensation or benefits or compensation, benefits or employment agreement for any particular period of time beyond that to which it is contractually bound or (B) any Benefit Arrangement for any particular period of time beyond that to which it is contractually or otherwise legally bound or (y) prevent the amendment, modification or termination of any such compensation or benefits, compensation, benefits or employment agreement or Benefit Arrangement except as may be prohibited by the terms thereof or otherwise by law.

      (c) Prior to the Effective Time, CIMA shall take all action necessary to terminate the CIMA Stock Purchase Plan.

      (d) Prior to the Effective Time, CIMA shall take all action necessary to cause all CIMA Stock Options outstanding immediately prior to the Effective Time to become fully vested and exercisable immediately prior to the Effective Time.

      6.12     Notification of Certain Matters. Cephalon and CIMA shall each give prompt notice to the other party of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, however, that the delivery of any notice pursuant to this Section 6.12 shall not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

      6.13     Exemption from Liability Under Section 16(b). Prior to the Effective Time, the CIMA Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of CIMA who is a CIMA Insider of shares of CIMA Common Stock or CIMA Stock Options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

      6.14     Control of Other Party’s Business. Nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the operations of the other party prior to the consummation of the Merger. Prior to the consummation of the Merger, each of Cephalon and CIMA shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

      6.15     Treasury Regulation Statement. On the Closing Date, CIMA shall deliver to Cephalon a properly executed statement in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in a form reasonably acceptable to Cephalon for purposes of satisfying Cephalon’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

ARTICLE VII

CONDITIONS TO THE MERGER

      7.01     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each of Cephalon, MergerCo and CIMA to consummate the Merger are subject to the fulfillment or written waiver by Cephalon and CIMA before the Effective Time of each of the following conditions:

(a) Stockholder Approval. The CIMA Stockholder Approval shall have been obtained.

(b) HSR Act. Any waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) Regulatory Approvals. Other than filings pursuant to the HSR Act, all consents, approvals and authorizations of any Governmental Authority required of CIMA or any of their Subsidiaries to consummate the Merger, the failure of which to be obtained or taken, individually or in the aggregate, would have a Material Adverse Effect on Cephalon or Surviving Corporation (determined, for purposes of this clause, after giving effect to the Merger), shall have been obtained.

(d) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger or makes illegal the consummation of the Merger (each party agreeing to use its reasonable best efforts, subject to the provisions of Section 6.09, including appealing to higher courts, to have any judgment, decree, injunction or order lifted).

      7.02     Conditions to CIMA’s Obligation. CIMA’s obligation to consummate the Merger is also subject to the fulfillment or written waiver by CIMA before the Effective Time of each of the following conditions:

(a) Cephalon’s Representations and Warranties. The representations and warranties of Cephalon in this Agreement, after giving effect to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and CIMA shall have received a certificate, dated the Closing Date, signed on behalf of Cephalon by the Chief Executive Officer or Chief Financial Officer of Cephalon to that effect.

(b) Performance of Cephalon’s Obligations. Cephalon shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or before the Effective Time; and CIMA shall have received a certificate, dated the Closing Date, signed on behalf of Cephalon by the Chief Executive Officer or Chief Financial Officer of Cephalon to that effect.

      7.03     Conditions to Cephalon’s Obligation. Cephalon’s obligation to consummate the Merger is also subject to the fulfillment or written waiver by Cephalon before the Effective Time of each of the following conditions:

(a) CIMA’s Representations and Warranties. The representations and warranties of CIMA in this Agreement, after giving effect to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and Cephalon shall have received a certificate, dated the Closing Date, signed on behalf of CIMA by the Chief Executive Officer or Chief Financial Officer of CIMA to that effect.

(b) Performance of CIMA’s Obligations. CIMA shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or before the Effective Time; and Cephalon shall have received a certificate, dated the Closing Date, signed on behalf of CIMA by the Chief Executive Officer or Chief Financial Officer of CIMA to that effect.

(c) CIMA Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on CIMA or any event or development that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CIMA.

ARTICLE VIII

TERMINATION

      8.01     Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, whether before or (except as restricted below) after approval of the matters presented in connection with the Merger by the stockholders of CIMA:

(a) Mutual Agreement. By Cephalon or CIMA, with the mutual agreement of the other party, which agreement shall have been approved by action of their respective Boards of Directors;

(b) Breach by Cephalon. By CIMA, if there has occurred and is continuing a breach by Cephalon of any representation, warranty, covenant or agreement contained in this Agreement, after giving effect to the standard set forth in Section 5.02, that (x) would result in a failure of a condition set forth in Section 7.02 (a) or (b) and (y) cannot be cured prior to the Termination Date, provided that CIMA shall have given Cephalon written notice, delivered at least 30 days prior to such termination, stating

CIMA’s intention to terminate this Agreement pursuant to this Section 8.01(b), absent a cure, and the basis for such termination;

(c) Breach by CIMA. By Cephalon, if there has occurred and is continuing a breach by CIMA of any representation, warranty, covenant or agreement contained in this Agreement, after giving effect to the standard set forth in Section 5.02, that (x) would result in a failure of a condition set forth in Section 7.03 (a) or (b) and (y) cannot be cured prior to the Termination Date, provided that Cephalon shall have given CIMA written notice, delivered at least 30 days prior to such termination, stating Cephalon’s intention to terminate this Agreement pursuant to this Section 8.01(c), absent a cure, and the basis for such termination;

(d) Adverse CIMA Action. By Cephalon, if (i) prior to obtaining the CIMA Stockholder Approval, the CIMA Board shall have withdrawn or changed or modified the CIMA Recommendation in a manner adverse to Cephalon, (ii) prior to obtaining the CIMA Stockholder Approval, the CIMA Board shall have approved or recommended to CIMA’s stockholders an Acquisition Proposal, (iii) prior to obtaining the CIMA Stockholder Approval, a tender offer or exchange offer for shares of CIMA Common Stock is commenced (other than by Cephalon or any of its Affiliates) and the CIMA Board fails to recommend that CIMA’s stockholders reject such tender or exchange offer within ten Business Days after receipt of Cephalon’s request to do so, or (iv) for any reason CIMA fails to call, hold or convene the CIMA Meeting by the fifth Business Day prior to the Termination Date (if the CIMA Meeting is required to be held on or prior to such date pursuant to Section 6.02(f)); provided, however, that Cephalon’s right to terminate this Agreement under clause (iv) shall not be available if at such time CIMA would be entitled to terminate this Agreement under Section 8.01(b); provided, further, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to Cephalon after the CIMA Stockholder Approval has been obtained;

(e) [Intentionally Omitted]

(f) Delay. By Cephalon or CIMA, if the Effective Time has not occurred by the close of business on April 30, 2004; provided that (i) in the event that the Proxy Statement has not been cleared by the SEC on or prior to the date (the “SEC Deadline Date”) that is thirty Business Days prior to April 30, 2004, such April 30, 2004 date shall be extended by the number of days after the SEC Deadline Date (not to exceed sixty calendar days) required for the Proxy Statement to be cleared by the SEC and (ii) in the event the Closing has not occurred by April 30, 2004 solely due to the failure to obtain a Requisite Regulatory Approval (excluding the clearance by the SEC of the Proxy Statement), such April 30, 2004 date shall be extended by sixty days whether or not extended pursuant to clause (i) of this Section 8.01(f) (the April 30, 2004, as extended pursuant to the preceding proviso, the “Termination Date”); provided, further, that the right to terminate this Agreement under this Section 8.01(f) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date;

(g) Stockholders Do Not Approve. By Cephalon or CIMA, if the CIMA Stockholder Approval shall not have been obtained at a duly held meeting of the stockholders of CIMA called for such purpose (including any adjournment or postponement thereof); provided that the right to terminate this Agreement under this Section 8.01(g) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure to obtain the CIMA Stockholder Approval;

(h) Denial of Regulatory Approval. By Cephalon or CIMA, if any Governmental Authority of competent jurisdiction shall have issued an order, judgment, decision, opinion, decree or ruling or taken any other action (which the party seeking to terminate shall have used its reasonable best efforts to resist, resolve, annul, quash, or lift, as applicable) permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order, decree, ruling or action shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 8.01(h) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action;

(i) CIMA Superior Proposal. By CIMA, if, prior to receipt of the CIMA Stockholder Approval, the CIMA Board (i) concludes in good faith, following receipt of advice of its outside legal counsel, that the failure to accept a Superior Proposal would result in a breach of its fiduciary duties under applicable law, and (ii) determines to accept such Superior Proposal, but only if CIMA fulfills its obligation to pay a termination fee to Cephalon under Section 8.02 hereof concurrent with such termination; provided, however, that CIMA’s right to terminate this Agreement under this Section 8.01(i) shall not be available if CIMA is then in breach of Section 6.03; or

(j) [Intentionally Omitted.]

      The party desiring to terminate this Agreement pursuant to Section 8.01 (other than pursuant to Section 8.01(a)) shall give written notice of such termination to the other parties.

      8.02     Effect of Termination and Abandonment.

      (a) Limitation of Liability. In the event of any termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become wholly void and of no further force and effect (except with respect to Section 5.03(aa), Section 6.06(b), this Section 8.02 and Article IX, which shall remain in full force and effect) and there shall be no liability on the part of Cephalon, CIMA or MergerCo, except with respect to Section 5.03(aa), Section 6.06(b), this Section 8.02 and Article IX and with respect to any Liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement (after giving effect to the standard in Section 5.02).

      (b) CIMA Expenses. CIMA and Cephalon agree that if this Agreement is terminated pursuant to Section 8.01(b), then Cephalon shall pay to CIMA an amount equal to the sum of CIMA’s Expenses up to an amount equal to $5,500,000.

      (c) Cephalon Expenses. CIMA and Cephalon agree that if this Agreement is terminated pursuant to Section 8.01(c), then CIMA shall pay to Cephalon an amount equal to the sum of Cephalon’s Expenses up to an amount equal to $5,500,000.

      (d) Payment of Expenses. Payment of Expenses pursuant to Sections 8.02(b) or 8.02(c) shall be made not later than two Business Days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the ninetieth (90th) day after such party delivers such notice of demand for payment).

      (e) [Intentionally Omitted.]

      (f) CIMA Termination Fee. CIMA agrees to pay to Cephalon (without duplication) the fees set forth below under the following circumstances:

(1) If (A) this Agreement is terminated pursuant to Section 8.01(g) or 8.01(d)(iii) and (B) after the date hereof, but prior to the time of the CIMA Meeting, an Acquisition Proposal relating to CIMA had been publicly proposed or publicly announced, and (C) on or prior to the twelve-month anniversary of the termination of this Agreement, CIMA consummates, or enters into an agreement providing for, a Competing Transaction, CIMA shall pay Cephalon a fee of $16,250,000 at the earlier of the time CIMA consummates, or enters into the agreement providing for a Competing Transaction.

(2) If Cephalon terminates this Agreement pursuant to Section 8.01(d)(i), 8.01(d)(ii) or 8.01(d)(iv), CIMA shall pay Cephalon a fee of $16,250,000 within two Business Days following termination.

(3) CIMA shall pay to Cephalon a fee of $16,250,000 prior to or concurrently with any termination of this Agreement by CIMA pursuant to Section 8.01(i). In no event shall fees payable by CIMA pursuant to Section 8.02(c) and this Section 8.02(f) exceed $16,250,000.

      (g) Cephalon Termination Fee. If this Agreement is terminated pursuant to (i) Section 8.01(f) as a result of the failure of a condition set forth in Sections 7.01(b) or 7.01(d) to be satisfied on or before the Termination Date or (ii) Section 8.01(h), Cephalon shall pay to CIMA a fee of $16,250,000 within two Business Days following termination.

      (h) All payments to be made by a party under this Section 8.02 shall be made by wire transfer of immediately available funds to an account designated by the other party.

      (i) The parties each agree that the agreements contained in this Section 8.02 are integral parts of the transaction contemplated by this Agreement and that, without these agreements, neither CIMA nor Cephalon would enter into this Agreement. Accordingly, if a party fails to promptly pay the other party an amount due under this Section 8.02, such failing party shall pay the costs and expenses of such other party (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or legal action, taken to collect payment, together with interest on the amount of the payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

ARTICLE IX

MISCELLANEOUS

      9.01     Survival. The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Section 2.04, Article III, Sections 6.04, 6.06(b), 6.10, 6.11 and this Article IX).

      9.02     Waiver; Amendment. At any time before the Effective Time, whether before or after the CIMA Stockholder Approval is obtained, any provision of this Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement; provided, however, that after the CIMA Stockholder Approval is obtained, there shall not be made any amendment or waiver that by law or the listing requirements of Nasdaq requires further approval by the stockholders of CIMA without such further approval first being obtained. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

      9.03     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original.

      9.04     Governing Law. This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within that State, without regard to the conflicts of laws principles of any State.

      9.05     Expenses. Subject to Section 8.02, in the event that the Merger is not consummated pursuant to this Agreement, each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that Cephalon and CIMA will each bear and pay one-half of the following expenses: (i) the costs (excluding the fees and disbursements of Representatives) incurred in connection with the preparation (including copying and printing and distributing) of the Proxy Statement and applications to Governmental Authorities for the approval of the Merger and (ii) all listing, filing or registration fees, including fees paid for filing the Proxy Statement with the SEC, filing fees for the HSR Act notices and any other fees paid for filings with Governmental Authorities.

      9.06     Notices. All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, facsimile transmitted (with confirmation), five Business Days after mailing by registered or certified mail (return receipt requested), or one Business Day after overnight mailing by reputable overnight courier, to the Persons and addresses set forth below or such other place as such party may specify by notice.

      If to Cephalon or MergerCo, to:

Cephalon, Inc.
145 Brandywine Parkway
West Chester, Pennsylvania 19380

Attention:	John E. Osborn, Senior Vice President, General Counsel and Secretary

Facsimile: (610) 738-6258

      with a copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
Attention: Richard A. Silfen
Facsimile: (215) 963-5001

      If to CIMA, to:

CIMA LABS INC.
10000 Valley View Road
Eden Prairie, Minnesota 55344-9361
Attention: Steven B. Ratoff, Chief Executive Officer
Facsimile: (952) 947-8711

      with a copy to:

Latham & Watkins LLP
650 Town Center Drive, Suite 2000
Costa Mesa, California 92626-1918
Attention: Patrick T. Seaver
Charles K. Ruck
R. Scott Shean
Facsimile: (714) 755-8290

      9.07     Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made, other than the Confidentiality Agreement, which will survive the execution and delivery of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement. Except for Section 6.10, which is intended to benefit the Indemnified Parties to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any Person other a party to this Agreement.

      9.08     Severability. If any provision of this Agreement or the application thereof to any Person (including the officers and directors of Cephalon or CIMA) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties. Prior to the termination of this Agreement in accordance with its terms, the absence of a vote, approval or adoption by the stockholders of Cephalon or CIMA will not render invalid or inoperative any provision hereof not specifically required to be contained in the plan of merger to be adopted by such stockholders pursuant to the applicable provisions of the DGCL.

      9.09     Submission to Jurisdiction; Waivers. Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), or (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

      9.10     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

      9.11     Acknowledgment. Each party hereto acknowledges and agrees that any controversy which may arise under this agreement is likely to involve complicated and difficult issues, and therefore it hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this agreement and any of the agreements delivered in connection herewith or the transactions contemplated hereby or thereby. Each party hereto certifies and acknowledges that (a) no representative, agent or attorney of any party hereto has represented, expressly or otherwise, that such party would not, in the event of litigation, seek to enforce either of such waivers, (b) it understands and has considered the implications of such waivers, (c) it makes such waivers voluntarily, and (d) it has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 9.11.

      9.12     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of each other party hereto, and any attempt to make any such assignment without such consent shall be null and void.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

      IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

CEPHALON, INC.

By:	/s/ FRANK BALDINO, JR. ______________________________________ Name: Frank Baldino, Jr., Ph.D. Title: Chairman and Chief Executive Officer

CIMA LABS INC.

By:	/s/ STEVEN B. RATOFF ______________________________________ Name: Steven B. Ratoff Title: Interim Chief Executive Officer

MERGERCO

By:	/s/ FRANK BALDINO, JR. ______________________________________ Name: Frank Baldino, Jr., PhD. Title: President

AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE

ANNEX B

November 3, 2003

Board of Directors

CIMA LABS INC.
10000 Valley View Road
Eden Prairie, Minnesota 55344

Gentlemen:

      Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to CIMA LABS INC. (the “Company”) in connection with the proposed acquisition of the Company by Cephalon, Inc. (“Cephalon”) through the merger of the Company and C MergerCo, Inc. (“Merger Sub”), a wholly-owned subsidiary of Cephalon, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 3, 2003, by and between Cephalon, the Company, and Merger Sub, which provides, among other things, for the merger of Merger Sub with and into the Company (the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Cephalon. We understand that, pursuant to the Transaction, each issued and outstanding share of common stock, par value $0.01, of the Company (“Company Common Stock”), other than shares of Company Common Stock held by the Company or owned by Cephalon or Merger Sub, will be converted into the right to receive $34.00 in cash, without interest (the “Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

      You have requested Deutsche Bank’s opinion, as investment bankers, as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the Company Common Stock.

      In connection with Deutsche Bank’s role as financial advisor to the Company, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning the Company and certain internal analyses and other information furnished to it by the Company. Deutsche Bank has also held discussions with members of the senior management of the Company regarding the businesses and prospects of the Company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for the Company Common Stock, (ii) compared certain financial and stock market information for the Company with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

      Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions in effect on, and the information made available to it as of, the date hereof.

      For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of CIMA, Cephalon and Merger Sub contained in the Merger

B-1

CIMA LABS INC.
November 3, 2003

Agreement are true and correct, the Company, Cephalon and Merger Sub will each perform all of the covenants and agreements to be performed under the Merger Agreement and all conditions to the obligations of each of the Company and Cephalon to consummate the Transaction will be satisfied without any waiver thereof.

      Deutsche Bank was not authorized by the Company or its Board of Directors to solicit, and did not solicit, third-party indications of interest with respect to the acquisition of all or any part of the Company or any other extraordinary transaction involving the Company.

      This opinion is addressed to, and for the use and benefit of, the Board of Directors of the Company and is not a recommendation to any stockholders of the Company as to how such stockholder should vote with respect to the Transaction or any matter contemplated by the Merger Agreement. This opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of the Company Common Stock, and Deutsche Bank expresses no opinion as to the relative merits of the Transaction or any other business strategy for the Company or as to the underlying decision by the Company to engage in the Transaction.

      Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, the majority of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking or other financial services to the Company or its affiliates for which the DB Group has received compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company and Cephalon for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

      Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as of the date hereof as investment bankers that the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

Very truly yours,

/s/ Deutsche Bank Securities Inc.

DEUTSCHE BANK SECURITIES INC.

B-2

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

      SECTION 262.     Appraisal Rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

CIMA LABS INC.

SPECIAL MEETING OF STOCKHOLDERS
Tuesday, June 15, 2004
3:00 p.m.

Sheraton Bloomington Hotel
Minneapolis South
7800 Normandale Boulevard
Bloomington, Minnesota 55439-3145

CIMA LABS INC.
10000 Valley View Road
Eden Prairie, Minnesota 55344	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CIMA LABS INC.

SPECIAL MEETING OF STOCKHOLDERS

June 15, 2004

By signing below, you, as a stockholder of CIMA LABS INC., hereby appoint Steven B. Ratoff and James C. Hawley, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on your behalf and in your name, to represent you at the Special Meeting of Stockholders of CIMA LABS INC., to be held on June 15, 2004, and at any adjournments or postponements thereof, and to vote all of your shares of Common Stock on all matters to be considered at the meeting which you would be entitled to vote if personally present. The meeting will begin at 3:00 p.m., Minnesota time, at the Sheraton Bloomington Hotel, Minneapolis South, 7800 Normandale Boulevard, Bloomington, Minnesota 55439-3145.

THIS PROXY WILL BE VOTED IN THE MANNER YOU DIRECT OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSAL 1, 2 AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING (OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF) OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

YOUR VOTE IS IMPORTANT

PLEASE SIGN AND RETURN THIS CARD PROMPTLY

ò Please detach here ò

The Board of Directors Recommends a Vote FOR the Proposals.

1.	Proposal to adopt the Agreement and Plan of Merger, dated as of November 3, 2003, among CIMA LABS INC., Cephalon, Inc. and C MergerCo, Inc., a wholly-owned subsidiary of Cephalon, Inc., pursuant to which C MergerCo, Inc. will be merged with and into CIMA LABS INC. and each share of common stock of CIMA LABS INC. outstanding immediately prior to the effective time of the merger will be converted into the right to receive $34.00 in cash, without interest.	☐ For	☐ Against	☐ Abstain

2.	To consider and vote on any proposal to adjourn or postpone the special meeting to a later date, including to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.	☐ For	☐ Against	☐ Abstain

3.	In their discretion, upon such other business as may properly come before the Special Meeting, or any postponement or adjournment thereof.

After you have marked and dated this proxy, please sign exactly as your name appears on this card and return this card promptly in the enclosed envelope. If the shares being voted are registered in the names of two or more persons, whether as joint tenants, as community property or otherwise, both or all of such persons should sign. If you are signing as attorney, executor, administrator, trustee or guardian or if you are signing in another fiduciary capacity, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership name by authorized person.

Mark here for address change and note below: ☐	Date

Signature(s) in Box

Title